UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
TRANSKARYOTIC THERAPIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐    No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Transkaryotic Therapies, Inc.
700 Main Street
Cambridge, Massachusetts 02139
June 27, 2005
MERGER PROPOSED — YOUR VOTE IS IMPORTANT
Dear Stockholder:
      You are cordially invited to attend a special meeting of the stockholders of Transkaryotic Therapies, Inc., which will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on July 27, 2005, at 9:00 a.m., local time.
      At the special meeting, we will ask you to consider and vote on a proposal to adopt a merger agreement that we entered into with Shire Pharmaceuticals Group plc and a wholly owned subsidiary of Shire on April 21, 2005. If our stockholders adopt the merger agreement and the merger is completed, we will become a wholly owned subsidiary of Shire, and you will be entitled to receive $37.00 in cash, without interest, for each share of our common stock that you own.
      After careful consideration, our board of directors has approved the merger agreement and determined that the merger and the merger agreement are fair to, advisable and in the best interests of our company and our stockholders. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.
      The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read these materials carefully.
      Your vote is very important. Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, a failure to vote will have the same effect as a vote against the adoption of the merger agreement.
      Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. This action will not limit your right to vote in person at the special meeting.
      Thank you for your cooperation and your continued support of Transkaryotic Therapies, Inc.

Sincerely,

David D. Pendergast, Ph.D.
President and Chief Executive Officer
      This proxy statement is dated June 27, 2005 and is first being mailed to stockholders on or about June 27, 2005.

TRANSKARYOTIC THERAPIES, INC.
700 Main Street
Cambridge, Massachusetts 02139
(617) 349-0200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On July 27, 2005
To the Stockholders of Transkaryotic Therapies, Inc.:
          We will hold a special meeting of the stockholders of Transkaryotic Therapies, Inc. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on July 27, 2005, at 9:00 a.m., local time to consider and act upon the following matters:

1. To adopt the Agreement and Plan of Merger dated as of April 21, 2005, among Transkaryotic Therapies, Inc., Shire Pharmaceuticals Group plc and Sparta Acquisition Corp., a wholly owned subsidiary of Shire;

2. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.
          Only holders of record of our common stock as of the close of business on June 10, 2005 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to adopt the merger agreement.
          If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” approval of the adjournment proposal.
       The TKT board of directors recommends that stockholders vote “FOR” adoption of the merger agreement.
      Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the procedures under the General Corporation Law of the State of Delaware explained in the accompanying proxy statement. See “Appraisal Rights.”

By Order of the Board of Directors,

Tamara L. Joseph
Secretary
Cambridge, Massachusetts
June 27, 2005
WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the special meeting of stockholders and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should still carefully read this entire proxy statement, including each of the annexes.
In this proxy statement, the terms “we,” “us,” “our,” “our company,” and “TKT” refer to Transkaryotic Therapies, Inc. and the term “Shire” refers to Shire Pharmaceuticals Group plc.
The Special Meeting

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What will I be asked to vote upon at the special meeting?

A.	You will be asked to vote on the adoption of the merger agreement that we have entered into with Shire Pharmaceuticals Group plc, pursuant to which a wholly owned subsidiary of Shire will be merged with and into us and we will become a wholly owned subsidiary of Shire. We will also be asking you to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of adoption of the merger agreement.

Q.	What vote is required for TKT’s stockholders to adopt the merger agreement?

A.	In order to adopt the merger agreement, holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting must vote “FOR” adoption of the merger agreement.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our common stock as of the close of business on June 10, 2005 are entitled to vote at the special meeting.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy card.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q.	What if I do not vote?

A.	If you fail to vote by proxy or in person, it will have the same effect as a vote “AGAINST” adoption of the merger agreement. Failure to vote will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” approval of the adjournment proposal.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

i

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of TKT stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting of stockholders and vote your shares of common stock in person. If you hold shares in “street name,” you must provide a proxy executed by your bank or broker in order to vote your shares at the meeting.
The Merger

Q.	What is the proposed transaction?

A.	Shire will acquire us by merging a subsidiary of Shire into us, and we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Shire.

Q.	If the merger is completed, what will I be entitled to receive for my shares of TKT common stock and when will I receive it?

A.	You will be entitled to receive $37.00 in cash, without interest, for each share of our common stock that you own.

After the merger closes, Shire will arrange for a letter of transmittal to be sent to each stockholder. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal, that stockholder’s stock certificates and any other required documentation.

Q.	Am I entitled to dissenters’ or appraisal rights?

A.	Yes. Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. However, Shire’s obligation to consummate the merger is subject to the condition that holders of no more than 15% of our outstanding common stock shall have demanded appraisal of their shares in accordance with the General Corporation Law of the State of Delaware. For additional information about appraisal rights, see “Appraisal Rights” on page 53 of this proxy statement.

Q.	Why is the board of directors recommending the merger?

A.	Our board of directors believes that the merger and the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of TKT and its stockholders and recommends that you adopt the merger agreement. For a more detailed explanation of the factors that our board of directors considered in determining whether to recommend the merger, see “Reasons for the Merger and Recommendation of the Board of Directors” on page 15 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. For a more detailed explanation of the tax consequences of the merger, see “Material

ii

U.S. Federal Income Tax Consequences” on page 33 of this proxy statement. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	When is the merger expected to be completed?

A.	We expect to complete the merger as promptly as practicable after the special meeting and following satisfaction of all conditions, including adoption of the merger agreement by our stockholders and approval of the merger by the shareholders of Shire.

Q.	Should I send in my stock certificates now?

A.	No. After the merger closes, Shire will arrange for a letter of transmittal containing detailed instructions to be sent to each stockholder. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal accompanied by that stockholder’s stock certificates and any other required documentation.

PLEASE DO NOT SEND YOUR TKT STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Innisfree M&A Incorporated, our proxy solicitor at (212) 750-5833.

iii

SUMMARY
      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement and the annexes to this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.
The Companies
TRANSKARYOTIC THERAPIES, INC.
700 Main Street
Cambridge, Massachusetts 02139
(617) 349-0200
www.tktx.com
      Transkaryotic Therapies, Inc., or TKT, a corporation organized under the laws of the state of Delaware, is a biopharmaceutical company researching, developing and commercializing therapeutics primarily for the treatment of rare genetic diseases caused by protein deficiencies. TKT has approval to market and sell Replagaltm, our enzyme replacement therapy for the long-term treatment of Fabry disease, in 34 countries outside of the United States. Our most advanced active clinical programs include iduronate-2-sulfatase, or I2S, our enzyme replacement therapy for the treatment of Hunter syndrome, and Gene-Activated® glucocerebrosidase, or GA-GCB, our enzyme replacement therapy for the treatment of Gaucher disease. We recently completed and released positive top-line data from a Phase III clinical trial of I2S. We also recently completed a Phase I/II clinical trial of GA-GCB and are analyzing the data from this trial. In addition to our focus on rare genetic diseases, in the European Union, we also intend to commercialize Dynepotm, our gene-activated erythropoietin product for anemia related to kidney disease that we developed with Aventis Pharmaceuticals, Inc. Gene-Activated® and TKT® are registered trademarks and Replagaltm is a trademark of TKT. Dynepotm is a trademark of Aventis Pharmaceuticals, Inc. Our common stock is quoted on The NASDAQ National Market under the symbol “TKTX.”
SHIRE PHARMACEUTICALS GROUP PLC
SPARTA ACQUISITION CORP.
Hampshire International Business Park
Chineham Basingstoke
Hampshire RG24 8EP
United Kingdom
Tel +44 (0)1256 89400
www.shire.com
      Shire Pharmaceuticals Group plc, or Shire, a corporation organized under the laws of England and Wales, is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on the research, development and marketing of products in its chosen therapeutic areas. Shire has operations in the world’s key pharmaceutical markets (the United States, Canada, the United Kingdom, France, Italy, Spain and Germany). Shire’s ordinary shares are traded on the London Stock Exchange. American Depositary Shares representing Shire’s ordinary shares are quoted on The Nasdaq National Market under the symbol “SHPGY.” Exchangeable shares in Shire Acquisition Inc., which are convertible into ordinary shares of Shire or into American Depositary Shares representing ordinary shares of Shire, are traded on the Toronto Stock Exchange.
      Sparta Acquisition Corp., a corporation organized under the laws of the State of Delaware, which we refer to as the Merger Subsidiary, is a newly formed, wholly owned subsidiary of Shire. The Merger Subsidiary has not engaged in any prior activities other than in connection with or as contemplated by the merger agreement.

The Merger (page 11)
      Upon the terms and subject to the conditions of the merger agreement, the Merger Subsidiary will be merged with and into us, and each holder of shares of our common stock will be entitled to receive $37.00 in cash, without interest, for each share of our common stock held by such holder immediately prior to the merger upon surrender of his or her stock certificate(s). As a result of the merger, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Shire. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.
The Special Meeting (page 9)
      The special meeting will be held on July 27, 2005, at 9:00 a.m., local time at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement that we have entered into with Shire. We will also be asking our stockholders to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption of the merger agreement.
Vote Required (page 9)
      Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” adoption of the merger agreement.
      A vote of a majority of the stockholders present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the adoption of the merger agreement. Failure to vote, by proxy or in person, will have no effect on the approval of the adjournment proposal.
Voting Agreement (page 10)
      At Shire’s request, Warburg Pincus & Co. and certain of its affiliates, which together own approximately 14% of the outstanding shares of our common stock, have entered into a voting agreement, a copy of which is attached as Annex C to this proxy statement, pursuant to which they have agreed to vote their shares of our common stock to adopt the merger agreement and against any other proposal or offer to acquire our company.
Our Board’s Recommendation (page 9)
      A majority of our board of directors approved the merger and the merger agreement and the transactions contemplated thereby and determined that the merger and the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of our company and our stockholders. Accordingly, our board of directors recommends that our stockholders vote “FOR” adoption of the merger agreement at the special meeting.
Opinions of Financial Advisors to the Board of Directors (page 18)
      SG Cowen & Co., LLC, which we refer to as SG Cowen, and Banc of America Securities LLC, which we refer to as Banc of America Securities, each delivered to our board of directors an opinion that, as of the date of the opinion and subject to the various assumptions and limitations set forth therein, the consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders.
Conditions to the Merger (page 42)
      Neither we nor Shire are required to complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	the adoption of the merger agreement by our stockholders;

•	the approval of the merger by the shareholders of Shire;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, which we refer to as the HSR Act;

•	the absence of any applicable law or legal ruling that would prohibit the consummation of the merger; and

•	other customary closing conditions specified in the merger agreement.
      In addition, Shire is not required to complete the merger if holders of more than 15% of the outstanding shares of our common stock demand appraisal of their shares in accordance with the General Corporation Law of the State of Delaware.
No Solicitation (page 40)
      We have agreed that neither we nor any of our representatives will, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any third-party offer, inquiry or proposal relating to the acquisition of 20% or more of our stock or consolidated assets;

•	enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to us or any of our subsidiaries or afford access to our business, properties, assets, books or records or those of any of our subsidiaries to knowingly facilitate, or otherwise cooperate in any way with, any third party that has made, or has informed us of any intention to make, or has publicly announced an intention to make, any offer, inquiry or proposal relating to the acquisition of 20% or more of our stock or consolidated assets;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of our or our subsidiaries’ equity securities;

•	approve any transaction under, or any entity becoming an interested stockholder under, Section 203 of the General Corporation Law of the State of Delaware; or

•	enter into any agreement with respect to a third-party offer, inquiry or proposal relating to the acquisition of 20% or more of our stock or consolidated assets.
      However, under specified circumstances, we may:

•	engage in negotiations or discussions with any third party that, subject to our compliance with the non-solicitation provisions described above, has made an offer, inquiry or proposal relating to the acquisition of 20% or more of our stock or consolidated assets that our board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, constitutes or could reasonably be expected to lead to an offer or proposal relating to the acquisition of 50% or more of our stock or consolidated assets that is more favorable to our stockholders than the merger agreement, based on specified criteria; and/or

•	furnish to that third party nonpublic information relating to us or any of our subsidiaries pursuant to a confidentiality agreement with terms generally no less favorable to us than those contained in a confidentiality agreement that we entered into with Shire.
      We may not take any of the actions described above unless we have delivered to Shire a written notice advising Shire that we intend to take that action. In addition, we must notify Shire promptly, but in any event within 24 hours, after we receive any offer, inquiry or proposal relating to the acquisition of 20% or more of our stock or consolidated assets or any request for nonpublic information regarding us or access to our business, books or records by any third party that has made, or has informed us or publicly announced an intention to make, an offer, inquiry or proposal relating to the acquisition of 20% or more of our stock or consolidated assets, and we must keep Shire reasonably informed of the status of any such offer, inquiry, proposal or request.

      In addition, our board of directors may not recommend the adoption of any third-party offer or proposal relating to the acquisition of 20% or more of our stock or consolidated assets, determine that the merger agreement or the merger is no longer advisable, withdraw or modify in any manner adverse to Shire or the Merger Subsidiary the recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement, recommend that our stockholders reject the merger agreement, the merger or any of the other transactions contemplated by the merger agreement or resolve, agree or propose publicly to take any such actions. However, at any time before our stockholders adopt the merger agreement, our board of directors may take any such action if our board of directors determines in good faith, after consultation with outside counsel, that it must take such action to comply with its fiduciary duties to our stockholders under applicable law.
Termination of the Merger Agreement (page 44)
      We and Shire may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our stockholders have adopted the merger agreement.
      Either we or Shire can terminate the merger agreement if:

•	the merger has not been consummated on or before December 31, 2005, unless the failure of the merger to be consummated by that time is due to the terminating party’s breach of any provision of the merger agreement;

•	there is a law or final nonappealable legal ruling that prohibits the consummation of the merger;

•	our stockholders fail to adopt the merger agreement at the special meeting, or any adjournment of the special meeting; or

•	Shire’s shareholders fail to approve the merger at the shareholder meeting held for that purpose, or any adjournment of that meeting.
      Shire can terminate the merger agreement if:

•	the condition to Shire’s obligation to close the merger relating to the accuracy of our representations and warranties and compliance with our obligations under the merger agreement cannot be satisfied by December 31, 2005 as a result of our breach of any representation or warranty or failure to perform in any material respect any material obligation in the merger agreement or we willfully and materially breach our non-solicitation obligation or our obligation to call and hold the special meeting; or

•	our board of directors recommends the approval or adoption of any third-party offer or proposal relating to the acquisition of 20% or more of our stock or consolidated assets, determines that the merger agreement or the merger is no longer advisable, withdraws or modifies in any manner adverse to Shire or the Merger Subsidiary its recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement, recommends that our stockholders reject the merger agreement, the merger or any of the other transactions contemplated by the merger agreement or resolves, agrees or proposes publicly to take any such action or if our board of directors fails to call and hold the special meeting.
      We can terminate the merger agreement if:

•	prior to stockholder adoption of the merger agreement, in order to accept a third-party offer or proposal relating to the acquisition of 50% or more of our stock or consolidated assets that is more favorable to our stockholders than the merger agreement:

•	either Shire does not make an offer within 48 hours of receiving our notice to amend the terms of the merger agreement to include terms that are at least as favorable to our stockholders as the competing proposal or Shire makes a new offer that does meet these criteria, but our board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, that the terms of the competing proposal are more favorable than the terms of Shire’s new offer, based on specified criteria, and

•	we pay Shire the termination fee described below;

•	the condition to our obligation to close the merger relating to the accuracy of Shire’s representations and warranties and compliance by Shire and the Merger Subsidiary with their obligations under the merger agreement cannot be satisfied by December 31, 2005 as a result of Shire’s breach of any representation or warranty or failure by Shire or the Merger Subsidiary to perform in any material respect any material obligation in the merger agreement; or

•	Shire’s board of directors fails to make, withdraws or modifies in a manner adverse to us its recommendation of the merger, recommends that Shire’s shareholders reject the merger or resolves, agrees or publicly proposes to take any such action or if Shire’s board of directors fails to call and hold a shareholder meeting to approve the merger.
Termination Fee (page 45)
      We will be required to pay Shire a termination fee of $52 million, which may be reduced to $16 million in the circumstances described below, plus up to $4 million of Shire’s expenses relating to the transactions contemplated by the merger agreement if:

•	Shire terminates the merger agreement because our board of directors recommends the approval or adoption of any third-party offer or proposal relating to the acquisition of 20% or more of our stock or consolidated assets, determines that the merger agreement or the merger is no longer advisable, withdraws or modifies in any manner adverse to Shire or the Merger Subsidiary its recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement, recommends that our stockholders reject the merger agreement, the merger or any of the other transactions contemplated by the merger agreement or resolves, agrees or proposes publicly to take any such action or if our board of directors fails to call and hold the special meeting;

•	we terminate the merger agreement to accept a third-party offer or proposal relating to the acquisition of 50% or more of our stock or consolidated assets as described above;

•	we enter into a definitive written agreement with respect to, recommend to our stockholders or consummate, a third-party offer or proposal relating to the acquisition of 45% or more of our stock or consolidated assets within 12 months of the termination of the merger agreement due to the failure to complete the merger by December 31, 2005, if prior to that termination a third party made an acquisition proposal of a similar type; or

•	we enter into a definitive written agreement with respect to, recommend to our stockholders or consummate, a third-party offer or proposal relating to the acquisition of 33 1/3% or more of our stock or consolidated assets or for the transfer, sale, lease, license or other transaction for a material portion of the Dynepo assets licensed under our license agreement with Shire within 12 months of the termination of the merger agreement due to the failure of our stockholders to adopt the merger agreement at the special meeting, if prior to our stockholder meeting a third party made an acquisition proposal of a similar type.
      Notwithstanding the foregoing, if we are obligated to pay a termination fee solely as a result of a transfer, sale, lease, license or other transaction involving a material portion of the Dynepo assets licensed under our license agreement with Shire being deemed an acquisition proposal within the meaning of the immediately preceding bullet, then we will only be required to pay Shire a termination fee of $16 million plus up to $4 million of Shire’s expenses relating to the transactions contemplated by the merger agreement.

      Shire is required to pay us a termination fee of $40 million if:

•	the merger agreement is terminated by either us or Shire due to the merger not being approved in accordance with the requirements of the listing rules of the U.K. Listing Authority by Shire’s shareholders; or

•	the merger agreement is terminated by us because Shire’s board of directors fails to make, withdraws or modifies in a manner adverse to us its recommendation of the merger, recommends that Shire’s shareholders reject the merger or resolves, agrees or publicly proposes to take any such action or because Shire’s board of directors fails to call and hold a shareholder meeting to approve the merger.
Regulatory Matters (page 33)
      Under the provisions of the HSR Act, we and Shire may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and Shire each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on May 11, 2005. The waiting period expired on June 10, 2005. We and Shire do not believe that any foreign antitrust approvals are required to consummate the merger.
Stock Options (page 35)
      Upon completion of the merger, each outstanding option to purchase shares of our common stock, whether vested or unvested, will be cancelled in consideration for a cash payment, without interest, equal to the excess of $37.00 over the per share exercise price for the option multiplied by the number of shares subject to the option, other than certain options granted after April 21, 2005 in connection with offers of employment, which will be cancelled and replaced with options to purchase ordinary shares of Shire.
Interests of Our Directors and Executive Officers in the Merger (page 30)
      In considering the recommendation of our board of directors with respect to the adoption of the merger agreement and the approval of the merger, you should be aware that our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our stockholders.
Dynepo License Agreement (page 48)
      In connection with entering into the merger agreement, we entered into an exclusive license agreement with Shire under which we granted to Shire the right to develop and manufacture our Dynepo product and distribute and sell Dynepo outside of North America. The license agreement is attached as Annex B to this proxy statement. The license agreement will only take effect if the merger agreement is terminated under one of the following circumstances:

•	by either us or Shire after a failure of Shire’s shareholders to approve the merger;

•	by us if the condition to our obligation to close the merger relating to the accuracy of Shire’s representations and warranties and compliance by Shire and the Merger Subsidiary with their obligations under the merger agreement cannot be satisfied by December 31, 2005 as a result of Shire’s breach of any representation or warranty or failure by Shire or the Merger Subsidiary to perform in any material respect any material obligation in the merger agreement;

•	by us if Shire’s board of directors fails to make, withdraws or modifies in a manner adverse to us its recommendation of the merger, recommends that Shire’s shareholders reject the merger or resolves, agrees or publicly proposes to take any such actions or if Shire’s board of directors fails to call and hold a shareholder meeting to approve the merger; or

•	by Shire if the condition to Shire’s obligation to close the merger relating to the accuracy of our representations and warranties and compliance with our obligations under the merger agreement cannot be satisfied by December 31, 2005 as a result of our breach of any representation or warranty or failure to perform in any material respect any material obligation in the merger agreement and our representation in the merger agreement regarding our I2S product for the treatment of Hunter syndrome is among the provisions alleged to have been breached.
      Under the license agreement, Shire has agreed to pay us an up-front license fee of $450 million upon the effectiveness of the license agreement and to pay all amounts due to third parties in connection with Shire’s exercise of its rights under the license agreement, including any royalties due to Aventis Pharmaceuticals, Inc. under our license agreement with Aventis. Pursuant to the agreement with Aventis, $86 million of the $450 million up-front license fee will be paid directly to Aventis.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the requirement that our stockholders adopt the merger agreement with Shire;

•	the requirement that the shareholders of Shire approve the merger;

•	failure to satisfy other conditions to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees; and

•	other risks detailed in our current filings with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 and our most recent Quarterly Report on Form 10-Q.
      See “Where You Can Find More Information” on page 61. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF STOCKHOLDERS
      We are furnishing this proxy statement to you, as a holder of our common stock, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders.
Date, Time and Place of the Special Meeting
      The special meeting of stockholders of TKT will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on July 27, 2005, at 9:00 a.m., local time.
Purpose of the Special Meeting
      The purpose of the special meeting is:

•	to consider and vote on the proposal to adopt the Agreement and Plan of Merger dated as of April 21, 2005, among TKT, Shire and a wholly owned subsidiary of Shire, a copy of which is attached as Annex A to this proxy statement;

•	to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.
Our Board’s Recommendation
      Our board of directors approved the merger and the merger agreement and the transactions contemplated thereby and determined that the merger and the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of our company and our stockholders. Accordingly, our board of directors recommends that our stockholders vote “FOR” adoption of the merger agreement at the special meeting.
Record Date; Stock Entitled to Vote
      The holders of record of shares of our common stock as of the close of business on June 10, 2005, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were approximately 35,624,361 shares of our common stock outstanding held by approximately 105 stockholders of record.
Quorum
      A quorum of our stockholders is necessary to have a valid stockholders’ meeting. The required quorum for the transaction of business at the special meeting is the presence (in person or represented by proxy) of holders representing a majority of the shares of our common stock issued and outstanding as of the record date. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies.
Vote Required
      The adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote at the special meeting.
      Each holder of a share of our common stock is entitled to one vote per share. Failure to vote your proxy or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement.

      Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement.
      The approval of a proposal to adjourn the special meeting would require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting. Failure to vote your proxy or to vote in person will have no effect on the approval of the adjournment proposal.
Voting Agreement
      At Shire’s request, Warburg Pincus & Co. and certain of its affiliates, which together own approximately 14% of the outstanding shares of our common stock, have entered into a voting agreement, a copy of which is attached as Annex C to this proxy statement, pursuant to which they have agreed to vote their shares of our common stock to adopt the merger agreement and against any other proposal or offer to acquire our company.
      If the merger agreement is terminated for any reason, including by us in order to accept an offer from a third party that our board of directors determines to be more favorable to our stockholders than the merger agreement, the voting agreement will also terminate.
Voting
      Holders of record of our common stock may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” adoption of the merger agreement and “FOR” approval of any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.
      Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Innisfree M&A Incorporated, our proxy solicitor, at (212) 750-5833.
      Stockholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.
Revocability of Proxies
      You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of TKT at 700 Main Street, Cambridge, Massachusetts 02139, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.
Solicitation of Proxies
      In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.
      We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $12,500 plus expenses relating to the solicitation.
Other Business
      We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.
THE MERGER
Background of the Merger
      On October 13, 2004, Michael Astrue, who was our Chief Executive Officer at the time, met with Matthew Emmens, Shire’s Chief Executive Officer, and Barbara Deptula, Shire’s Executive Vice President, Business Development. At this meeting, the parties discussed potential strategic transactions between Shire and our company. In connection with this meeting, we entered into a confidentiality agreement with Shire, which imposed standstill obligations on both parties.
      Following that meeting and as part of our efforts to enter into a strategic alliance for Dynepo, which we had begun in the spring of 2004, our representatives met with representatives of Shire on November 5, 2004 and December 1, 2004 to discuss a potential alliance for Dynepo. During this period, we also had similar discussions with other potential Dynepo licensees.
      On November 15, 2004, Mr. Emmens communicated to Wayne Yetter, who was the chairman of our board of directors at the time, Shire’s interest in pursuing an acquisition of our company.
      As a result of this contact, on November 24, 2004, our board of directors held a special meeting by telephone conference. At the meeting, our board discussed Shire’s interest in an acquisition of our company. Our board authorized us to engage SG Cowen & Co., LLC to act as our financial advisor in connection with pursuing further discussions with Shire and other strategic alternatives. On December 13, 2004, we entered into an engagement letter with SG Cowen.
      Following the November 24, 2004 board meeting, SG Cowen held a number of discussions with Goldman, Sachs & Co., Shire’s financial advisor, regarding the process to be followed in connection with Shire’s interest in a possible acquisition of our company.
      On December 6, 2004, Mr. Emmens sent a letter to Mr. Astrue proposing to acquire us in an all cash transaction at a price in the range of $29 to $31 per share, subject to conditions, including completion of due diligence.
      On December 14, 2004, at a regularly scheduled meeting of our board of directors held at our offices, our board discussed Shire’s proposal. At the meeting, our board was advised by our counsel, Wilmer Cutler Pickering Hale and Dorr LLP, and by Morris, Nichols, Arsht & Tunnell, our special Delaware counsel, as to its fiduciary duties in connection with Shire’s proposal and received a financial presentation from SG Cowen regarding our company and SG Cowen’s evaluation of other potential buyers. At the conclusion of the meeting, our board authorized SG Cowen to respond to Shire’s proposal by indicating that our board would offer Shire an opportunity to perform limited due diligence on specific legal and financial matters.
      At the December 14, 2004 board meeting, our board of directors also determined that it would be appropriate for SG Cowen, and directed SG Cowen, to approach two specified companies that our board had selected to determine their level of interest in acquiring our company. SG Cowen contacted these two companies to assess their interest in acquiring us. Neither company expressed an interest in acquiring us.
      Beginning on December 17, 2004, representatives of Shire conducted limited due diligence on us with respect to specific legal and financial matters. On December 20, 2004, Shire signed an additional confidentiality agreement with us addressing the confidentiality of information relating to litigation matters.
      On January 14, 2005, Mr. Emmens and Mr. Yetter had two telephone conversations regarding Shire’s continued interest in acquiring our company and the status of our board’s consideration of Shire’s offer to acquire our company.
      On January 17, 2005, our board of directors held a special meeting at the offices of Wilmer Cutler Pickering Hale and Dorr LLP at which our board discussed the status of discussions with Shire. As part of these discussions, SG Cowen reviewed communications that it had had with Goldman Sachs since the beginning of 2005. Based on instructions provided by our board at the meeting, SG Cowen subsequently advised Goldman Sachs that Shire’s then-current proposal of $29 to $31 per share was inadequate and that Shire would need to offer a significantly higher price to acquire our company and indicated that our board was willing to allow Shire an opportunity to perform additional limited due diligence in order to formulate a revised proposal.
      Between January 29, 2005 and January 31, 2005, we provided our strategic plan and other financial and operational data to Shire and its advisors.
      On February 16, 2005 and February 17, 2005, representatives of Shire and its advisors attended presentations by Mr. Astrue, Dr. David Pendergast, our Chief Operating Officer at the time, and Gregory Perry, our Chief Financial Officer, regarding our strategic plan and financial and operational data.
      On February 23, 2005, Mr. Emmens sent a letter to Dr. Villa-Komaroff, who had succeeded Mr. Yetter as chair of our board of directors, confirming Shire’s interest in acquiring our company in an all cash transaction and revising its proposed offer price to $31 per share, subject to conditions, including completion of due diligence.
      In February 2005, we reached a preliminary understanding with a global pharmaceutical company regarding the principal terms for an exclusive license agreement for the manufacture, sale and distribution of Dynepo outside of North America. Discussions and negotiations with this company regarding a definitive license agreement continued into April 2005.
      On February 26, 2005, our board of directors held a special meeting at the offices of Wilmer Cutler Pickering Hale and Dorr LLP. During this meeting, which was attended by Mr. Emmens and representatives of Goldman Sachs, Mr. Emmens made a presentation to our board regarding Shire and the proposed transaction. Following that presentation, Mr. Perry and Albert A. Holman, III, of Chestnut Partners, Inc., a financial consultant retained by our management, made a presentation to our board regarding their views on the valuation of our company. As part of this presentation, Messrs. Perry and Holman summarized for our board the principal terms of the license agreement for Dynepo that had been preliminarily agreed upon with a global pharmaceutical company and presented their preliminary views on the potential value of the cash flows that could result from the proposed license agreement. Our board also received a financial presentation from SG Cowen providing an analysis of the valuation of our company and of Shire’s proposal.

      After considering the matters presented at the meeting, our board authorized SG Cowen to advise Goldman Sachs that Shire’s $31 per share proposal was inadequate and that Shire would need to offer a significantly higher price for the board to continue to negotiate as to an acquisition of our company.
      On March 17, 2005 and March 18, 2005, SG Cowen and Goldman Sachs had discussions regarding Shire’s continuing interest in an acquisition of our company. During these discussions, Goldman Sachs requested an in-person meeting between the chairpersons of the two companies to discuss their respective positions. At that time, Goldman Sachs also communicated Shire’s continuing interest in Dynepo and requested that we not conclude Dynepo licensing discussions until the chairpersons of both companies had a chance to meet and our board had a chance to fully evaluate any revised offer from Shire to acquire our company.
      On March 29, 2005, our board of directors held a regularly scheduled meeting at our offices. At the meeting, our senior management advised our board that negotiations of the proposed Dynepo license agreement with a global pharmaceutical company were substantially complete and reviewed the terms of the proposed Dynepo license agreement. Representatives of SG Cowen updated our board on Shire’s continuing interest in an acquisition of our company. Following discussion of these matters, our board discussed the value of our company and the latest offer that had been made by Shire. The board then authorized SG Cowen to communicate to Goldman Sachs that Shire would need to increase its offer to a price of at least $36 to $37 per share (representing a greater than 50% premium to the market price at that time) before we would move forward with the due diligence process and continue discussions of the terms of a potential transaction. Our board also discussed certain objectives for negotiations with Shire, including with respect to protections for our company relating to Dynepo and our I2S pivotal trial results, and established an ad hoc committee of our board to oversee discussions with Shire. Following these discussions, SG Cowen communicated to Goldman Sachs that Shire would have to offer a price of at least $37 before our board would continue the due diligence process and continue discussions of the terms of a possible transaction.
      On March 30, 2005, Dr. Villa-Komaroff and a representative of SG Cowen had a telephone conversation with Dr. James H. Cavanaugh, Chairman of Shire, in which they discussed Shire’s continuing interest in acquiring our company and indicated that our board had authorized continued discussions regarding Shire’s interest provided that Shire significantly increased its offer.
      From March 31, 2005 through April 19, 2005, the ad hoc committee of our board of directors met frequently by telephone conference with our advisors to discuss the status of the proposed transaction with Shire and to provide guidance to our advisors.
      On March 31, 2005, Goldman Sachs advised SG Cowen that Shire would be increasing its offer to acquire our company to a price of $37 per share. On that same day, Dr. Cavanaugh sent a letter to Dr. Villa-Komaroff increasing Shire’s offer to acquire our company in an all cash transaction to a price of $37 per share, subject to conditions, including completion of due diligence.
      On April 3, 2005, Dr. Villa-Komaroff sent a letter to Mr. Cavanaugh stating that, in light of the increase in Shire’s offer on March 31, 2005, our board would be willing to permit Shire to conduct full due diligence and to begin negotiations on the other terms of a possible acquisition of our company by Shire. Dr. Villa-Komaroff’s letter also stated that our board would expect the terms of an acquisition by Shire to take account of our not entering into a Dynepo license agreement with a third party as a result of Shire conditioning its willingness to enter into a merger agreement with us on our not having licensed Dynepo to any third party and to address risks relating to the timing of I2S pivotal trial results.
      Commencing on April 7, 2005 and continuing through April 21, 2005, representatives of Shire, including Goldman Sachs, its accountants and its outside counsel, conducted a due diligence investigation of our company, which included attending presentations by our management, reviewing documents made available at the offices of Wilmer Cutler Pickering Hale and Dorr LLP and at our offices in the United States and Europe and visiting our manufacturing facility.

      On April 10, 2005, our board of directors held a special meeting at the offices of Wilmer Cutler Pickering Hale and Dorr LLP at which it reviewed the status of the discussions with Shire and the anticipated timing for signing of the proposed Dynepo license agreement with a global pharmaceutical company. At the meeting, our board engaged Cravath, Swaine & Moore LLP to act as co-counsel for us with Wilmer Cutler Pickering Hale and Dorr LLP in connection with the negotiations with Shire. Our board also discussed possible approaches to addressing in a transaction with Shire our not entering into a Dynepo license agreement, including the possibility of licensing Dynepo to Shire as part of an overall acquisition agreement.
      On April 11, 2005, representatives of SG Cowen and Cravath, Swaine & Moore LLP met with representatives of Goldman Sachs and Davis Polk & Wardwell, counsel for Shire, at the offices of Cravath, Swaine & Moore LLP to discuss the terms of a potential acquisition of our company as well as potential structures relating to a Dynepo arrangement with Shire.
      On April 12, 2005, Davis Polk & Wardwell distributed a draft merger agreement and, on April 14, 2005, distributed a draft voting agreement to be executed by Warburg Pincus & Co. and affiliated entities. Commencing on April 14, 2005, our counsel and counsel for Shire began exchanging drafts of a license agreement relating to Dynepo to be executed by us and Shire, which would only become effective under specified circumstances in connection with the termination of the merger agreement. From these dates through April 21, 2005, Shire, together with its counsel, and we, together with our counsel, negotiated the terms of the draft merger agreement and the draft license agreement with Shire. In addition, we and our counsel and Warburg Pincus and its counsel negotiated the terms of the draft voting agreement with Shire and its counsel.
      On April 17, 2005, our board of directors held a special meeting by telephone conference at which it reviewed the status of the discussions with Shire and the current structure, price and terms of the draft merger agreement and the draft license agreement. Following that meeting and continuing through April 19, 2005, the parties and their respective advisors continued to negotiate the terms of these draft agreements.
      On April 20, 2005, our board of directors held a special meeting at the offices of Wilmer Cutler Pickering Hale and Dorr LLP to review the terms of the draft merger agreement, the draft license agreement for Dynepo and the draft voting agreement, to discuss the outstanding issues on those draft agreements and to consider how to proceed in relation to those issues. Our board also considered and discussed extensively with our management and legal and financial advisors the alternative of deciding not to pursue further a transaction with Shire in favor of remaining independent and entering into the Dynepo license agreement that had been signed that morning by the global pharmaceutical company.
      At the April 20, 2005 meeting, SG Cowen and Banc of America Securities, which had been engaged by our board on April 19, 2005 to provide an additional fairness opinion to our board of directors, each separately presented an analysis of the valuation of our company and the financial terms of the merger, including a discussion of financial data and analyses used in evaluating the possible transaction with Shire. Additionally, at this meeting, representatives of Cravath, Swaine & Moore LLP, Morris, Nichols, Arsht & Tunnell and Wilmer Cutler Pickering Hale and Dorr LLP reviewed with our board its fiduciary duties in connection with the proposed transactions and made detailed presentations to our board regarding the key terms of the draft merger agreement, the draft license agreement and the draft voting agreement and the outstanding issues on those draft agreements. After the conclusion of these presentations, our board, together with our legal and financial advisors, developed a response to Shire on the remaining open issues and authorized Mr. Yetter, together with our counsel, to communicate directly with Mr. Emmens and Shire’s counsel on those points.
      During this meeting, Mr. Astrue indicated that he would resign as a director and an officer if our board approved a transaction with Shire on the terms under discussion and stated that he expected our board to take account of his contributions to our company in determining the severance to be paid to him upon resignation. Following discussion, our board approved the payment to Mr. Astrue of the benefits under his employment agreement that he would have received had he terminated his employment for

“good reason” under his employment agreement and, separately, the acceleration of the vesting of Mr. Astrue’s options in full, in each case, to be effective only if a transaction with Shire was approved and if Mr. Astrue resigned.
      Following the April 20, 2005 board meeting, negotiations continued with representatives of Shire and its counsel regarding the open issues on the draft merger agreement and the draft license agreement and the agreements were finalized.
      On the morning of April 21, 2005, our board of directors held a special meeting by telephone conference to review the final terms of the merger agreement, the license agreement and the voting agreement and to consider the approval of these documents. At the meeting, our counsel advised our board as to the resolution of the final open issues in the merger agreement and the license agreement. In addition, each of SG Cowen and Banc of America Securities provided an oral opinion, later confirmed in writing, to the effect that, as of April 21, 2005, and based upon and subject to the various assumptions and limitations set forth in its respective opinion, the consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to those holders.
      Our board of directors, after considering the final terms of the merger agreement, the license agreement and the voting agreement and the various presentations, by a vote of five directors approving (Drs. Langer and Villa-Komaroff and Messrs. Leff, Moorhead and Yetter) to two directors not approving (Dr. Gilbert and Mr. Astrue), then approved the merger agreement, the license agreement and the voting agreement, concluded that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and in our best interests and were fair to and in the best interests of our stockholders and approved other related matters.
      In addition, after discussion by our board in executive session of the severance and other terms of the arrangements relating to Mr. Astrue’s resignation, our board accepted the resignation of Mr. Astrue as a director and an officer of our company and approved the appointment of Dr. Pendergast as our Chief Executive Officer and a director of our company and approved other related matters. Mr. Astrue’s reasons for resigning are described in the next to last paragraph under “— Reasons for the Merger and Recommendation of the Board of Directors.”
      On the morning of April 21, 2005, we and Shire executed the merger agreement and the license agreement and Warburg Pincus and affiliated entities and Shire executed the voting agreement. Subsequently, we and Shire each issued press releases announcing the execution of the merger agreement and the license agreement.
Reasons for the Merger and Recommendation of the Board of Directors
      In the course of reaching its decision to approve the merger agreement and the merger, our board of directors consulted with senior management and our financial and legal advisors and considered a number of factors, including the following:

•	the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value to our stockholders;

•	the $37.00 per share, without interest, to be paid as the consideration in the merger represents a 22% premium over $30.44, the closing price of our common stock on April 20, 2005, the trading day prior to announcement of the merger, a 44% premium over $25.77, the average closing price of our common stock for the four weeks prior to announcement of the merger, and a 66% premium over $22.34, the closing price of our common stock on March 20, 2005;

•	our board’s view as to the potential for other third parties to enter into strategic relationships with us or to acquire our company, including the lack of interest expressed by two prospective purchasers approached by our financial advisors prior to the signing of the merger agreement;

•	the financial presentation of each of our financial advisors, SG Cowen and Banc of America Securities, including their respective opinions, which are attached as Annexes D and E to this proxy statement, that were delivered orally on April 21, 2005 and later confirmed in writing, that, as of April 21, 2005 and subject to the various assumptions and limitations set forth in their respective opinions, the consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to those holders;

•	current financial market conditions, and historical market prices and volatility with respect to our common stock, including the possibility that if we remained an independent company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $37.00 per share to be paid as consideration in the merger;

•	historical and current information concerning our business, including our financial performance and condition, operations, management and competitive position, current industry and economic conditions, and our prospects if we were to remain an independent company, including: the risk that our I2S pivotal trial results would be negative or inconclusive; the risk of adverse outcomes and high costs of our ongoing litigation matters; and the possibility that we would need to obtain additional financing and the likely terms on which we would be able to obtain that financing;

•	that Shire’s obligation to consummate the merger is not subject to any financing contingencies;

•	our board’s view of Shire’s ability to fund the consideration payable in the merger;

•	the provisions of the merger agreement, including the fact that a material adverse effect on our financial condition, business, assets or results of operations arising out of or relating to our I2S pivotal trial results has been specifically excluded from the definition of material adverse effect in the merger agreement, meaning that any such effect would not be included in determining whether the conditions to Shire’s obligation to complete the merger are satisfied;

•	the provisions of the Dynepo license agreement with Shire that will become effective under specific circumstances in connection with the termination of the merger agreement, including the payment by Shire of an up-front license fee of $450 million, of which $364 million would be paid to us and $86 million would be paid directly by Shire to Aventis Pharmaceuticals Inc. pursuant to our license agreement with Aventis;

•	the $40 million termination fee that Shire would be obligated to pay to us under specific circumstances in connection with the termination of the merger agreement;

•	our ability to consider and negotiate other offers, inquiries and proposals relating to an acquisition of our company that our board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, constitute or could reasonably be expected to lead to an offer or proposal relating to the acquisition of 50% or more of our stock or consolidated assets that is more favorable to our stockholders than the merger agreement; and

•	our right, prior to the adoption of the merger agreement by our stockholders, to terminate the merger agreement (which will result in the termination of the voting agreement) in order to accept an acquisition proposal that is more favorable to our stockholders than the merger agreement, if either Shire does not make an offer to amend the terms of the merger agreement to include terms that are at least as favorable to our stockholders as the competing proposal within 48 hours of receiving notice of our intention to terminate the merger agreement or Shire makes a new offer that meets these criteria and, after consultation with our financial advisors, we determine that the terms of the competing proposal are more favorable than the terms of Shire’s new offer, and in each case we pay Shire a termination fee.

      In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including:

•	the risk that the merger is not completed, even if our stockholders adopt the merger agreement;

•	the requirement that the shareholders of Shire must approve the merger and the expectation that the shareholders of Shire would vote on the merger after the public disclosure of our I2S pivotal trial results;

•	if the merger is not completed, the potential adverse effect of the public announcement of the merger on our business, including our significant customers, suppliers and other key relationships, our ability to attract and retain key scientific, marketing and management personnel and our overall competitive position;

•	our obligation to pay Shire a termination fee of $52 million and reimburse Shire’s expenses of up to $4 million, except in the circumstances described in the following bullet, under certain circumstances in connection with the termination of the merger agreement, which would make it more costly for another potential purchaser to acquire us and could discourage a potential purchaser;

•	our obligation to pay Shire a termination fee of $16 million and reimburse Shire’s expenses of up to $4 million if we enter into a definitive written agreement with respect to, recommend to our stockholders or consummate a third-party offer or proposal relating to a transfer, sale, lease, license or other transaction involving a material portion of the Dynepo assets licensed under our license agreement with Shire within 12 months of the termination of the merger agreement due to the failure of our stockholders to adopt the merger agreement at the special meeting, if prior to our stockholder meeting a third party made an acquisition proposal of a similar type;

•	the restrictions that the merger agreement imposes on soliciting competing proposals;

•	that in entering into the merger agreement we did not enter into the license agreement for the manufacture, distribution and sale of Dynepo that we had negotiated with a global pharmaceutical company;

•	that the members of our board were not unanimously in favor of approving the merger agreement and the merger;

•	that following the merger we will no longer exist as an independent, stand-alone company and our stockholders will no longer participate in our growth or in any synergies resulting from the merger;

•	the possibility that, although the merger provides our stockholders the opportunity to realize a premium over the price at which our common stock traded prior to public announcement of the merger, the price of our common stock might have increased in the future to a price greater than $37 per share;

•	that certain of our directors and executive officers may have conflicts of interest in connection with the merger, as they may receive benefits that are different from, and in addition to, those of our other stockholders, as described under “— Interests of Our Directors and Executive Officers in the Merger”; and

•	that gains from the merger would be taxable to our stockholders for U.S. federal income tax purposes.
      The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. A majority of our board of directors collectively reached the conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that the members of our board voting in favor of the merger felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.
      Michael J. Astrue, who has resigned from our board of directors and as the President and Chief Executive Officer, disagreed with the price, structure and timing of the acquisition provided for in the merger agreement and expressed his belief that we should remain independent at least until we learned the results of the pivotal clinical trials of our I2S drug candidate. Mr. Astrue also expressed his belief that we should have approached potential buyers more broadly prior to entering into the merger agreement with Shire.
      After evaluating these factors and consulting with its legal counsel and its financial advisors, our board of directors determined that the merger agreement was fair to, advisable and in the best interests of our stockholders. Accordingly, our board of directors approved the merger agreement and the merger. Our board of directors recommends that our stockholders vote “FOR” adoption of the merger agreement.
Opinions of Financial Advisors
                  Opinion of SG Cowen & Co., LLC
      Pursuant to an engagement letter dated December 13, 2004, TKT retained SG Cowen & Co., LLC to act as a financial advisor and render an opinion to the board of directors of TKT as to the fairness, from a financial point of view, to the holders of TKT common stock of the consideration received in the merger.
      On April 20, 2005, SG Cowen delivered certain of its written analyses and on April 21, 2005 its oral opinion to the board of directors of TKT, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of April 21, 2005, the consideration received in the merger was fair, from a financial point of view, to the stockholders of TKT.
      The full text of the written opinion of SG Cowen, dated April 21, 2005, is attached as Annex D to this proxy statement and is incorporated into this proxy statement by reference. Holders of TKT common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen’s analyses and opinion were prepared for and addressed to the board of directors of TKT and are directed only to the fairness, from a financial point of view, of the consideration received in the merger, and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger.
      In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft dated April 21, 2005 of the merger agreement;

•	certain publicly available financial and other information for TKT and certain other relevant financial and operating data furnished to SG Cowen by TKT management;

•	certain publicly available financial and other information for Shire;

•	certain internal financial analyses, financial forecasts, reports and other information concerning TKT, referred to as the Company Forecasts, prepared by the management of TKT;

•	First Call estimates, referred to as First Call Estimates, and financial projections in Wall Street analyst reports, referred to as Wall Street Projections, for TKT;

•	discussions SG Cowen has had with certain members of the management of TKT concerning the historical and current business operations, financial conditions and prospects of the TKT and such other matters SG Cowen deemed relevant;

•	the reported price and trading histories of the shares of the common stock of TKT as compared to the reported price and trading histories of certain publicly traded companies SG Cowen deemed relevant;

•	certain financial terms of the merger as compared to the financial terms of certain selected business combinations SG Cowen deemed relevant;

•	based on the forecasts/projections, the cash flows generated by TKT on a stand-alone basis to determine the present value of the discounted cash flows; and

•	such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.
      In conducting its review and arriving at its opinion, SG Cowen, with TKT’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by TKT or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, this information. In addition, SG Cowen did not conduct, nor has it assumed any obligation to conduct, any physical inspection of the properties or facilities of TKT. SG Cowen further relied upon the assurance of management of TKT that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with TKT’s consent, assumed that the financial forecasts which SG Cowen examined were reasonably prepared by the management of TKT on bases reflecting the then currently best available estimates and good faith judgments of such management as to the future performance of TKT. SG Cowen assumed, with TKT’s consent, that each of the financial forecasts and the First Call Estimates and Wall Street Projections utilized in SG Cowen’s analyses with respect to TKT provided a reasonable basis for its opinion.
      SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of TKT, nor was SG Cowen furnished with these materials. With respect to all legal matters relating to TKT, SG Cowen relied on the advice of legal counsel to TKT. SG Cowen’s services to TKT in connection with the merger have included the rendering of an opinion from a financial point of view of the consideration received in the merger. SG Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. Although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion, and SG Cowen expressly disclaims any responsibility to do so.
      In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. SG Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.
      SG Cowen’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the merger agreement or take any other action in connection with the merger or otherwise. SG Cowen’s opinion is limited to the fairness, from a financial point of view, of the consideration received in the merger. SG Cowen has not been requested to opine as to, and SG Cowen’s opinion does not in any manner address, TKT’s underlying business decision to effect the merger.

      The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of TKT the assumptions on which such analyses were based and other factors, including the historical and projected financial results of TKT. No limitations were imposed by the board of directors of TKT with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.
      Historical Stock Trading Analysis. SG Cowen analyzed the closing prices of TKT common stock over various periods ending April 19, 2005. The table below illustrates the stock prices for those periods and the premium or discount implied by the offer price in the merger to the historical stock price.

			Premium	Premium (Discount)
			(Discount)	Implied by Offer
			Implied by Offer	Price to Average
Historical Price	Spot	Average	Price to Spot Price	Price

April 19, 2005	$31.05	—	19.2%	—
Latest 30 days	$22.34	$25.81	65.6%	43.3%
Latest 60 days	$22.54	$24.33	64.2%	52.1%
Latest 90 days	$24.61	$24.02	50.3%	54.0%
Latest 180 days	$16.44	$23.23	125.1%	59.3%
Latest twelve months	$15.38	$19.22	140.6%	92.5%
Latest two years	$5.96	$15.66	520.8%	136.2%
Latest three years	$41.85	$17.51	(11.6)%	111.3%
52-week high	$31.05	—	19.2%	—
52-week low	$12.92	—	186.4%	—
Three-year high	$41.85	—	(11.6)%	—
Three-year low	$3.80	—	873.7%	—
      Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, SG Cowen compared selected projected operating and financial data and ratios for TKT to the corresponding financial data and ratios of certain other companies, referred to as the Selected Companies, whose securities are publicly traded and which SG Cowen believes currently have operating variables similar to those that management of TKT expects TKT to attain in the future. These companies were:

•	Axcan Pharma, Inc.

•	Celgene Corporation

•	Cephalon, Inc.

•	Chiron Corporation

•	Endo Pharmaceuticals Holding, Inc.

•	Enzon Corporation

•	ImClone Systems, Inc.

•	Kos Pharmaceuticals, Inc.

•	Ligand Pharmaceuticals, Inc.

•	MedImmune, Inc.

•	MGI Pharma, Inc.

•	Neurocrine Bioscience, Inc.

•	Pharmion Corporation

•	QLT, Inc.

•	Salix Pharmaceuticals Ltd.

•	Serono SA

•	Shire Pharmaceuticals Group plc

•	The Medicines Company

•	United Therapeutics Corporation
      Although the Selected Companies were used for comparison purposes, none of those companies is or may be directly comparable to TKT. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or TKT to which they are being compared.
      Discounted Stock Price Analysis — 3 Years Forward. SG Cowen estimated a range of values for TKT based upon the discounted present value of the projected TKT stock price in 2006. This analysis was based upon Wall Street Projections, including Wall Street Projections on a fully taxed and fully diluted basis, and Company Forecasts. In performing this analysis, SG Cowen utilized discount rates of 20.0% to 30.0%. Enterprise value to revenue multiples of 4.5x to 6.5x in 2007, referred to as 1 Year Forward Revenue Multiple, and 3.5x to 5.5x in 2008, referred to as 2 Years Forward Revenue Multiple, and price to earnings multiples of 30.0x to 40.0x in 2007, referred to as 1 Year Forward P/ E Multiple, 20.0x to 30.0x in 2008, referred to as 2 Years Forward P/ E Multiple, and 15.0x to 25.0x in 2009, referred to as 3 Years Forward P/ E Multiple. The multiples were derived from the Selected Companies. Utilizing this methodology, the per share equity value of TKT ranged from:

•	$22.32 to $42.06, based on revenue from Company Forecasts;

•	$22.96 to $44.02, based on earnings per share, or EPS, from Company Forecasts;

•	$19.35 to $33.20, based on revenue from Wall Street Projections; and

•	$11.15 to $25.23, based on EPS from Wall Street Projections.
      Discounted Stock Price Analysis — 1 Year Forward. SG Cowen estimated a range of values for TKT based upon the discounted present value of the projected TKT stock price in 2006, 2007 and 2008. This analysis was based upon Wall Street Projections, including Wall Street Projections on a fully taxed and fully diluted basis, and Company Forecasts. In performing this analysis, SG Cowen utilized discount rates of 20.0% to 30.0%, 1 Year Forward Revenue Multiple of 4.50x to 6.50x in 2007 through 2009 and 1 Year Forward P/ E Multiple of 30.0x to 40.0x in 2007 through 2009. The multiples were derived from the Selected Companies. Utilizing this methodology, the per share equity value of TKT ranged from:

•	$22.11 to $42.01, based on revenue from Company Forecasts;

•	$26.49 to $48.91, based on EPS from Company Forecasts;

•	$16.23 to $32.28, based on revenue from Wall Street Projections; and,

•	$12.86 to $28.03, based on EPS from Wall Street Projections.

      Analysis of Selected Transactions. SG Cowen reviewed the financial terms, to the extent publicly available, of 12 transactions, referred to as the Biopharmaceutical Transactions, involving the acquisition of companies in the biopharmaceutical industry with marketed products and latest twelve month revenue of over $50 million, which were announced or completed since January 1, 2001. These transactions were (listed as target/ acquiror):

•	Atrix Laboratories Inc./ QLT Inc.

•	ILEX Oncology, Inc./ Genzyme Corp.

•	Esperion Therapeutics, Inc./ Pfizer Inc.

•	CIMA Labs Inc./ Cephalon, Inc.

•	SICOR Inc./ Teva Pharmaceutical Industries Ltd.

•	SangStat Medical Corporation/ Genzyme Corporation

•	Biogen, Inc./ IDEC Pharmaceuticals Corporation

•	Scios Inc./ Johnson & Johnson

•	Triangle Pharmaceuticals, Inc./ Gilead Sciences, Inc.

•	Immunex Corporation/ Amgen Inc.

•	Cor Therapeutics, Inc./ Millennium Pharmaceuticals, Inc.

•	Aviron/ MedImmune, Inc.
      SG Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents, referred to as Enterprise Value, paid in the Biopharmaceutical Transactions as a multiple of the calendar year revenues for the year in which the transaction occurred, referred to as TY Revenue, and the calendar year revenues for the calendar year after the year the transaction occurred, referred to as TY+1 Revenue.
      The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to TY Revenue and TY+1 Revenue. The information in the table is based on the closing stock price of TKT stock on April 18, 2005.

	Multiples for				Company		Wall Street
	Biopharmaceutical				Forecast		Projections
	Transactions				Multiple Implied		Multiple Implied
					by Merger		by Merger
Enterprise Value as a ratio of:	Low		High		Consideration		Consideration

TY Revenue	4.5	x	7.5	x	12.7	x	12.1x
TY+1 Revenue	3.5	x	5.5	x	7.6	x	8.5x
      SG Cowen estimated a range of values for TKT based upon the multiples implied by the 12 Biopharmaceutical Transactions.

•	$15.78 to $28.27 based on Company Forecasts; and

•	$16.42 to $25.64 based on Wall Street Projections.
      Although the Biopharmaceutical Transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to TKT or Shire. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or TKT to which they are being compared.
      Analysis of Premiums Paid in Selected Transactions. SG Cowen reviewed the premium of the offer price over the trading prices one trading day and four weeks prior to the announcement date of 739 transactions in all industries, referred to as All Transactions, since January 1, 2001, which included 116 transactions in the healthcare industry, referred to as Healthcare Transactions, and 12 transactions in the biopharmaceutical industry, referred to as Biopharmaceutical Transactions, defined as acquisitions of selected biopharmaceutical companies with marketed products and latest twelve month revenue of over $50 million. Of the All Transactions, 497 included a cash component of consideration, of the Healthcare Transactions, 80 included a cash component of consideration, and of the Biopharmaceutical Transactions, five included a cash component of consideration.
      The following table presents the premium of the offer prices over the trading prices one day and four weeks prior to the announcement date for All Transactions, the Healthcare Transactions and the Biopharmaceutical Transactions based on the consideration paid in the merger.

	Premiums to Prior Closing Price

	1 Day		4 Weeks		52 Week High

Type of Transactions:	Median	Mean	Median	Mean	Median	Mean

All Transactions	28.1%	33.8%	34.9%	43.0%	—	—
All Transactions (With a Cash Portion)	30.3%	36.4%	38.9%	47.7%	—	—
Healthcare Transactions	28.7%	38.2%	41.3%	48.6%	—	—
Healthcare Transactions (With a Cash Portion)	24.3%	34.1%	35.4%	42.5%	—	—
Biopharmaceutical Transactions	28.8%	32.9%	33.0%	40.1%	1.8%	(5.9)%
Biopharmaceutical Transactions (With a Cash Portion)	38.2%	40.1%	53.6%	37.0%	2.5%	3.1%
Premium Implied by Consideration	19.2%	19.2%	65.6%	65.6%	19.2%	19.2%
      SG Cowen estimated a range of values for TKT based upon the implied premiums of the 12 Biopharmaceutical Transactions.

•	$38.81 to $41.92 based on implied 1 day premiums;

•	$29.04 to $31.28 based on implied 4 weeks premiums; and

•	$27.95 to $31.05 based on implied 52 week high premiums.
      Discounted Cash Flow Analysis. SG Cowen estimated a range of values for TKT common stock based upon the discounted present value of the projected after-tax cash flows of TKT described in the Company Forecasts for the fiscal years ended December 31, 2005 through December 31, 2011, and of the terminal value of TKT at December 31, 2011, based upon multiples of revenue. SG Cowen also estimated a range of values for TKT common stock based upon the discounted present value of the projected after-tax cash flows of TKT described in the financial forecasts published by SG Cowen research on April 18, 2005 for the fiscal years ended December 31, 2005 through December 31, 2011, and of the terminal value of TKT at December 31, 2011, based upon multiples of revenue. For the fiscal years ended December 31, 2010 and December 31, 2010 SG Cowen projected revenue assuming a 35.0% growth rate and projected earnings before interest and taxes, referred to as EBIT, using a 35.0% EBIT margin. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, after net operating loss carryforwards, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of TKT. In performing this analysis, SG Cowen utilized discount rates ranging from 18.0% to 22.0%, which were selected based on the estimated industry weighted average cost of capital. SG Cowen utilized terminal multiples of revenue ranging from 4.5X to 6.5X, these multiples representing the general range of multiples of revenue for the Selected Companies.

      Utilizing this methodology, the per share equity value of TKT ranged from:

•	$21.56 to $36.76 per share, based on the Company Forecasts; and

•	$20.95 to $34.14 per share, based on the Wall Street Projections.
      The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the board of directors of TKT, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of TKT. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of TKT, Shire, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the board of directors of TKT in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.
      SG Cowen was selected by the TKT board to render an opinion to the TKT board because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for TKT for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade the equity securities of TKT and Shire for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to TKT and Shire, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular, in 2001, SG Cowen acted as lead manager of three follow-on offerings for TKT and in 2004, acted as co-lead manager of a convertible debt offering.
      Pursuant to the SG Cowen engagement letter, if the merger is consummated, SG Cowen will be entitled to receive a transaction fee equal to $9,683,720. TKT has also agreed to pay a fee of $1,000,000 to SG Cowen for rendering its opinion, which fee shall be credited against any transaction fee paid. Additionally, TKT has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between TKT and SG Cowen, and the board of directors of TKT was aware of the arrangement, including the fact that a significant portion of the fee payable to SG Cowen is contingent upon the completion of the merger.

Opinion of Banc of America Securities LLC
      TKT retained Banc of America Securities to render an opinion to TKT’s board of directors as to the fairness, from a financial point of view, to the holders of TKT’s common stock of the consideration to be received by such holders in the proposed merger. On April 21, 2005, Banc of America Securities delivered its oral opinion to the board of directors of TKT, subsequently confirmed in writing, that, as of that date and subject to the various assumptions and limitations set forth in the opinion, the consideration to be received by the holders of TKT’s common stock in the proposed merger was fair, from a financial point of view, to such holders.
      The full text of Banc of America Securities’ written opinion, dated April 21, 2005, is attached as Annex E to this proxy statement and is incorporated into this proxy statement by reference. The opinion sets forth the assumptions made, procedures followed, other matters considered and limits of the review undertaken. We urge you to read the opinion in its entirety. This section is only a summary of the Banc of America Securities opinion and as a summary is qualified by reference to, and is not a substitute for, the full text of such opinion.
      Banc of America Securities’ analyses and opinion were prepared for and addressed to TKT’s board of directors and are directed only to the fairness, from a financial point of view, of the consideration to be received by the holders of TKT’s common stock pursuant to the merger as of the date of such opinion and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger.
      In arriving at its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of TKT;

•	reviewed certain internal financial statements and other financial and operating data concerning TKT;

•	reviewed certain financial forecasts relating to TKT prepared by the management of TKT;

•	discussed the past and current operations, financial condition and prospects of TKT with senior executives of TKT;

•	reviewed the reported prices and trading activity for TKT’s common stock;

•	compared the financial performance of TKT and the prices and trading activity of TKT’s common stock with that of certain other publicly traded companies Banc of America Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

•	reviewed the April 21, 2005 draft of the merger agreement and the April 21, 2005 draft of the Dynepo license agreement, including the amount of consideration to be paid by Shire for the license; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.
      In conducting its review and arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. With respect to the financial forecasts and other financial and operating data, Banc of America Securities assumed, at TKT’s direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of TKT as to the future financial performance of TKT. However, for purposes of Banc of America Securities’ analyses, the financial forecasts were adjusted to reflect more conservative assumptions than those made by management of TKT regarding, among other things, the probability that certain pharmaceutical products being developed by TKT would be approved for marketing and sale. Banc of America Securities discussed the adjusted forecasts with the management of TKT, and the management of TKT agreed with the appropriateness of the use by Banc of America Securities of such adjusted forecasts as well as the forecasts prepared by the management of TKT in performing its analyses.
      Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities of TKT or any of its products, nor was Banc of America Securities furnished with any such appraisals. Banc of America Securities assumed that the final executed merger agreement would not differ in any material respect from the April 21, 2005 draft of the merger agreement reviewed by Banc of America Securities, and that the merger will be consummated as provided in such draft merger agreement, with full satisfaction of all covenants and conditions set forth in such draft merger agreement and without any material waivers thereof. Banc of America Securities also assumed that the final executed license agreement would not differ in any material respect from the April 21, 2005 draft of the license agreement reviewed by Banc of America Securities.
      Banc of America Securities was not requested to and did not provide advice concerning, and did not express an opinion as to, the structure of, the specific amount of consideration of, TKT’s underlying business decision to proceed with or effect, or any other aspects of, the transactions contemplated by the merger agreement or the license agreement, or to provide services other than the delivery of its opinion. Banc of America Securities also was not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of TKT or any other alternative transaction. Banc of America Securities did not participate in negotiations with respect to the terms of the merger agreement, the license agreement or the transactions contemplated thereby. Consequently, Banc of America Securities assumed that those terms were the most beneficial terms from TKT’s perspective that could, under the circumstances, be negotiated among the respective parties to the merger agreement and the license agreement and the transactions contemplated thereby, and Banc of America Securities expressed no opinion as to whether any alternative transaction might produce consideration for the holders of TKT’s common stock in an amount in excess of that contemplated in the merger or for TKT in an amount in excess of that contemplated with respect to the license.
      Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. It should be understood that subsequent developments may affect Banc of America Securities’ opinion, and Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion.
      The financial analyses that Banc of America Securities utilized in providing its opinion were based upon three alternative sets of management projections, a base case, an upside case and a downside case, that were based on three different assessments of the future performance of various pharmaceutical products of TKT. In addition to utilizing all three unadjusted management cases, Banc of America Securities reviewed two additional cases that consisted of the base case and the upside case projections provided by TKT management, as adjusted to reflect more conservative assumptions regarding the probability that certain pharmaceutical products being developed by TKT would be approved for marketing and sale.
      The following is a summary of the material analyses performed by Banc of America Securities in connection with its opinion. Some of the summaries of the financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Banc of America Securities, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

      Selected Publicly Traded Companies Analysis. Banc of America Securities reviewed publicly available financial information of the following publicly traded emerging pharmaceutical companies and publicly traded established biotechnology companies:

Emerging Pharmaceutical Companies	Established Biotechnology Companies

• Alexion Pharmaceuticals, Inc.	• Amgen Inc.
• Amylin Pharmaceuticals, Inc.	• Biogen Idec Inc.
• BioMarin Pharmaceuticals Inc.	• Celgene Corporation
• Cephalon, Inc.	• Cephalon, Inc.
• Encysive Pharmaceuticals Inc.	• Chiron Corporation
• Genzyme Corporation	• Genentech, Inc.
• MGI Pharma, Inc.	• Genzyme Corporation
• Millennium Pharmaceuticals Inc.	• Gilead Sciences, Inc.
• Nabi Biopharmaceuticals	• Neurocrine Biosciences, Inc.
• Neurocrine Biosciences, Inc.
• NPS Pharmaceuticals, Inc.
• OSI Pharmaceuticals, Inc.
• Pharmion Corporation
      For each selected emerging pharmaceutical company, Banc of America Securities calculated a multiple of price to estimated 2008 earnings per share, based upon publicly available stock price information and First Call consensus estimates. The multiples calculated in this analysis are referred to in this section as the 2008 P/ E multiples.
      Banc of America Securities calculated implied equity values per share of TKT common stock by applying 2008 P/ E multiples ranging from 16.0x to 20.0x to TKT’s 2008 estimated fully taxed net income, utilizing the base case, upside case and downside case forecasts provided by TKT management, as well as the adjusted base case and the adjusted upside case forecasts. Banc of America Securities then calculated the per share value of the sum of the resulting implied equity values for TKT and the present value of TKT’s net operating losses. The following table presents the ranges of equity values per TKT common share implied by this analysis, as compared to the per share merger consideration of $37.00:

	Implied Equity Value
	Per Share of TKT
	Common Stock

	Low	High

Management Base Case	$33.00	$41.00
Adjusted Base Case	$29.00	$35.00
Management Upside Case	$47.00	$58.00
Adjusted Upside Case	$42.00	$52.00
Management Downside Case	$12.00	$15.00
      For each selected established biotechnology company, Banc of America Securities calculated a multiple of price to estimated 2005 earnings per share, based upon publicly available stock price information and First Call consensus earnings per share estimates. The multiples calculated in this analysis are referred to in this section as the forward P/ E multiples.
      Banc of America Securities calculated implied 2008 equity values of TKT by applying forward P/ E multiples ranging from 20.0x to 24.0x to TKT’s estimated 2008 fully taxed net income, utilizing the base case, upside case and downside case forecasts provided by TKT management. Banc of America Securities then calculated implied equity values per share of TKT common stock based on the sum of the present value (using a discount rate of 17.5%) of the 2008 equity values implied by this analysis and the present value of TKT’s net operating losses. The following table presents the ranges of equity values per TKT common share implied by this analysis, as compared to the per share merger consideration of $37.00:

	Implied Equity Value
	Per Share of TKT
	Common Stock

	Low	High

Management Base Case	$25.00	$30.00
Management Upside Case	$36.00	$43.00
Management Downside Case	$9.00	$11.00
      Although the selected companies used in the selected publicly traded companies analysis were used for comparative purposes, none of the selected companies is directly comparable to TKT. Accordingly, an analysis of the results of such a comparison is not mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of and other factors that could affect the public trading value of the selected companies or TKT.
      Selected Precedent Transactions Analysis. Banc of America Securities analyzed publicly available financial information relating to the following 11 selected transactions involving companies in the pharmaceutical and biotechnology industries:

Target	Acquiror

• Atrix Laboratories, Inc.	• QLT Inc.
• CIMA Labs Inc.	• Cephalon, Inc.
• SangStat Medical Corp.	• Genzyme Corporation
• Biogen Inc.	• IDEC Pharmaceuticals Corporation
• Scios Inc.	• Johnson & Johnson
• Cor Therapeutics, Inc.	• Millennium Pharmaceuticals Inc.
• Aviron	• MedImmune, Inc.
• Alza Corporation	• Johnson & Johnson
• BioChem Pharma Inc.	• Shire Pharmaceuticals Group plc
• Dura Pharmaceuticals,Inc.	• Elan Corporation plc
• PathoGenesis Corporation	• Chiron Corporation
      Using publicly available information, including reports of equity research analysts, Banc of America Securities calculated the purchase price per share of each target company as a multiple of estimated earnings per share for such target company for the second year following announcement of the transaction. The multiples calculated in this analysis are referred to in this section as the forward earnings multiples.
      Banc of America Securities calculated implied equity values of TKT by applying forward earnings multiples ranging from 28.0x to 33.0x to TKT’s estimated 2007 fully taxed net income, utilizing the base case, upside case and downside case forecasts provided by TKT management, as well as the adjusted base case and the adjusted upside case forecasts. Banc of America Securities then calculated the per share value of the sum of the resulting implied equity values for TKT and the present value of TKT’s net operating losses. The following table presents the ranges of equity values per TKT common share implied by this analysis, as compared to the per share merger consideration of $37.00.

	Implied Equity Value
	Per Share of TKT
	Common Stock

	Low	High

Management Base Case	$25.00	$29.00
Adjusted Base Case	$23.00	$27.00
Management Upside Case	$40.00	$46.00
Adjusted Upside Case	$38.00	$44.00
Management Downside Case	$9.00	$10.00
      No transaction used in the selected precedent transactions analysis is identical to the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the transactions to which the merger was compared.
      Discounted Cash Flow Analysis. Banc of America Securities performed a discounted cash flow analysis to determine the implied equity value per TKT share based on TKT’s projected unlevered free cash flows (representing tax-effected operating income, plus depreciation and amortization, less working capital and capital expenditure needs) for fiscal years 2005 through 2013, utilizing the base case, upside case and downside case forecasts provided by TKT management, as well as the adjusted base case and the adjusted upside case forecasts. Banc of America Securities also calculated the terminal value of TKT, representing the value of TKT’s projected free cash flows beyond 2013, by applying a perpetual growth rate of 8.0% to 10.0% to TKT’s projected free cash flow in 2013. Banc of America Securities then discounted the unlevered free cash flows and the range of terminal values to calculate the present values as of June 30, 2005, using a range of discount rates from 15.0% to 20.0%. Banc of America Securities then added to the values derived in the discounted cash flows analysis, the present value of TKT’s net operating losses (as computed by Banc of America Securities) and net cash as per the December 31, 2004 balance sheet. The following table presents the ranges of equity values per common share implied by this analysis, as compared to the per share merger consideration of $37.00:

	Implied Equity Value
	Per Share of
	TKT Common Stock

	Low	High

Management Base Case	$19.00	$37.00
Adjusted Base Case	$17.00	$33.00
Management Upside Case	$32.00	$53.00
Adjusted Upside Case	$27.00	$45.00
Management Downside Case	$12.00	$25.00
      The summary set forth above does not purport to be a complete description of all the analyses performed by Banc of America Securities. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Banc of America Securities believes, and has advised TKT’s board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of TKT. These analyses performed by Banc of America Securities are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and none of TKT, Banc of America Securities or any other person assumes responsibility if future results are materially different from those projected. The type and amount of consideration payable in the merger were determined through negotiations between TKT and Shire, rather than by any financial advisor, and were approved by TKT’s board of directors. As mentioned above, the analyses supplied by Banc of America Securities and its opinion were among the factors taken into consideration by TKT’s board of directors in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.
      Banc of America Securities was selected by TKT’s board of directors because Banc of America Securities is a nationally recognized investment banking firm and because, as part of its investment banking business, Banc of America Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Banc of America Securities or its affiliates have provided and in the future may provide financial advisory and financing services to Warburg Pincus LLC, which we refer to as Warburg Pincus, an affiliate of TKT, and certain affiliates of Warburg Pincus and have received or in the future may receive fees for the rendering of these services. Bank of America, N.A., an affiliate of Banc of America Securities, serves as agent bank and is a lender under the senior credit facilities of certain affiliates of Warburg Pincus and has received fees for the rendering of such services. In the ordinary course of its business, Banc of America Securities and its affiliates may actively trade the debt and equity securities or loans of TKT and Shire for its own account or for the accounts of customers, and accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or loans.
      Pursuant to a letter agreement, TKT agreed to pay Banc of America Securities a fee of $2 million in connection with Banc of America Securities’ rendering of its fairness opinion, regardless of the conclusions reached therein. Regardless of whether a transaction is completed, TKT has also agreed to reimburse Banc of America Securities, immediately upon Banc of America Securities’ request, for all reasonable expenses, including reasonable fees and disbursements of counsel, and has agreed to indemnify Banc of America Securities against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Banc of America Securities were negotiated at arm’s length between TKT and Banc of America Securities.
Delisting and Deregistration of Our Common Stock
      If the merger is completed, our common stock will be removed from quotation on The Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will no longer file periodic reports with the SEC.
Interests of Our Directors and Executive Officers in the Merger
      In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting and approving the merger agreement.

Stock Options
      The merger agreement provides that, in general, upon completion of the merger, each outstanding option to purchase shares of our common stock, whether vested or unvested, including options held by our directors and executive officers, will be cancelled in consideration for a cash payment, without interest, equal to the excess of $37.00 over the per share exercise price for the option multiplied by the number of shares subject to the option, other than certain options granted on or after April 21, 2005 in connection with offers of employment, which will be cancelled and replaced with options to purchase ordinary shares of Shire. All options held by our directors and executive officers will be cancelled in consideration for such cash payments.

Employment Agreements
      Dr. Pendergast. We are a party to an employment agreement with Dr. Pendergast dated December 13, 2001. If we terminate Dr. Pendergast’s employment without cause, or if Dr. Pendergast terminates his employment for good reason, then we are required to pay to Dr. Pendergast severance payments at his base salary rate for 12 months. These severance payments will be reduced by an amount equal to the amount of any other compensation earned by Dr. Pendergast during such 12-month period. In addition, under the employment agreement, Dr. Pendergast is bound by certain non-compete obligations for two years after termination of employment or one year after termination if we terminate his employment other than for cause. In connection with the appointment of Dr. Pendergast as President and Chief Executive Officer on April 21, 2005, our board of directors agreed to increase the annual base salary for Dr. Pendergast to $500,000 effective as of that date, granted him a bonus of $250,000 payable upon the closing of the merger and agreed to extend our severance obligations under his employment agreement from 12 months to 18 months.
      Shire and Dr. Pendergast have entered into an offer letter that provides that after the completion of the merger, Dr. Pendergast will become an Executive Vice President of Shire and General Manager of a new business unit within Shire incorporating the TKT business. Under the terms of the offer letter, which will supersede Dr. Pendergast’s current employment agreement, Shire has agreed to pay Dr. Pendergast an annual base salary of $500,000 and to pay him an annual bonus with his annual bonus target equal to 45% of his salary. The offer letter also provides that, as soon as practicable following the completion of the merger, Shire will recommend to its remuneration committee that Dr. Pendergast be granted a stock option for the purchase of 150,000 ordinary shares of Shire. If Shire terminates Dr. Pendergast without cause or if Dr. Pendergast resigns after at least 18 months of service following the completion of the merger, Shire has agreed to pay Dr. Pendergast severance equal to 18 months of Dr. Pendergast’s base salary and bonus and to provide Dr. Pendergast with continued benefits for 18 months. If Shire terminates Dr. Pendergast in connection with a change of control of Shire, Shire has agreed to pay Dr. Pendergast severance equal to 24 months of Dr. Pendergast’s base salary and bonus and to provide Dr. Pendergast with continued benefits for 18 months.
      Other Executive Officers. We also are a party to employment agreements with our other executive officers.
      Under the terms of our employment agreement with Eric Pauwels, our Senior Vice President, Global Commercial Operations, if we terminate Mr. Pauwels’ employment without cause prior to April 13, 2006, we are required to pay Mr. Pauwels severance payments at Mr. Pauwels’ base salary rate for 18 months and if we terminate Mr. Pauwels’ employment without cause on or after April 13, 2006, we are required to pay Mr. Pauwels severance payments at Mr. Pauwels’ base salary rate for 12 months. If Mr. Pauwels obtains full time employment within the applicable severance period, we will be required to continue to make severance payments to Mr. Pauwels to the extent necessary to offset any reduction of salary of the new job for the remainder of the severance term.
      Under the terms of our employment agreement with Gregory Perry, our Senior Vice President and Chief Financial Officer, if we terminate Mr. Perry’s employment without cause, we are required to pay Mr. Perry severance payments at Mr. Perry’s base salary rate for 12 months.
      Under the terms of our employment agreement with Dr. Renato Fuchs, our Senior Vice President, Manufacturing and Operations, if we terminate Dr. Fuchs’ employment without cause or if Dr. Fuchs’ employment is terminated in connection with a change in control of our company, such as the merger, we are required to pay to Dr. Fuchs severance payments at Dr. Fuchs’ base salary rate for 12 months and to provide him with specified benefits for such 12-month period. In addition, under our employment agreement with Dr. Fuchs, in the event of a change in control of our company, such as the merger, the non-competition obligations to which Dr. Fuchs is subject shall terminate.
      Under the terms of our employment agreement with Dr. Neil Kirby, our Senior Vice President, Strategic Product Development, if we terminate Dr. Kirby’s employment without cause or if Dr. Kirby’s employment is terminated in connection with a change in control of our company, such as the merger, we are required to pay to Dr. Kirby severance payments at Dr. Kirby’s base salary rate for 12 months and to provide him with specified benefits for such 12-month period. These severance payments will be reduced by an amount equal to the amount of any compensation earned by Dr. Kirby from other sources during such 12-month period. In addition, under our employment agreement with Dr. Kirby, in the event of a change of control of our company, such as the merger, the non-competition obligations to which Dr. Kirby is subject shall terminate.

Indemnification of Officers and Directors
      The merger agreement provides for director and officer indemnification for specified time periods. We describe these provisions under “— The Merger Agreement — Indemnification Obligations.”

Benefit Arrangements with Shire
      Shire has agreed that, for a period of 12 months following the effective time of the merger, it will provide to each continuing employee compensation and benefits that are no less favorable in the aggregate than those provided to such continuing employee by us immediately before the merger. Continuing employees are those individuals employed by us or any of our subsidiaries immediately before the effective time of the merger, including our executive officers. For example, Shire has agreed to continue and maintain our 2005 management bonus plan on behalf of continuing employees and to pay any amounts due thereunder in respect of the 2005 performance year.
      Shire has further agreed to give continuing employees full credit for prior service with us for all purposes under Shire’s employee benefits plans, programs and arrangements, except as otherwise limited or prohibited by applicable law, statute, ordinance, rule or regulation or the terms of such plan. Shire has agreed to waive any pre-existing condition, exclusion, actively-at-work requirement, waiting period or similar limitation, and provide full credit for any co-payments, deductibles or similar payments made or incurred by each continuing employee before the effective time of the merger.
      Shire has agreed to honor each of our employee benefit plans in accordance with their terms and all obligations that have accrued under these plans as of the effective time of the merger, including obligations regarding vacation, severance, sick leave, and paid time off, except that Shire may amend, suspend, or terminate any such plan in accordance with its terms.
      Shire has also agreed to provide certain retention and severance benefits to continuing employees who continue their employment after the merger. These benefits include cash payments and stock options for employees who remain employed for a specified period of time after the merger and severance benefits for employees whose employment is terminated in certain circumstances after the merger. In particular, Shire has announced that it will pay a one-time, lump-sum retention bonus equal to 20% of annual base salary, as of the effective time of the merger, less taxes and withholdings, to all regular full or part-time employees of our company who have been continuously employed for six months after the effective time of the merger and who are employees in good standing at the end of that six-month period. Shire has also announced that it will pay the retention bonus to any employee whose employment is terminated during that six-month period because of job elimination, restructuring of the employee’s job that results in a substantial diminution of duties and responsibilities, base salary or wages or annual bonus target opportunity, as in effect immediately prior to the effective time of the merger, or relocation of principal place of work, as of the effective time of the merger, by more than 50 miles. In addition, Shire has announced that a grant of options to purchase Shire stock will be made to all active regular full or part-time employees of our company as soon as possible following the effective time of the merger, which Shire expects to be within six months after the effective time of the merger. The grant will be made under the stock option plans of Shire at the time of the grant, and according to Shire’s stock option grant guidelines.
Financing Condition
      The merger is not conditioned on Shire’s ability to obtain financing.

REGULATORY MATTERS
      Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. We and Shire each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on May 11, 2005. The waiting period expired on June 10, 2005. We and Shire do not believe that any foreign antitrust approvals are required to consummate the merger.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following is a general discussion of certain material United States federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable United States Treasury Regulations, judicial authority, and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. This discussion generally assumes that the shares of our common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder of ours in light of the stockholder’s personal investment circumstances, or those stockholders of ours subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), our stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or our employee stock purchase plan. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a stockholder of ours. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights.
      The receipt of cash in the merger or upon the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of shares of our common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in shares of our common stock and the amount of cash received. Gain or loss will be calculated separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction). If the shares of our common stock have been held for more than one year at the effective time of the merger, the gain or loss will be long-term capital gain or loss subject (in the case of stockholders who are individuals) to tax at a maximum United States federal income tax rate of 15%, and will be short-term capital gain or loss if the shares have been held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitation.
      Under the United States federal income tax backup withholding rules, unless an exemption applies, Shire generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled in the merger, unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each stockholder of ours and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each stockholder of ours will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain stockholders of ours (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.
      The foregoing discussion of certain material United States federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights.
THE MERGER AGREEMENT
      This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The description of the merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.
Structure and Effective Time of the Merger
      Subject to the terms and conditions of the merger agreement, the Merger Subsidiary, a wholly owned subsidiary of Shire, will merge with and into us, with TKT continuing as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of Shire. The merger will be effective at the time a certificate of merger is duly filed with the office of the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger filed with the Secretary of State).
Merger Consideration
      Upon completion of the merger, each outstanding share of our common stock, other than those as to which appraisal rights have been exercised, those owned by us as treasury stock or those owned by Shire or any of its wholly owned subsidiaries, will be converted into the right to receive $37.00 in cash, without interest, which we refer to as the merger consideration.

Treatment of Stock Options
      Upon completion of the merger, except as described in the next paragraph, each unexercised option (whether vested or unvested) will be cancelled and in consideration therefor we will make to the holder of that option a cash payment, without interest, equal to the product of (1) the excess, if any, of $37.00 over the exercise price per share of that option multiplied by (2) the number of shares of our common stock that the option holder could have purchased (assuming full vesting) upon full exercise of that option immediately prior to the completion of the merger.
      Upon completion of the merger, each specified stock option (whether vested or unvested) will be cancelled and Shire will as soon as reasonably practicable after the completion of the merger provide to the holder of that option a stock option of equivalent value under an equity compensation plan of Shire then in effect, which we refer to as a substituted stock option. The merger agreement defines “specified stock option” to mean a stock option awarded pursuant to an offer of employment made on or after April 21, 2005 in the ordinary course of business consistent with past practice. Substituted stock options under Shire equity compensation plans will be deemed to have value equivalent to the applicable specified stock option if (x) the exercise price of that option is calculated pursuant to the rules of Shire’s equity compensation plan for substituted grants on the date of grant of such substituted stock option and (y) the number of Shire’s ordinary shares covered by such an option is equal to, as rounded down to the nearest whole share, the product of the number of shares that the holder of the specified stock option could have purchased (assuming full vesting of such specified stock option) upon full exercise of such specified stock option immediately prior to the completion of the merger, multiplied by a number (rounded to the nearest ten-thousandth) determined by dividing the pound sterling equivalent of $37.00 (using an exchange rate agreed between Shire and us, as in effect on the date of the completion of the merger) by the average of the closing sales prices of a Shire ordinary share on the London Stock Exchange during the five full trading days immediately preceding the date on which the completion of the merger occurs, and further multiplied by a number greater than one that Shire’s remuneration committee will determine in its sole and reasonable discretion prior to the completion of the merger to take into account the fact that the specified stock option would otherwise have vested over time, whereas the substituted stock options will vest on the basis of performance.
Stockholders Seeking Appraisal
      The merger agreement provides that those shares which are issued and outstanding immediately prior to the completion of the merger and held by a holder who has not voted those shares in favor of the merger or consented to the merger in writing and who has demanded appraisal for those shares in accordance with Section 262 of the General Corporation Law of the State of Delaware will not be converted into the right to receive the merger consideration, unless the holder fails to perfect, withdraws or loses the right to appraisal. If, after the completion of the merger, a holder fails to perfect, withdraws or loses the right to appraisal, the shares held by that holder will be treated as if they had been converted as of the time of completion of the merger into the right to receive the merger consideration.
      We are obligated under the merger agreement to give Shire prompt notice of demands for appraisal and we may not make a payment with respect to a demand for appraisal or settle any of those demands without Shire’s prior written consent.
Payment for the Shares
      Prior to the completion of the merger, Shire will designate an exchange agent reasonably satisfactory to us to make payment of the merger consideration as contemplated by the merger agreement. Upon completion of the merger and from time to time, Shire will make available to the exchange agent the merger consideration to be paid as needed.
      As promptly as practicable after the completion of the merger, Shire will send, or cause the exchange agent to send, to holders of record of our certificates that immediately prior to the completion of the merger represented shares of our common stock that were converted into the right to receive the merger consideration, which we refer to as certificates, a letter of transmittal and instructions on how to surrender certificates in exchange for the merger consideration. The exchange agent will promptly pay the merger consideration to holders of record of certificates after they have: (1) surrendered their certificate(s) to the exchange agent and (2) provided to the exchange agent a properly completed letter of transmittal. Interest will not be paid or accrue in respect of payments of merger consideration. The amount of any merger consideration paid to holders of record of certificates will be reduced by any applicable withholding taxes. You should not forward your stock certificates to the exchange agent without a letter of transmittal.
      If the exchange agent is to pay some or all of the merger consideration to a person other than the holder of record of a certificate, that holder must properly endorse its certificate or the certificate must otherwise be in proper form for transfer and the person requesting payment must pay any transfer or other taxes required as a result of that payment or establish to exchange agent’s satisfaction that those taxes have been paid or are not required to be paid.
      With respect to lost, stolen or destroyed certificate(s), the person claiming the certificate(s) to be lost, stolen or destroyed will be required to provide an affidavit of that fact and, if required by the surviving corporation in the merger, post a bond in a reasonable amount as the surviving corporation in the merger may direct as indemnity against any claim that may be made against it in respect of those certificate(s) in order to receive the merger consideration in respect of the shares of our common stock formerly represented by those certificate(s).
Directors and Officers
      From and after the completion of the merger, until their successors are duly elected or appointed and qualified in accordance with the General Corporation Law of the State of Delaware, the directors of the Merger Subsidiary at the completion of the merger shall be the directors of the surviving corporation in the merger and our officers immediately prior to the completion of the merger shall be the officers of the surviving corporation in the merger.
Representations and Warranties
      The merger agreement contains representations and warranties made by us to Shire and the Merger Subsidiary and representations and warranties made by Shire and the Merger Subsidiary to us. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement between Shire and the Merger Subsidiary, on the one hand, and us, on the other hand, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the merger agreement. Moreover, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.
      Our representations and warranties in the merger agreement include representations and warranties relating to:

•	our organization, standing, power and other corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and the license agreement that we entered into with Shire;

•	the absence of any required consents and approvals by governmental bodies;

•	the absence of conflicts or violations under our organizational documents, contracts, instruments or law, and required consents and approvals as a result of the execution, delivery and performance by us of the merger agreement and license agreement;

•	our capitalization;

•	our subsidiaries’ organization, standing, power and other corporate matters;

•	ownership of our subsidiaries;

•	compliance of reports, schedules, forms, statements, and other documents filed by us with the SEC with applicable requirements, the accuracy of the information in those documents and compliance with the Sarbanes-Oxley Act;

•	preparation of our financial statements in accordance with U.S. generally accepted accounting principles;

•	the maintenance of internal controls over financial reporting and disclosure controls and procedures;

•	the accuracy and completeness of the proxy statement and information provided to Shire for use in the circular distributed to shareholders of Shire;

•	the conduct of our business since December 31, 2004 and the absence of certain changes related thereto;

•	the absence of undisclosed material liabilities;

•	compliance with laws and court orders;

•	the absence of pending or threatened litigation or investigations against us or our subsidiaries or any present or former officer, director, or employee in respect of which we or our subsidiary has an indemnification obligation;

•	the brokers’ and finders’ fees payable by us with respect to the merger;

•	tax matters;

•	employee benefits plans and labor relations, and compliance with applicable laws relating to these matters;

•	environmental matters;

•	intellectual property;

•	our compliance with applicable laws and regulations in connection with the manufacturing, processing, distribution, labeling, storage, testing, specifications, sale and marketing of products by us or on our behalf;

•	our material contracts;

•	our receipt of fairness opinions relating to the merger;

•	our having taken action to exempt the merger, the merger agreement and the voting agreement from Section 203 of the General Corporation Law of the State of Delaware and the absence of other anti-takeover laws;

•	our having taken action to render our preferred stock purchase rights inapplicable to the merger, merger agreement and the voting agreement;

•	the furnishing of material information relating to the effect of the I2S product on patients with Hunter syndrome; and

•	the license agreement that formed the basis for the license agreement entered into between TKT and Shire.

      The merger agreement also contains representations and warranties made by Shire and the Merger Subsidiary to us, including representations and warranties relating to:

•	their organization, standing, power and other corporate matters;

•	their authorization, execution, delivery, performance and enforceability of the merger agreement, the license agreement that we entered into with Shire and the voting agreement;

•	the absence of any required consents and approvals by governmental bodies;

•	the absence of conflicts or violations under Shire’s or the Merger Subsidiary’s organizational documents, contracts, instruments, or law, and required consents and approvals as a result of their execution, delivery and performance of the merger agreement, license agreement and voting agreement;

•	the accuracy and completeness of the circular distributed to shareholders of Shire and information provided to us for use in the proxy statement;

•	the brokers’ and finders’ fees payable by Shire with respect to the merger;

•	Shire’s financial capability to pay the merger consideration; and

•	none of Shire, the Merger Subsidiary or any of their affiliates or associates being an interested stockholder of TKT for purposes of Section 203 of the General Corporation Law of the State of Delaware.
Conduct of Business Pending the Merger
      From April 21, 2005 through the time the merger becomes effective or, if earlier, the termination of the merger agreement, we have agreed that we and our subsidiaries, except as specifically contemplated by the merger agreement, will conduct our and their business in all material respects in the ordinary course consistent with past practice and will use our and their reasonable best efforts to preserve intact our and their business organization and relationships with third parties and keep available the services of our and their present officers and employees.
      In addition, we have agreed that during the same period, subject to certain exceptions or as specifically contemplated by the merger agreement, without the prior written consent of Shire:

•	we will not adopt or propose any change to our certificate of incorporation or bylaws;

•	we will not, and will not permit our subsidiaries, to merge or consolidate with, or acquire a material amount of stock or assets of, any other entity;

•	we will not, and will not permit our subsidiaries, to sell, lease, license or otherwise dispose of any material subsidiary or amount of assets, securities, or property other than pursuant to existing contracts, sales of inventory in the ordinary course of business consistent with past practice and dispositions to our wholly owned domestic subsidiaries;

•	we will not repurchase, redeem or otherwise acquire any shares of our capital stock or other voting securities or equity interests in us or our subsidiaries or declare, set aside or pay any dividend or other distribution with respect to any of our shares of capital stock;

•	we will not, and will not permit our subsidiaries, to amend any material term of any outstanding securities;

•	we will not, and will not permit our subsidiaries, to incur any liens on any material asset other than any immaterial lien incurred in the ordinary course of business;

•	we will not, and will not permit our subsidiaries, to incur, assume or guarantee the indebtedness for borrowed money other than indebtedness owed to us or one of our wholly owned subsidiaries;

•	we will not, and will not permit our subsidiaries, to make any loan, advance or capital contribution to or investment in any entity other than investments in wholly owned subsidiaries made in the ordinary course of business consistent with past practices and advances to employees for business travel expenses consistent with past practices and in no event in excess of $10,000 per advance;

•	we will not, and will not permit our subsidiaries, to make any change in any method of accounting or accounting principles or practice, except for any change in method of accounting or accounting principles or practice required by reason of a change in U.S. generally accepted accounting principles;

•	we will not, and will not permit our subsidiaries, to enter into or amend in any material respect any material contract, agreement or arrangement other than contracts entered into in the ordinary course of business consistent with past practices providing for payments not in excess of $100,000 per contract and clinical, supply and manufacturing contracts entered into in the ordinary course of business consistent with past practices providing for payments by us or any of our subsidiaries not in excess of $200,000 per contract;

•	we will not make any new equity compensation awards, other than (x) any award of our stock options pursuant to an offer of employment that has been made prior to April 21, 2005, whether or not accepted as of April 21, 2005, and (y) any award of our stock options pursuant to an offer of employment that is made on or after April 21, 2005 in the ordinary course of business consistent with past practice, or re-price, or effectively re-price through an option exchange or otherwise, any currently outstanding stock options, and we will not, and will not permit any of our subsidiaries to, enter into or amend any existing, employment, consultancy, deferred compensation, severance, retirement or other similar agreement with any director or employee, unless that agreement or amendment is (1) in the ordinary course consistent with past practice, (2) in accordance with our approved 2005 business plan or (3) required to comply with applicable law (including amendments to non-qualified deferred compensation plans to the extent necessary to comply with Section 409A of the U.S. Internal Revenue Code) or the terms of any employee plan as in effect on April 21, 2005;

•	we will not, and will not permit our subsidiaries, to make or change any material election or method of accounting related to taxes, file any amended tax return or claim for refund relating to material taxes, enter into any agreement with, or request a written ruling from, any taxing authority relating to material taxes, or compromise or settle any audit, appeal, suit, other proceeding relation to a material tax liability or claim for refund;

•	we will not, and will not permit our subsidiaries, to waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration; and

•	we will not, and will not permit our subsidiaries, to agree or commit to do any of the foregoing.
Stockholder Meeting; Proxy Statement
      We have agreed to cause a meeting of our stockholders to be duly called and held as soon as reasonably practicable following the clearance of our proxy statement by the SEC for the purpose of obtaining the approval of our stockholders of the adoption of the merger agreement. We have agreed to promptly prepare and file a proxy statement with the SEC, to use our reasonable best efforts to have that proxy statement cleared by the SEC and to thereafter mail to our stockholders as promptly as reasonably practicable the proxy statement and all other proxy materials for the meeting of our stockholders. We have also agreed to use our reasonable best efforts to obtain the approval of our stockholders of the adoption of the merger agreement and to otherwise comply with all legal requirements applicable to that meeting.

No Solicitation of Other Offers; Adverse Recommendation Change
      We have agreed that we and our subsidiaries will not, nor will we or any of our subsidiaries authorize or permit any of our or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any acquisition proposal, as defined below;

•	enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to us or any of our subsidiaries or afford access to our business, properties, assets, books or records or those of any of our subsidiaries to knowingly facilitate, or otherwise cooperate in any way with, any third party that has made, or has informed us of any intention to make, or has publicly announced an intention to make, an acquisition proposal;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of our or our subsidiaries’ equity securities;

•	approve any transaction under, or any entity becoming an interested stockholder under, Section 203 of General Corporation Law of the State of Delaware; or

•	enter into any agreement with respect to an acquisition proposal other than a confidentiality agreement, as contemplated below.
      We, directly or indirectly through advisors, agents or other intermediaries, may:

•	engage in negotiations or discussions with any third party that, subject to the compliance with the provisions described in the proceeding paragraph, has made an acquisition proposal that our board of directors has determined in good faith (after consultation with a financial advisor of nationally recognized reputation) constitutes a superior proposal, as defined below, or could reasonably be expected to lead to a superior proposal; and/or

•	furnish to that third party nonpublic information relating to us or any of our subsidiaries pursuant to a confidentiality agreement with terms no less favorable to us than those contained in the confidentiality agreement dated October 13, 2004 between Shire and us (it being understood that such confidentiality agreement shall not be required to contain a standstill provision).
      We have agreed in the merger agreement that our board of directors will recommend adoption of the merger agreement by our stockholders. We have also agreed that our board of directors will not recommend the approval or adoption of any acquisition proposal, determine that the merger agreement or the merger is no longer advisable, withdraw or modify in any manner adverse to Shire or the Merger Subsidiary the recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement, recommend that our stockholders reject the merger agreement, the merger or any of the other transactions contemplated by the merger agreement or resolve, agree or propose publicly to take any of the foregoing actions (each action described in this sentence being referred to as an adverse recommendation change). However, at any time before our stockholders adopt the merger agreement, our board of directors may make an adverse recommendation change if our board of directors determines in good faith, after consultation with outside counsel, that it must take such action to comply with its fiduciary duties under applicable law.
      Our board of directors has agreed not to take any of the actions described in the preceding two paragraphs unless we have delivered to Shire a prior written notice advising Shire that we intend to take such action.
      We have agreed that we:

•	will, and will cause our subsidiaries and our and their advisors, employees and other agents to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any third party conducted prior to April 21, 2005 with respect to any acquisition proposal and shall use our reasonable best efforts to cause any such third party (or its agents or advisors) in possession of confidential information about us that was furnished by or on behalf of us to return or destroy all such information; and

•	will notify Shire promptly (but in no event later than 24 hours) after receipt by us (or any of our advisors) of any acquisition proposal or any request for nonpublic information relating to us or any of our subsidiaries or for access to our business, properties, assets, books or records or those of any of our subsidiaries by any third party that has made, or has informed us of any intention to make, or has publicly announced an intention to make, an acquisition proposal; we have agreed to provide that notice orally and in writing and to identify the third party making, and the material terms and conditions of, any such acquisition proposal or request. We have agreed to keep Shire informed, on a current basis, of the status and details of any such acquisition proposal or request.

      The merger agreement defines an “acquisition proposal” to mean, other than the transactions contemplated by the merger agreement, any third-party offer, proposal or inquiry relating to, or any third party indication of interest in:

•	any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of us and our subsidiaries or over 20% of any class of our equity or voting securities;

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party’s beneficially owning 20% or more of any class of our equity or voting securities or those of any of our subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of our consolidated assets; or

•	a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving us or any of our subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of our consolidated assets.
      The merger agreement defines a “superior proposal” to mean any bona fide, unsolicited written acquisition proposal (provided that for the purpose of this definition, each reference to “20%” in the definition of acquisition proposal shall be deemed to be a reference to “50%”) on terms that our board of directors determines in good faith after consulting with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and the likelihood and timing of consummation, are more favorable to our stockholders than as provided in the merger agreement and for which financing, to the extent required, is then fully committed or reasonably determined to be available by our board of directors.
Shire Shareholder Meeting; Change in Parent Recommendation
      Shire has agreed to cause a general meeting of its shareholders to be duly called and held at substantially the same time as the meeting of our stockholders for the purpose of voting on the approval of the merger in accordance with the applicable requirements of the Listing Rules of the U.K. Listing Authority. In connection with that meeting, Shire has agreed within a time frame consistent with holding that meeting at substantially the same time as the meeting of our stockholders to adopt the merger agreement to prepare and then file with the U.K. Listing Authority a draft copy of a circular to be distributed to its shareholders, to use its reasonable best efforts to have that circular approved by the U.K. Listing Authority and to thereafter mail to its shareholders that circular. Shire has also agreed to use its reasonable best efforts to obtain the necessary approvals by its shareholders of the merger agreement and the merger and to otherwise comply with all legal requirements applicable to that meeting.
      Shire has agreed that its board of directors will recommend approval of the merger by Shire shareholders and will include that recommendation in the circular distributed to its shareholders. Shire has also agreed that its board of directors will not fail to make, withdraw or modify in a manner adverse to us that recommendation, recommend that the shareholders of Shire reject the merger or resolve, agree or publicly propose to take any of the foregoing actions (each action described in this sentence being referred to as a change in parent recommendation). However, at any time prior to the meeting of Shire shareholders to approve the merger, the board of directors of Shire may if it determines in good faith, after consultation with its outside counsel, that it must do so to comply with its fiduciary duties under applicable law, make a change in parent recommendation.
Efforts to Complete the Merger
      Subject to the terms and conditions set forth in the merger agreement, we and Shire have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement, license agreement and voting agreement, including preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, license agreement and voting agreement. Shire and TKT have agreed to use their reasonable best efforts to resist the entry of, or to have vacated or terminated, any judgment, injunction, order or decree that would restrain, prevent or delay the completion of the merger.
Conditions to the Merger
      The consummation of the merger is subject to certain customary closing conditions, as described further below.

Conditions to Each Party’s Obligations
      Each party’s obligations to complete the merger are subject to the satisfaction of the following conditions:

•	the merger agreement shall have been adopted by our stockholders;

•	no provision of any applicable law or regulation and no judgment, injunction, order or decree of a governmental authority of competent jurisdiction shall prohibit the consummation of the merger;

•	any waiting period (and any extensions thereof) applicable to the merger under the HSR Act shall have expired or been terminated; and

•	the merger shall have been approved by the shareholders of Shire in accordance with the requirements of the U.K. Listing Authority.

Conditions to Shire’s and the Merger Subsidiary’s Obligations
      The obligations of Shire and the Merger Subsidiary to complete the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•	we shall have performed in all material respects all of our material obligations under the merger agreement required to be performed by us at or prior to the completion of the merger;

•	our representations and warranties in the merger agreement (other than those set forth in the next bullet), disregarding all materiality and material adverse effect qualifications contained therein, shall be true and correct on and as of the closing date of the merger, other than representations and warranties that by their terms address matters only as of another specified time, which, disregarding all materiality and material adverse effect qualifications contained therein, shall be true and correct only as of that time, in each case, with only those exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect;

•	our representations and warranties in the merger agreement relating to our organization, standing, power and other corporate matters; the authorization, execution, delivery, performance and enforceability of the merger agreement and the license agreement; our capitalization; and our having taken action necessary to exempt the merger, the merger agreement, the voting agreement and the transactions contemplated thereby from Section 203 of the General Corporation Law of the State of Delaware and to render the rights issued pursuant to the terms of our Rights Agreement dated December 31, 2000 inapplicable to the merger, the merger agreement, the voting agreement and the transactions contemplated thereby, disregarding all materiality and material adverse effect qualifications contained therein, shall be true and correct in all material respects on and as of the closing date of the merger, other than representations and warranties that by their terms address matters only as of another specified time, which, disregarding all materiality and material adverse effect qualifications contained therein, shall be true and correct in all material respects only as of that time;

•	Shire shall have received a certificate signed by one of our executive officers to the effect of the preceding three bullets;

•	there shall not be pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, of a jurisdiction in which a material portion of the business or assets of us and our subsidiaries, taken as a whole, or of Shire and its subsidiaries, taken as a whole, is located (1) challenging or seeking to make illegal or to restrain or prohibit the consummation of the merger or (2) seeking to restrain or prohibit Shire’s ownership or operation (or that of its respective subsidiaries) of all or any material portion the business or assets of us and our subsidiaries, taken as a whole, or of Shire and its subsidiaries, taken as a whole, or to compel Shire or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of us or our subsidiaries, taken as a whole, or of Shire’s and its subsidiaries, taken as a whole; and

•	the holders of no more than 15% of shares of our common stock shall have demanded appraisal of their shares in accordance with General Corporation Law of the State of Delaware.
      With regard to us, a “material adverse effect” means a material adverse effect on the financial condition, business, assets or results of operations of TKT and its subsidiaries, taken as a whole, or on our ability to consummate the transactions contemplated by the merger agreement, excluding any of those effects arising out of or resulting from:

•	changes or conditions generally affecting the industries in which we and our subsidiaries operate and not disproportionately affecting us and our subsidiaries;

•	changes in general economic or business conditions affecting any region in which we have a substantial presence;

•	the public announcement or disclosure of (x) the merger agreement, the license agreement, and the voting agreement or (y) the consummation or proposed consummation of the transactions contemplated by the merger agreement, the license agreement, and the voting agreement;

•	the results of our I2S study for the treatment of Hunter syndrome;

•	the taking of (x) any action contemplated by the merger agreement or (y) any action to which Shire shall have consented in writing;

•	any failure, in and of itself, by us to meet any projections, forecasts or revenue or earnings predictions made public or provided by us in writing to Shire prior to the date contemplated (it being understood that the facts or occurrences giving rise or contributing to that failure may be deemed to constitute, or be taken into account in determining whether there has been or is reasonably likely to be a material adverse effect); and

•	changes in laws of general application or interpretations thereof by courts or other governmental entities.

Conditions to Our Obligations
      Our obligation to effect the merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•	Shire and the Merger Subsidiary shall have performed in all material respects all of their material obligations under the merger agreement required to be performed by them at or prior to the completion of the merger;

•	the representations and warranties of Shire contained in the merger agreement (other than those set forth in the next bullet), disregarding all materiality and material adverse effect qualifications contained therein, shall be true and correct on and as of the closing date of the merger, other than representations and warranties that by their terms address matters only as of another specified time, which, disregarding all materiality and material adverse effect qualifications contained therein, shall be true and correct only as of that time, in each case, with only those exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect;

•	the representations and warranties of Shire relating to its organization, standing, power and other corporate matters and the authorization, execution, delivery, performance and enforceability of the merger agreement, the license agreement and the voting agreement, disregarding all materiality and material adverse effect qualifications contained therein, shall be true and correct in all material respects on and as of the closing date of the merger, other than representations and warranties that by their terms address matters only as of another specified time, which, disregarding all materiality and material adverse effect qualifications contained therein, shall be true and correct in all material respects only as of that time; and

•	we shall have received a certificate signed by an executive officer of Shire to the effect of the preceding three bullets.
      With regard to Shire, a “material adverse effect” means a material adverse effect on its ability to consummate the transactions contemplated by the merger agreement.
Termination of the Merger Agreement
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

•	by mutual written agreement of Shire and TKT;
      by either Shire or us if:

•	the merger has not been consummated on or before December 31, 2005; provided that the right to terminate the merger agreement pursuant to this provision shall not be available to any party whose breach of any provision of this merger agreement results in the failure of the merger to be consummated by that time;

•	there shall be any law or regulation that makes consummation of the merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining us, Shire or the Merger Subsidiary from consummating the merger is entered and that judgment, injunction, order or decree shall have become final and nonappealable;

•	our stockholders shall not have adopted the merger agreement at the stockholder meeting held for that purpose (or any adjournment thereof); or

•	the merger shall not have been approved in accordance with the requirements of the Listing Rules of the U.K. Listing Authority by Shire’s shareholders at the shareholder meeting held for that purpose (or any adjournment thereof).
      by Shire:

•	if a breach of any representation or warranty or failure to perform any covenant or agreement on our part set forth in the merger agreement shall have occurred that would cause a condition to the obligations of Shire and the Merger Subsidiary described in the first four bullets under “— Conditions to the Merger — Conditions to Shire’s and the Merger Subsidiary’s Obligations” not to be satisfied, and as a result of that breach that condition is incapable of being satisfied by December 31, 2005 or we shall have willfully and materially breached any of our obligations described under “— Stockholder Meeting; Proxy Statement” or “— No Solicitation of Other Offers; Adverse Recommendation Change;” or

•	in the event our board of directors makes an adverse recommendation change or shall have failed to call and hold a meeting of our stockholders in accordance with requirements described under “— Stockholder Meeting; Proxy Statement.”
      by us:

•	prior to the adoption of the merger agreement by our stockholders; provided (1) we notify Shire, in writing at least 48 hours falling within two business days prior to that termination, of our intention to terminate the merger agreement and to enter into a binding written agreement concerning an acquisition proposal that constitutes a superior proposal, attaching the most current version of that agreement (or a description of all material terms and conditions thereof), and (2) Shire does not make, within 48 hours falling within two business days of receipt of that written notification, a binding written offer to amend the terms of this merger agreement to include terms that are at least as favorable to our stockholders as that competing proposal, it being understood that we shall not enter into any such binding agreement during that 48-hour period; provided, further, that we shall have paid any amounts due, as described under “— Termination Fee”. If Shire shall have made a new offer as contemplated by the foregoing clause, then we may not terminate the merger agreement pursuant to the provision described in this bullet unless our board of directors shall have determined in good faith, after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of that competing proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and the likelihood and timing of consummation, that the terms of that competing proposal are more favorable than the terms of that new offer;

•	if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Shire or the Merger Subsidiary set forth in the merger agreement shall have occurred that would cause a condition to our obligation described under “— Conditions to the Merger — Conditions to our Obligations” not to be satisfied, and as a result of that breach that condition is incapable of being satisfied by December 31, 2005; or

•	if the board of directors of Shire shall have made a change in parent recommendation, or shall have failed to call and hold a meeting of the shareholders of Shire in accordance with the requirements described under “— Shire Shareholder Meeting; Change in Parent Recommendation.”
Termination Fee
      We are required to pay to Shire a termination fee of $52 million (provided that if we are obligated to pay a termination fee solely as a result of a transfer, sale, lease, license or other transaction involving a material portion of the assets licensed under the license agreement being deemed an acquisition proposal as a result of the provision described in the third bullet set forth below, then the fee shall be reduced to $16 million) if:

•	the merger agreement shall have been terminated by Shire as a result of an adverse recommendation change or by us to accept a superior proposal;

•	within 12 months of the termination of the merger agreement due to the failure to complete the merger by December 31, 2005, we shall have entered into a definitive written agreement with respect to, recommended to our stockholders or consummated, an acquisition proposal if prior to that termination there shall have been made an acquisition proposal (provided that solely for purposes of this bullet, the term acquisition proposal shall have the meaning set forth above under “— No Solicitation of Other Offers; Adverse Recommendation Change”, except that all references to “20%” shall be deemed references to “45%”); or

•	within 12 months of the termination of the merger agreement due to the failure of our stockholders to adopt the merger agreement at the meeting held for that purpose, we shall have entered into a definitive written agreement with respect to, recommended to our stockholders or consummated, an acquisition proposal if prior to our stockholder meeting there shall have been made an acquisition proposal (provided that solely for purposes of this bullet, the term acquisition proposal shall have the meaning set forth above under “— No Solicitation of Other Offers; Adverse Recommendation Change”, except that all references to “20%” shall be deemed references to “33 1/3%,” and it is understood that, for the purposes of this bullet, any transfer, sale, lease, license or other transaction involving a material portion of the assets licensed under the license agreement shall be deemed an acquisition proposal).
      If we are required to pay a termination fee to Shire, we are also obligated to reimburse Shire and its affiliates for 100% of their documented out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) up to $4 million actually incurred by any of them in connection with the merger agreement and the transactions contemplated by the merger agreement, including the arrangement of, obtaining the commitment to provide or obtaining any financing for those transactions.
      Shire is required to pay us a termination fee of $40 million, if:

•	the merger agreement shall have been terminated by either Shire or us due to the merger not being approved in accordance with the requirements of the Listing Rules of the U.K. Listing Authority by the shareholders of Shire at the meeting held for that purpose; or

•	if the board of directors of Shire shall have made a change in parent recommendation.
Amendment, Extension and Waiver
      Any provision of the merger agreement may be amended or waived prior to the completion of the merger if, but only if, that amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of the merger agreement by our stockholders and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for shares of our common stock.
      The merger agreement provides that no failure or delay by any party in exercising any right, power or privilege thereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the merger agreement shall be cumulative and not exclusive of any rights or remedies provided by law.
Indemnification Obligations
      The surviving corporation in the merger will, and Shire will and will cause the surviving corporation to, indemnify and hold harmless our present and former officers and directors in respect of acts or omissions occurring at or prior to the completion of the merger to the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws or provided under our certificate of incorporation and bylaws in effect on April 21, 2005; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.
      For six years after the completion of the merger, the surviving corporation in the merger will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by us (provided that Shire may substitute therefore policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate) with respect to claims arising from or related to facts or events which occurred at or before the completion of the merger; provided that, in satisfying its obligation, the surviving corporation will not be obligated to pay premiums in excess of 250% of the amount per annum that we paid in our last full fiscal year prior to April 21, 2005, which amount we have disclosed to Shire prior to April 21, 2005; and provided, further, that if the annual premiums of that insurance coverage exceed that amount, the surviving corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the completion of the merger, for a cost not exceeding that amount.
      If Shire, the surviving corporation or any of their successors or assigns consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of that consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Shire or the surviving corporation, as the case may be, shall assume their indemnification obligations.
      The indemnification rights provided in the merger agreement shall be in addition to, and not in limitation of, any rights to indemnification and exculpation of personal liability that may be provided under our certificate of incorporation or bylaws or those of any of our subsidiaries, or under the General Corporation Law of the State of Delaware or any other applicable laws or under any agreement with us and/or with our subsidiaries. These rights shall survive consummation of the merger and are expressly intended to benefit, and shall be enforceable by each indemnified party, his or her heirs and his or her personal representatives.
Employee Obligations
      During the period from the time of completion of the merger through its first anniversary, Shire shall, and shall cause its subsidiaries to, provide to each individual employed by us or any of our subsidiaries immediately prior to the completion of the merger, compensation and benefits that are no less favorable in the aggregate than those provided to that employee by us and our subsidiaries immediately prior to the completion of the merger. Without limiting the generality of the foregoing, Shire shall continue and maintain the TKT 2005 Management Bonus Plan on behalf of continuing employees in accordance with its terms and conditions in effect as of April 21, 2005 and shall pay any amounts due thereunder in respect of the 2005 performance year in accordance with those terms, and for the 2006 performance year and subsequent performance years, continuing employees shall participate in the bonus plans of Shire as in effect from time to time. However, the merger agreement does not constitute an express or implied promise of continued employment for any period or at all and will not interfere in any way with an employer’s right to dismiss an employee from employment at any time, with or without cause.
      The service of each continuing employee with us or our subsidiaries (or any predecessor employer) prior to the completion of the merger shall be treated as service with Shire and its subsidiaries for all purposes under each plan, program or arrangement in which that continuing employee is eligible to participate after the completion of the merger, except as otherwise limited or prohibited by applicable law, statute, ordinance, rule or regulation or the terms of that plan (provided that no such term shall apply to our continuing employees differently than other similarly situated employees of Shire).
      Following the completion of the merger, for purposes of each of our employee plans that provides employee welfare benefits, Shire shall, and shall cause its subsidiaries to, waive any pre-existing condition, exclusion, actively-at-work requirement, waiting period or similar limitation and provide full credit for any co-payments, deductibles or similar payments made or incurred by each of our continuing employees prior to the completion of the merger.
      Shire shall, and shall cause its subsidiaries to, honor each of our employee plans in accordance with its terms and all obligations thereunder that have accrued as of the completion of the merger, including obligations with respect to vacation, certain existing severance agreements, sick leave and paid time off. However, the merger agreement is not intended to prevent Shire from amending, suspending or terminating any applicable employee plan in accordance with its terms, or causing a subsidiary of Shire to effect such an amendment, suspension or termination.
      Shire shall provide certain retention, severance and other benefits to our and our subsidiaries’ employees who continue their employment after the merger, including cash payments and stock options for employees who remain employed for a specified period of time after the merger and severance benefits for employees whose employment is terminated in certain circumstances after the merger. The particular benefits announced by Shire for these continuing employees are described under “The Merger — Interests of Our Directors and Executive Officers in the Merger — Benefit Arrangements with Shire.” Prior to the completion of the merger, Shire shall cooperate in good faith to prepare the plans, programs and other documents necessary or appropriate to provide those benefits.
THE LICENSE AGREEMENT
      This section of the proxy statement describes the material provisions of the license agreement that we entered into with Shire but does not purport to describe all the provisions of the license agreement. The following summary is qualified in its entirety by reference to the complete text of the license agreement, which is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the license agreement.
      In connection with the execution of the merger agreement, we entered into an exclusive license agreement with Shire under which we granted to Shire the right to develop and manufacture the gene-activated pharmaceutical composition of erythropoietin, which we refer to as GA-EPO or Dynepo, and distribute and sell Dynepo outside of the United States and Canada, which we refer to as the territory.
Scope of License
      Subject to payment of the up-front royalty described below, we have granted Shire an exclusive and irrevocable license to technology (including manufacturing know-how but excluding certain intellectual property relating to the use of perfusion technology) owned by us or licensed to us by Aventis Pharmaceuticals Inc. (to the extent we are permitted to sublicense that technology) to:

•	develop, import, make and have made Dynepo throughout the world (subject to limitations relating to our patent litigation in the United States with Amgen) for distribution and sale in the territory;

•	register, market, have marketed, offer for sale, sell, have sold, distribute, have distributed and otherwise commercialize Dynepo in the territory; and

•	subject to our license agreement with Aventis, (1) develop, import, make and have made second generation products throughout the world (subject to limitations relating to our patent litigation in the United States with Amgen) for distribution and sale in the territory and (2) register, market, have marketed, offer for sale, sell, have sold, distribute, have distributed and otherwise commercialize second generation products in the territory.
      The license agreement defines a “second generation product” as any erythropoietin product or service that is any derivative, modification, mutant, fragment or peptide analog of erythropoietin or any other therapy involving the administration of erythropoietin such as gene or cell therapy processes or cell therapy products, carrier systems, fusion proteins, polymers and peptides (including any version of Dynepo that is long acting but not including any small molecule).

      Under the license agreement, Shire has the right to sublicense the licensed technology (subject to our ability to grant the right to sublicense the technology we license from Aventis), provided that those sublicenses are consistent with the rights and obligations defined in the license agreement. The license agreement also provides that Shire will have no right to sublicense Dynepo or second generation products outside the territory.
Effectiveness of the License Agreement
      The license agreement will take effect and Shire will be obligated to pay the up-front license fee described under “— Payments” if the merger agreement is terminated under one of the following circumstances:

•	by either us or Shire after a failure of Shire’s shareholders to approve the merger;

•	by us in the circumstances described in the ninth bullet under “The Merger Agreement — Termination of the Merger Agreement;”

•	by us if Shire fails to call and hold a shareholder meeting to approve the merger or makes a change in parent recommendation; or

•	by Shire in the circumstances described in the sixth bullet under “The Merger Agreement — Termination of the Merger Agreement” if our representation in the merger agreement regarding the furnishing of material information relating to the effect of the I2S product on patients with Hunter syndrome is among the provisions alleged to have been breached.
Non-compete
      We have agreed that for the term of the license agreement, we and our affiliates will not engage, directly or indirectly, in any activity involving the making, using, developing, licensing, manufacturing, selling, importing or exporting any product or processes in products or services for marketing and sales in the territory that:

•	have the biological function in humans of erythropoietin;

•	have the same biological target as erythropoietin; and/or

•	are directed to stimulating in a mammal the production of platelets and/or red blood cells.
Payments
      Shire has agreed in the license agreement to pay us an up-front license fee of $450 million upon the effectiveness of the license agreement and to pay all amounts due to third parties in connection with Shire’s exercise of its rights under the license agreement, including any royalties due to Aventis under our license agreement with Aventis. Under the terms of our license agreement with Aventis, $86 million of the $450 million up-front license fee will be paid directly to Aventis.
Representations and Warranties
      We have given representations and warranties to Shire in the license agreement regarding various matters, including representations and warranties relating to the licensed technology, information relating to any material side effects resulting from, or alleged to result from, Dynepo and matters relating to our license agreement with Aventis and our manufacturing agreement with Lonza Biologics plc relating to the manufacture of Dynepo. Shire has given representations and warranties to us in the license agreement regarding various matters. For purposes of the indemnification provisions described below, the parties have agreed that the representations and warranties will survive for 18 months after the date of the merger agreement. The license agreement provides that our ongoing obligations contained in the section of the license agreement that contains our representations and warranties will remain in force until completed.

Indemnification
      Under the license agreement, each party will indemnify and hold the other party and its affiliates, and their respective directors, officers, employees and agents, harmless from and against losses to the extent incurred and arising out of or resulting from claims asserted by third parties relating to:

•	the negligence, recklessness or intentional acts or omissions of the indemnifying party or its affiliates, and their respective directors, officers, employees and agents with respect to the license agreement and the transactions contemplated by it; or

•	any breach of a representation, warranty, covenant or agreement, including any obligation of Shire to make third-party royalty payments, of the indemnifying party under the license agreement (except to the extent such loss arose out of or resulted from the negligence, recklessness or intentional acts or omissions of the other party or its affiliates, and their respective directors, officers, employees and agents).
      To the extent not subject to the provisions described in the preceding paragraph and subject to certain limitations, Shire has agreed to indemnify and hold us, our affiliates, and our and their respective directors, officers, employees and agents, harmless from and against all losses to the extent incurred and arising out of or resulting from claims asserted by third parties relating to:

•	Shire’s development, manufacture and commercialization of Dynepo after the license agreement becomes effective;

•	bodily injury, death or property damage attributable to Shire’s performance of its obligations under the license agreement, or the manufacture, distribution, sale or use of Dynepo by Shire or its affiliates in the territory after the license agreement becomes effective;

•	any negligent act or omission in the promotion, marketing, distribution and sale of Dynepo by Shire or its affiliates, distributors, wholesalers, sublicensees or agents:

•	violations of any applicable law or regulation by Shire or its affiliates or sublicensees (acting under an agreement with Shire) by virtue of which Dynepo manufactured, distributed or sold will be alleged or determined to be not in compliance with any applicable law or regulation; or

•	any negligent act or omission of Shire or its affiliates in connection with interactions and communications with governmental authorities.
      To the extent not subject to the provision described in the first paragraph of this section and subject to certain limitations, we will indemnify and hold Shire, its affiliates, and their respective directors, officers, employees and agents and sublicensees, harmless from and against all losses to the extent incurred and arising out of or resulting from claims asserted by third parties relating to:

•	the development, manufacture or commercialization of Dynepo by us and our affiliates, licensees, sublicensees or distributors prior to effectiveness of the license agreement;

•	the development, manufacture or commercialization of Dynepo by us and our affiliates, licensees, sublicensees or distributors after the license agreement becomes effective;

•	bodily injury, death or property damage due to a failure to meet specifications in our manufacturing agreement with Lonza or other applicable requirements contained in the license agreement; or

•	any use by either us or Aventis of any information provided to us by Shire under the license agreement for purposes of our fulfillment of our obligations to Aventis under our license agreement with Aventis, in any manner inconsistent with our license agreement with Aventis or the license agreement.

Other Provisions
      The license agreement contains provisions regarding other matters related to the licensed technology, including:

•	the development, manufacture and sale of Dynepo;

•	our license agreement with Aventis;

•	our manufacturing agreement with Lonza;

•	compliance with law by Shire;

•	use of trademarks (including the Dynepo trademark) in connection with the sale of Dynepo in the territory;

•	ownership, filing, prosecution and maintenance of patents;

•	the enforcement of the licensed technology and defense against claims of infringement by third parties;

•	confidentiality of information under the license agreement; and

•	resolution of disputes arising out of or in any way connected with the license agreement, except that the merger agreement governs the resolution of disputes relating to the effectiveness of the license agreement or payment of the up-front license fee.
THE VOTING AGREEMENT
      This section of the proxy statement describes the material provisions of the voting agreement but does not purport to describe all the provisions of the voting agreement. The following summary is qualified in its entirety by reference to the complete text of the voting agreement, which is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the voting agreement.
Voting Arrangements and Related Provisions
      In connection with the execution of the merger agreement, Warburg Pincus & Co. and certain of its affiliates, which we collectively refer to as the Warburg Pincus stockholders, entered into a voting agreement with Shire. The Warburg Pincus stockholders have agreed to vote the shares of our common stock they own (together representing approximately 14% of the outstanding shares of our common stock on the record date) in favor of adoption of the merger agreement. Two of our directors are managing directors of Warburg Pincus LLC, an affiliate of the Warburg Pincus stockholders.
      Each of the Warburg Pincus stockholders has also agreed to vote the shares of our common stock owned by it against, and not to consent to, any of the following actions:

•	any acquisition proposal (as defined under “The Merger Agreement — No Solicitation of Other Offers; Adverse Recommendation Change”);

•	any reorganization, recapitalization, liquidation or winding-up of us or any other extraordinary transaction involving us;

•	any corporate action the consummation of which would prevent or delay the consummation of the transactions contemplated by the merger agreement; and

•	any other matter relating to, or in connection with, any of the foregoing matters.
      Each of the Warburg Pincus stockholders has granted a proxy appointing Shire as that stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in that stockholder’s name, to vote, express consent or dissent, or otherwise to utilize the voting power of that stockholder’s shares of our common stock in the manner described above. This proxy is irrevocable and was granted in consideration of Shire entering into the voting agreement and merger agreement and incurring certain related fees and expenses. This proxy will be automatically revoked upon termination of the voting agreement in accordance with its terms.
      In the voting agreement, the Warburg Pincus stockholders have further agreed not to:

•	grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of our common stock owned by it;

•	sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any shares of our common stock owned by it during the term of the voting agreement;

•	seek or solicit any sale, assignment, transfer, encumbrance, other disposition, contract, option or other arrangement or understanding of the type described in the preceding bullet and to notify Shire promptly, and to provide all details requested by Shire, if it is approached or solicited, directly or indirectly, by any person with respect to any of the matters addressed in this bullet and the two preceding bullets; and

•	demand appraisal of any shares of our common stock owned by it that may arise with respect to the merger, including under Section 262 of the General Corporation Law of the State of Delaware.
Non-solicitation
      Except as provided below, the Warburg Pincus stockholders and their affiliates have agreed in the voting agreement to not, and to use their reasonable best efforts to cause their officers, directors, employees or other agents not to, directly or indirectly:

•	take any action to solicit or initiate any acquisition proposal; or

•	engage in negotiations with, or disclose any nonpublic information relating to us or any of our subsidiaries or afford access to our properties, books or records or those of any of our subsidiaries to, any person that may be considering making, or has made, an acquisition proposal or has agreed to endorse an acquisition proposal.
      Except as provided below, each Warburg Pincus stockholder has agreed in the voting agreement to promptly notify Shire after receipt of an acquisition proposal or any request for nonpublic information relating to us or any of our subsidiaries or for access to our properties, books or records or those of any of our subsidiaries by any person that has made, or to that stockholder’s knowledge is intending to make, an acquisition proposal and to keep Shire informed, on a current basis, of the status and details of any such acquisition proposal or request.
      The voting agreement provides that each Warburg Pincus stockholder signed the voting agreement solely in its capacity as the beneficial owner of the shares of our common stock owned by it, and that nothing in the voting agreement, including, without limitation, the provisions described in the preceding paragraphs, shall prevent or in any way limit any officers, directors, employees or other agents of any Warburg Pincus stockholder from taking any action in his or her capacity as a director or officer of TKT, including, without limitation, those actions permitted by the provisions of the merger agreement described under “The Merger Agreement — No Solicitation of Other Offers; Adverse Recommendation Change.”
Termination
      The voting agreement automatically terminates on the earlier of the effective date of the merger and the date of termination of the merger agreement.

APPRAISAL RIGHTS
      Delaware law entitles the holders of shares of our common stock, who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware, to have their shares appraised by the Delaware Court of Chancery, which we refer to as the Chancery Court, and to receive “fair value” of these shares as of completion of the merger in place of the merger consideration, as determined by the Chancery Court.
      In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262 of the General Corporation Law of the State of Delaware.
      The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex F to this proxy statement.
      Section 262 of the General Corporation Law of the State of Delaware requires that stockholders on the record date for the special meeting be notified not less than 20 days before the special meeting that appraisal rights will be available. A copy of Section 262 of the General Corporation Law of the State of Delaware must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the General Corporation Law of the State of Delaware. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the General Corporation Law of the State of Delaware contained in Annex F to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware will result in the loss of your appraisal rights under Delaware law.
      If you elect to demand appraisal of your shares, you must:

•	be a holder of record of shares of our common stock on the date of such demand;

•	deliver to us a written demand for appraisal of your shares of TKT common stock before the vote of stockholders with respect to the merger is taken;

•	not vote in favor of the merger; and

•	continuously hold your shares of our common stock through the effective date of the merger.
      Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the General Corporate Law of the State of Delaware. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (i.e., abstaining) will not operate as a waiver of the stockholder’s appraisal rights.
      Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of our common stock in connection with the merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
      All demands for appraisal should be made in writing and addressed to the Secretary of TKT at 700 Main Street, Cambridge, Massachusetts 02139 and must be made prior to the stockholder vote on the merger is taken at the special meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps summarized in this section.
      Within 10 days after the effective date of the merger, the surviving corporation in the merger must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. Within 120 days after the effective date, either the surviving corporation in the merger or any holder who has complied with the requirements of Section 262 of the General Corporation Law of the State of Delaware and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery (which we refer to as the Chancery Court) demanding a determination of the fair value of the shares of our common stock held by all holders entitled to appraisal. Neither TKT nor Shire has any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective date of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation in the merger a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within 10 days after a written request for the statement has been received by the surviving corporation in the merger.
      If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation in the merger, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the surviving corporation. After notice to holders of our common stock who have demanded appraisal of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct a hearing, at which the Chancery Court will determine those holders who have complied with Section 262 of the General Corporation Law of the State of Delaware and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.
      After determination of the holders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of our common stock.
      In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares of our common stock as determined under Section 262 of the General Corporation Law of the State of Delaware could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the effective date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the General Corporation Law of the State of Delaware provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the General Corporation Law of the State of Delaware to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
      Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Costs do not include attorneys’ fees or expert witness fees expenses; provided, however, that upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal.
      Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distribution payable to our stockholders of record at a date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, all holders’ rights to appraisal shall cease, and all holders will become entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. If the holder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation in the merger. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and such approval may be subject to conditions the Chancery Court deems just.
      In view of the complexity of Section 262 of the General Corporation Law of the State of Delaware, holders of shares of our common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA
      Our common stock is traded on The NASDAQ National Market under the symbol “TKTX.” The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The NASDAQ National Market.

	Common Stock

	High	Low

Year Ended December 31, 2003
First quarter	$10.20	$3.74
Second quarter	$11.82	$5.25
Third quarter	$13.73	$10.22
Fourth quarter	$16.23	$10.34

Year Ended December 31, 2004
First quarter	$18.87	$10.45
Second quarter	$17.64	$13.53
Third quarter	$17.80	$12.82
Fourth quarter	$26.40	$16.13

Year Ended December 31, 2005
First Quarter	$25.02	$21.96
Second Quarter through June 22, 2005	$36.81	$24.43
      The following table sets forth the closing sales prices per share of our common stock, as reported on The NASDAQ National Market on April 20, 2005, the last full trading day before the public announcement of the proposed merger, and on June 22, 2005, the latest practicable date before the printing of this proxy statement:

April 20, 2005	$30.44
June 22, 2005	$36.60
      If the merger is consummated, each share of our common stock will be converted into the right to receive $37.00 in cash, without interest, and our common stock will be removed from quotation on The NASDAQ National Market and there will be no further public market for shares of our common stock.
      We have never paid dividends on shares of our common stock and do not anticipate paying dividends on shares of our common stock in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS
      The following table sets forth information, as of May 16, 2005 (except as otherwise stated in the footnotes to this table), regarding the ownership of our common stock by (i) each person known by us to own more than 5% of the outstanding shares of our common stock, (ii) each director, (iii) each of our named executive officers as of December 31, 2004 and (iv) all current directors and executive officers as a group.

	Shares of
	Common		Percentage of
	Stock		Common
	Beneficially		Stock
Name and Address of Beneficial Owner	Owned(1)		Outstanding(2)

Five Percent Holders
Warburg, Pincus Equity Partners, L.P.	5,038,396	(3)	14.1%
466 Lexington Avenue, 10th Floor
New York, NY 10017-3147
A. Alex Porter	3,205,869	(4)	9.0%
c/o Porter Orlin Inc.
100 Park Avenue Suite 2120
New York, NY 10017
Deutsche Bank AG	2,486,382	(5)	7.0%
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany
Ziff Asset Management, L.P.	2,305,000	(6)	6.5%
153 East 53rd Street, 43rd Floor
New York, NY 10022
FMR Corp.	2,262,228	(7)	6.4%
82 Devonshire Street
Boston, MA 02109
Citigroup Inc.	2,245,681	(8)	6.3%
399 Park Avenue
New York, NY 10043
Aventis Holdings Inc.	2,187,408	(9)	6.1%
3711 Kennett Pike, Suite 200
Greenville, DE 19801
OrbiMed Advisors LLC	2,126,100	(10)	6.0%
767 3rd Avenue, 30th Floor
New York, NY 10017
Barclays Global Investors, NA	2,037,176	(11)	5.7%
45 Fremont Street, 17th Floor
San Francisco, CA 94105
T. Rowe Price Associates, Inc.	2,038,770	(12)	5.7%
100 E. Pratt Street
Baltimore, MD 21202

	Shares of
	Common		Percentage of
	Stock		Common
	Beneficially		Stock
Name and Address of Beneficial Owner	Owned(1)		Outstanding(2)

Citigroup Global Markets Holdings Inc.	2,029,991	(8)	5.7%
388 Greenwich Street
New York, NY 10013
Directors and Named Executive Officers
Michael J. Astrue	—	(13)	—
Walter Gilbert, Ph.D.	44,168	(14)	*
Dennis H. Langer, M.D., J.D.	6,668	(15)	*
Jonathan S. Leff	5,038,944	(16)	14.1%
c/o Warburg Pincus LLC
466 Lexington Avenue, 10th Floor
New York, NY 10017-3147
Rodman W. Moorhead, III	5,092,862	(17)	14.3%
c/o Warburg Pincus LLC
466 Lexington Avenue, 10th Floor
New York, NY 10017-3147
Lydia Villa-Komaroff, Ph.D.	6,668	(18)	*
Wayne P. Yetter	30,251	(19)	*
Renato Fuchs, Ph.D.	98,334	(20)	*
Neil Kirby, Ph.D.	57,500	(21)	*
David D. Pendergast, Ph.D.	136,750	(22)	*
Gregory D. Perry	49,787	(23)	*
All directors and current executive officers as a group
(11 individuals)	5,523,536	(24)	15.3%

*	Percentage is less than 1% of the total number of outstanding shares of our common stock.

(1)	The number of shares beneficially owned by each person is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has the sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of May 16, 2005 through the exercise of any stock option or other right. Except as indicated in the footnotes to this table, each person or entity listed has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	The number of shares of our common stock deemed outstanding for purposes of determining the percentage of common stock held by a person or entity includes 35,619,344 shares outstanding as of May 16, 2005, and any shares subject to issuance upon exercise of options or other rights held by such person or entity that were exercisable on or exercisable within 60 days after May 16, 2005.

(3)	The information presented herein is as reported in, and based solely upon, a Schedule 13D/A filed with the SEC on April 21, 2005 by Warburg Pincus Equity Partners, L.P. The stockholders are Warburg Pincus Equity Partners, L.P., including three affiliated partnerships (“WPEP”). Warburg Pincus & Co. (“WP”) is the sole general partner of WPEP. WPEP is managed by Warburg Pincus LLC (“WP LLC”). Pursuant to the voting agreement described under “The Voting Agreement,” WPEP has agreed to vote all of its shares of our common stock in favor of the adoption of the merger agreement and against any other corporate action that would prevent or delay the consummation of the transactions contemplated by the merger agreement.

(4)	The information presented herein is as reported in, and based solely upon, a Schedule 13G/ A filed with the SEC on February 14, 2005 by A. Alex Porter, Paul Orlin, Geoffrey Hulme, Jonathan W. Friedland, and CF Advisors, LLC. These reporting persons have shared voting power and sole dispositive power as to the following number of shares: A. Alex Porter: 3,205,869; Paul Orlin: 3,205,869; Geoffrey Hulme: 3,127,759; Jonathan W. Friedland: 3,127,759; and CF Advisors, LLC: 1,813,159. These reporting persons have disclaimed beneficial ownership over these shares except to the extent of their pecuniary interest therein.

(5)	The information presented herein is as reported in, and based solely upon, a Schedule 13G/ A filed with the SEC on February 27, 2004 by Deutsche Bank AG (“DBAG”). Shares deemed beneficially owned by DBAG include shares owned by various entities affiliated with DBAG, including Deutsche Bank Trust Company Americas and DWS Holding & Service GmbH. DBAG has sole voting and dispositive power as to all of these shares.

(6)	The information presented herein is as reported in, and based solely upon, a Schedule 13G filed with the SEC on April 5, 2004 by Ziff Asset Management, L.P. (“Ziff”). Shares deemed beneficially owned by Ziff include shares owned by Philip Korsant and PBK Holdings, Inc. Each beneficial owner has shared voting and dispositive power as to all of these shares.

(7)	The information presented herein is as reported in, and based solely upon, a Schedule 13G/ A filed with the SEC on February 14, 2005 by FMR Corp. (“FMR”). Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is deemed a beneficial owner as a result of its role as investment advisor to various entities affiliated with FMR, including Fidelity Growth Company Fund, which directly owns approximately 1,869,188 of the shares reported as held by FMR Corp. Edward C. Johnson 3d, Chairman of FMR, and Abigail Johnson, a Director of FMR, own 12% and 24.5% of the aggregate outstanding voting stock of FMR, respectively. Edward C. Johnson 3d and FMR, through their control of Fidelity Management & Research Company, each have the sole power to dispose of all of these shares. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees.

(8)	The information presented herein is as reported in, and based solely upon, a Schedule 13G filed jointly with the SEC on February 11, 2005 by Citigroup Inc., a Delaware corporation (“Citigroup”), and Citigroup Global Markets Holdings Inc., a New York corporation (“CGM Holdings”). Citigroup has shared voting and dispositive power as to 2,029,991 shares, and CMG Holdings has shared voting and dispositive power as to 2,245,681 shares.

(9)	The information presented herein is as reported in, and based solely upon, a Schedule 13G filed jointly with the SEC on February 9, 2005 by Sanofi-Aventis, a French corporation headquartered in Paris, France (“Sanofi-Aventis”); Aventis Pharmaceuticals Inc., a Delaware corporation headquartered in Bridgewater, New Jersey USA (“API”); Aventis Holdings Inc., a Delaware corporation headquartered in Greenville, Delaware, USA (“AHI”); and Aventis Inc., a Pennsylvania corporation headquartered in Bridgewater, New Jersey USA (“Aventis”). Each beneficial owner has shared voting and dispositive power as to all of these shares.

(10)	The information presented herein is as reported in, and based solely upon, a Schedule 13G/ A filed with the SEC on February 14, 2005 by OrbiMed Advisors LLC, a Delaware limited liability company.

(11)	The information presented herein is as reported in, and based solely upon, a Schedule 13G filed with the SEC on February 14, 2005 by Barclays Global Investors, NA.

(12)	The information presented herein is as reported in, and based solely upon, a Schedule 13G filed with the SEC on February 10, 2004 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). Shares deemed beneficially owned by T. Rowe Price include shares owned by individual and institutional investors for which T. Rowe Price serves as an investment advisor. T. Rowe Price disclaims beneficial ownership of these shares. T. Rowe Price filed a Schedule 13G/ A with the SEC on February 14, 2005 to report that, as of February 14, 2005, T. Rowe Price had ceased to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

(13)	Mr. Astrue resigned as a member of our board of directors and as chief executive officer on April 21, 2005.

(14)	Shares deemed to be beneficially owned by Dr. Gilbert include 44,168 shares of common stock issuable within 60 days of May 16, 2005 upon exercise of outstanding stock options granted under the Company’s stock option plans.

(15)	Shares deemed to be beneficially owned by Dr. Langer include 6,668 shares of common stock issuable within 60 days of May 16, 2005 upon exercise of outstanding stock options granted under the Company’s stock option plans.

(16)	Shares deemed to be beneficially owned by Mr. Leff include 5,038,944 shares of common stock held by WPEP, WP and their affiliates, and 548 shares of common stock held by Mr. Leff. Mr. Leff is a general partner of WP and a managing director and member of WP LLC. Shares held by WPEP, WP and their affiliates are included because of Mr. Leff’s affiliation with the Warburg Pincus entities. Mr. Leff disclaims beneficial ownership of all shares held by WPEP, WP and their affiliates.

(17)	Shares deemed to be beneficially owned by Mr. Moorhead include 5,092,862 shares of common stock held by WPEP, WP and their affiliates, and 54,466 shares of common stock held by Mr. Moorhead. Mr. Moorhead is a general partner of WP and a managing director and member of WP LLC. Shares held by WPEP, WP and their affiliates are included because of Mr. Moorhead’s affiliation with the Warburg Pincus entities. Mr. Moorhead disclaims beneficial ownership of all shares held by WPEP, WP and their affiliates.

(18)	Shares deemed to be beneficially owned by Dr. Lydia Villa-Komaroff include 6,668 shares of common stock issuable within 60 days of May 16, 2005 upon exercise of outstanding stock options granted under the Company’s stock option plans.

(19)	Shares deemed to be beneficially owned by Mr. Yetter consist of 30,251 shares of common stock issuable within 60 days of May 16, 2005 upon exercise of outstanding stock options granted under the Company’s stock option plans.

(20)	Shares deemed to be beneficially owned by Dr. Fuchs consist of 98,334 shares of common stock issuable within 60 days of May 16, 2005 upon exercise of outstanding stock options granted under the Company’s stock option plans.

(21)	Shares deemed to be beneficially owned by Dr. Kirby consist of 57,500 shares of common stock issuable within 60 days of May 16, 2005 upon exercise of outstanding stock options granted under the Company’s stock option plans.

(22)	Shares deemed to be beneficially owned by Dr. Pendergast consist of 136,750 shares of common stock issuable within 60 days of May 16, 2005 upon exercise of outstanding stock options granted under the Company’s stock option plans.

(23)	Shares deemed to be beneficially owned by Mr. Perry consist of 49,787 shares of common stock issuable within 60 days of May 16, 2005 upon exercise of outstanding stock options granted under the Company’s stock option plans.

(24)	Includes 430,126 shares of common stock issuable within 60 days of May 16, 2005 upon exercise of outstanding stock options granted under the Company’s stock option plans to current directors and executive officers as a group. Shares owned by WPEP, WP and their affiliates attributable to both Mr. Leff and Mr. Moorhead are counted only once.

FUTURE STOCKHOLDER PROPOSALS
      If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we plan to hold our 2005 Annual Meeting. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for the 2005 Annual Meeting may be sent to us at: Transkaryotic Therapies, Inc., Attention: Corporate Communications, 700 Main Street, Cambridge, Massachusetts 02139 ((617) 349-0200). We would need to receive such proposals within a reasonable time before we begin to print and mail our proxy material for the 2005 Annual Meeting. All stockholder proposals would also need to meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in our proxy statement for our 2005 Annual Meeting.
      If a stockholder wishes to present a proposal before the 2005 Annual Meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must also give written notice to the Corporate Communications Department at our principal executive offices in Cambridge, Massachusetts. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting. If the 2005 Annual Meeting were to be held on November 15, 2005, we would have to receive such notice no earlier than August 17, 2005 and no later than September 16, 2005. Notwithstanding the foregoing, if we provide less than 70 days notice or prior public disclosure of the date of the meeting to the stockholders, notice by the stockholders must be received by the Corporate Communications Department no later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2005 Annual Meeting, the persons named in the proxy will have discretionary authority to vote on any such proposal. If a stockholder makes a timely notification, the persons named in the proxy may still exercise discretionary authority under circumstances consistent with SEC proxy rules.
HOUSEHOLDING OF PROXY STATEMENT
      In accordance with Rule 14a-3(e)(l) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Transkaryotic Therapies, Inc., Attention: Corporate Communications, 700 Main Street, Cambridge, Massachusetts 02139, and our telephone number is (617) 349-0200.
WHERE YOU CAN FIND MORE INFORMATION
      Each of TKT and Shire files annual, quarterly and current reports and TKT files, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.
      The filings of TKT and Shire with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

      If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Innisfree M&A Incorporated, our proxy solicitor, at (212) 750-5833.

By Order of the Board of Directors,

Tamara L. Joseph
Secretary
June 27, 2005
      WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

ANNEX A
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.
      The merger agreement contains representations and warranties made by us to Shire and the Merger Subsidiary and representations and warranties made by Shire and the Merger Subsidiary to us. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement between Shire and the Merger Subsidiary, on the one hand, and us, on the other hand, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the merger agreement. Moreover, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.
AGREEMENT AND PLAN OF MERGER
dated as of
April 21, 2005
among
TRANSKARYOTIC THERAPIES, INC.,
SHIRE PHARMACEUTICALS GROUP PLC
and
SPARTA ACQUISITION CORPORATION

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 21, 2005, among Transkaryotic Therapies, Inc., a Delaware corporation (the “Company”), Shire Pharmaceuticals Group plc, a public limited company incorporated under the laws of England and Wales (“Parent”), and Sparta Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).
WITNESSETH:
      WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved and deemed it advisable that the respective stockholders of the Company, Parent and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;
      WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Company are entering into an agreement (the “Dynepo License Agreement”) with respect to the manufacturing, distribution and sale of the gene-activated pharmaceutical composition of erthyropoietin (“Dynepo”) outside of North America; and
      WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, on the one hand, and Warburg, Pincus Equity Partners, L.P., Warburg Pincus & Co. and certain of their Affiliates, on the other hand, are entering into an agreement (the “Voting Agreement” and, together with this Agreement and the Dynepo License Agreement, the “Transaction Agreements”) pursuant to which such stockholders will agree to take specified actions in furtherance of the Merger;
      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE 1
Definitions
      Section 1.01.     Definitions. (a) The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“AIM Study” means the clinical trial evaluating the use of Iduronate-2-Sulfatase for Hunter syndrome entitled the “Assessment of I2S in MPS II.”

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004 and the footnotes thereto set forth in the Company 10-K.

“Balance Sheet Date” means December 31, 2004.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Disclosure Schedule” means the Company disclosure schedule delivered to Parent by the Company concurrently herewith.

“Company Employee Plan” means any Employee Plan that is maintained, administered, sponsored by or contributed to by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which the Company or any of its Subsidiaries has any liability and that covers current or former directors or employees of the Company or any of its Subsidiaries.

“Company International Plan” means any International Plan that is maintained, administered, sponsored by or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability and that covers current or former directors or employees of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or on the Company’s ability to consummate the transactions contemplated by this Agreement, excluding any such effect arising out of or resulting from (i) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate and not disproportionately affecting the Company and its Subsidiaries, (ii) changes in general economic or business conditions affecting any region in which the Company has a substantial presence, (iii) the public announcement or disclosure of (x) the Transaction Agreements or (y) the consummation or proposed consummation of the transactions contemplated by the Transaction Agreements, (iv) the results of the AIM Study, (v) the taking of (x) any action contemplated by this Agreement or (y) any action to which Parent shall have consented in writing, (vi) any failure, in and of itself, by the Company to meet any projections, forecasts or revenue or earnings predictions made public or provided by the Company in writing to Parent prior to the date hereof (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or is reasonably likely to be a Company Material Adverse Effect) and (vii) changes in laws of general application or interpretations thereof by courts or other governmental entities.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee Plan” means, written or otherwise, any (x) “employee benefit plan”, as defined in Section 3(3) of ERISA, (y) employment, severance or similar service agreement, plan, arrangement or policy or any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-based rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits), or (z) loan; in each case covering or extended to any current or former director or employee; provided that any International Plan (and any plan or program that would otherwise constitute an International Plan, but for the proviso in the definition of such term) shall not constitute an Employee Plan.

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement by the Company with any governmental authority, relating to the protection, investigation or restoration of human health and safety, environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities required by Environmental Laws for the Company or any of its Subsidiaries to conduct its business.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, trade secrets and, whether or not confidential, and know-how (including manufacturing and production processes and techniques and research and development information), copies and tangible embodiments of any of the foregoing, in whatever form or medium, all rights to obtain and rights to apply for patents, and to register trademarks and copyrights and all rights in all of the foregoing provided by treaties, conventions and common law.

“International Plan” means, whether or not statutorily required, any (x) employment, severance or similar service agreement, plan, arrangement or policy; (y) any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or (z) loan; in each case covering or extended to any current or former director or employee, where such individuals are located exclusively outside of the United States; provided that a plan or program sponsored or operated by a governmental authority (including the State Earnings Related Pension Scheme in the United Kingdom) shall not constitute an International Plan.

“Knowledge” of (a) the Company or any of its Subsidiaries means the knowledge of any of the individuals set forth in Section 1.01 of the Company Disclosure Schedule and (b) Parent or any of its Subsidiaries means the knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel or any senior officer responsible for each functional area of Parent.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Qualifying Termination” means (a) a termination by either Parent or the Company pursuant to Section 10.01(b)(iv), (b) a termination by the Company pursuant to Section 10.01(f) or Section 10.01(g) or (c) a termination by Parent pursuant to Section 10.01(e) if Section 4.24 is among the provisions alleged by Parent to have been breached.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Shares” means the shares of common stock, $0.01 par value, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person other than Parent or any of its Affiliates and their respective advisors and agents (acting in such capacity).

      (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adverse Recommendation Change	6.02
Agreement	Preamble
Certificates	2.03
Change in Parent Recommendation	7.01
Closing Date	2.01
Company	Preamble
Company Payment Event	11.04
Company Proxy Statement	4.10
Company SEC Documents	4.07
Company Securities	4.05
Company Stock Option	2.05
Company Stock Plan	2.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06
Competing Proposal	10.01
Confidentiality Agreement	6.03
Continuing Employee	7.05

Term	Section

Continuing Employee Plans	7.05
Current SEC Documents	4.12
Dynepo	Recitals
Dynepo License Agreement	Recitals
Effective Time	2.01
End Date	10.01
Exchange Agent	2.03
Exchange Ratio	2.05
FDA	4.20
GAAP	4.08
Hunter Data	4.24
I2S	4.24
Indemnified Person	7.04
Key Product	4.21
License Agreement	4.19
Material Contract	4.21
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
New Offer	10.01
Parent	Preamble
Parent Payment Event	11.04
Parent Share	2.05
Parent Shareholder Circular	5.05
Parent Shareholder Meeting	7.01
Preferred Stock	4.05
Product Contract	4.21
Specified Stock Option	6.01
Substituted Stock Option	2.05
Substitution Premium	2.05
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.16
Tax Return	4.16
Taxing Authority	4.16
Transaction Agreements	Recitals
Voting Agreement	Recitals
Warn Act	4.17
      Section 1.02.     Other Definitional And Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any Schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all related rules, regulations, ordinances, directives, treaties and judicial or administrative decisions, judgments, decrees or injunctions of any U.S. or non-U.S. federal, state, local or foreign governmental authority. References to any U.S. legal term shall, with respect to any jurisdiction other than the United States or any state or territory thereof, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.
ARTICLE 2
The Merger
      Section 2.01.     The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
      (b) The closing of the Merger shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York as soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver (by the party or parties entitled to the benefits thereof) of all conditions to the Merger (other than any condition that by its nature cannot be satisfied until the closing of the Merger, but subject to satisfaction of such condition), or at such other place, date and time as may be agreed by the parties. The date on which the closing of the Merger occurs is referred to in this Agreement as the “Closing Date”. The parties shall prepare and on the Closing Date shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents executed in accordance with the relevant provisions of Delaware Law and shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as Parent and the Company shall agree and is specified in the certificate of merger).
      (c) The Merger shall have the effects set forth in Section 259 of the Delaware Law.
      Section 2.02.     Conversion of Shares. At the Effective Time,

(a) except as otherwise provided in Section 2.02(b) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $37.00 in cash, without interest (the “Merger Consideration”);

(b) each Share held by the Company as treasury stock or owned by Parent or any of its wholly-owned Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      Section 2.03.     Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company, reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time represented Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.02(a) (the “Certificates”) for the Merger Consideration, and Parent and Exchange Agent shall enter into an exchange agreement which shall, in form and substance, be reasonably acceptable to the Company. Parent shall, on and from time to time after the Effective Date, make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates. As promptly as practicable after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Certificates a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be reasonably acceptable to the Company) for use in such exchange.
      (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration pursuant to Section 2.02(a) shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share formerly represented by a Certificate. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.
      (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
      (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.
      (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest and other income earned thereon) that remains unclaimed by the holders of Certificates six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged such Certificate for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
      (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.
      Section 2.04.     Dissenting Shares. Notwithstanding Section 2.02, Shares which are issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted such Shares in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
      Section 2.05.     Company Stock Options. (a) Except as provided in Section 2.05(b), each option (a “Company Stock Option”) to purchase Shares granted under an equity compensation plan or arrangement of the Company (a “Company Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled as of the Effective Time, and in consideration therefor the Company shall pay the holder of such Company Stock Option at the Effective Time an amount in cash equal to the product of (i) the excess, if any, of $37.00 over the applicable exercise price per Share of such Company Stock Option multiplied by (ii) the number of Shares such holder could have purchased (assuming full vesting of such Company Stock Option) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.
      (b) (i) Each Specified Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled as of the Effective Time, and in substitution therefor Parent shall, as soon as reasonably practicable following the Effective Time (i.e., during the next available time that is not a “closed period” under applicable law or Parent’s company policy), provide to the holder of such Specified Stock Option a stock option of equivalent value under an equity compensation plan of Parent then in effect (a “Substituted Stock Option”). A Substituted Stock Option shall be deemed to have value equivalent to the applicable Specified Stock Option if (x) the exercise price of such Substituted Stock Option is calculated pursuant to the rules of Parent’s scheme for substituted grants on the date of grant of such Substituted Stock Option and (y) the number of shares of Parent’s ordinary shares (“Parent Shares”) covered by such Substituted Stock Option is equal to, as rounded down to the nearest whole share, the product of the number of Shares that the holder of such Specified Stock Option could have purchased (assuming full vesting of such Specified Stock Option) had such holder exercised such Specified Stock Option in full immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), and further multiplied by a Substitution Premium (as defined below). The “Exchange Ratio” shall be a number (rounded to the nearest ten-thousandth) determined by dividing the pound sterling equivalent of $37.00 (using an exchange rate agreed between Parent and the Company, as in effect on the date on which the Effective Time occurs) by the average of the closing sales prices of a Parent Share (expressed in pound sterling at the same exchange rate) on the London Stock Exchange during the five full trading days immediately preceding the date on which the Effective Time occurs. The “Substitution Premium” shall be a number greater than 1 that Parent’s Remuneration Committee shall determine in its sole and reasonable discretion prior to the Effective Time to take into account the fact that Specified Stock Options would otherwise have vested over time, whereas Substituted Stock Options will vest on the basis of performance.
      (ii) At the Effective Time, Parent shall have effective a registration statement on Form S-8 (or another appropriate form) registering a number of Parent Shares equal to the number of Parent Shares subject to the Substituted Stock Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Substituted Stock Options may remain outstanding.
      (c) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options any required notices and shall take any other required or appropriate action under the terms of such Company Stock Plans, including (i) obtaining any consents from such holders and (ii) making any amendments to the terms of such Company Stock Plans, in each case that are necessary to give effect to the transactions contemplated by this Section 2.05.

      Section 2.06.     Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
      Section 2.07.     Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, options or warrants, as the case may be, in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
      Section 2.08.     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.
ARTICLE 3
The Surviving Corporation
      Section 3.01.     Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Delaware Law.
      Section 3.02.     Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Delaware Law.
      Section 3.03.     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Delaware Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 4
Representations and Warranties of the Company
      Except as set forth in (i) the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC after January 1, 2004 and publicly available prior to the date of this Agreement or (ii) the Company Disclosure Schedule (with specific reference to the Section or subsection of this Agreement to which the information stated therein relates; provided that information set forth in one Section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other Section or subsection to which its relevance is readily apparent on its face), the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of the Transaction Agreements to which it is a party and the consummation by the Company of the transactions contemplated thereby are within the Company’s corporate powers and, except for obtaining the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the representation in Section 5.08 is true and correct, the adoption of this Agreement by the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements. Each of the Transaction Agreements to which it is a party constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws of general application relating to or affecting creditors’ rights and (ii) for the limitations imposed by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) determined that the Transaction Agreements and the transactions contemplated thereby are fair to and in the best interest of the Company’s stockholders, (ii) approved the Transaction Agreements and the transactions contemplated thereby, (iii) resolved to recommend adoption of this Agreement by its stockholders, (iv) declared this Agreement and the Merger advisable and (v) directed that this Agreement be submitted to a vote at a meeting of the Company’s stockholders.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of the Transaction Agreements to which it is a party and the consummation by the Company of the transactions contemplated thereby require no action by the Company by or in respect of, or filing by the Company with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and any applicable competition, antitrust or similar law of any jurisdiction outside the United States, (iii) compliance with any applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country and (v) any actions or filings the failure of which to take is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, there is no material issue with regard to the transactions contemplated by the Transaction Agreements under the HSR Act or any applicable competition, antitrust or similar law of any jurisdiction outside the United States.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the transactions contemplated thereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any law, statute, ordinance, rule, regulation, judgment, injunction, order or decree applicable to the Company or any of its Subsidiaries, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any material benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, other instrument, license, franchise, permit, certificate, approval or other similar authorization to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii), and (iv) for such contraventions, conflicts, violations or breaches, failures to obtain any such consent or take any other action, defaults, terminations, cancellations, accelerations, losses or Liens that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 100,000,000 Shares and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), of which 1,000,000 shares have been designated Series B Preferred Stock. As of the close of business on April 15, 2005, there were outstanding 34,894,799 Shares and no shares of Preferred Stock. As of the close of business on April 15, 2005, there were outstanding Company Stock Options to purchase an aggregate of 6,383,731 Shares (of which options to purchase an aggregate of 5,384,682 Shares had an exercise price equal to or less than $37.00 and a weighted-average exercise price of $16.33). Section 4.05(a) of the Company Disclosure Schedule sets forth a schedule of all outstanding Company Stock Options as of the close of business on April 15, 2005, including with respect to each such Company Stock Option, the name of the holder, the equity compensation plan under which it was granted, whether the option is an incentive stock option or a non-qualified stock option, the exercise price and the grant date. All outstanding shares of capital stock of the Company have been, and all Shares that may be issued upon exercise of Company Stock Options will be when issued, duly authorized, validly issued, fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b) Except as set forth in this Section 4.05 and for changes since March 31, 2005 resulting from the exercise of Company Stock Options outstanding on such date, as of the date of this Agreement there are no outstanding (i) shares of capital stock of or other voting securities or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction (with respect to jurisdictions that recognize such concept) where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Section 4.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. SEC Filings; Sarbanes-Oxley Act. (a) The Company has made available to Parent true and complete copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2004 and 2003, (ii)its proxy or information statements relating to meetings of the stockholders of the Company held (or actions taken without a meeting by such stockholders) since January 1, 2003 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2003 (the documents referred to in the foregoing clauses (i)-(iii), collectively, the “Company SEC Documents”). The Company has made available to Parent true and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Documents and all written responses of the Company thereto.

(b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or any post-effective amendment thereto became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Each Company SEC Document that was required to be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act was accompanied by such certification and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

(f) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 4.09. Financial Controls. The management of the Company has (i) established and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, (ii) established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the 1934 Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP and (iii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting identified by the management of the Company which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has disclosed to Parent prior to the date hereof all disclosures described in clause (iii) of the immediately preceding sentence made prior to the date of this Agreement.

Section 4.10. Disclosure Documents. (a) The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.10(a) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by Parent specifically for use therein.

(b) All of the information provided or to be provided by the Company specifically for use in the Parent Shareholder Circular or in any notification to any regulatory information service approved by the UK Listing Authority supplemental to the Parent Shareholder Circular, at the time the Parent Shareholder Circular is first mailed to shareholders of Parent or at the time any such supplemental notification is made, respectively, and (in both cases) at the time such shareholders vote on the resolutions set forth in the Parent Shareholder Circular, will be in accordance with the facts and will not omit anything likely to affect the import of such information.

Section 4.11. Absence of Certain Changes. Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence or circumstances that has had, or is reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (other than the forfeiture or repurchase of restricted Shares granted under a Company Stock Plan);

(c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(d) prior to the date of this Agreement, any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(e) prior to the date of this Agreement, any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(f) prior to the date of this Agreement, any making of any loan, advance or capital contributions to or investment in any Person other than (i) loans, advances or capital contributions made in the ordinary course of business consistent with past practices or (ii) investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

(g) prior to the date of this Agreement, any sale, lease (as lessor), license or other disposition of any properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except sales of assets in the ordinary course of business consistent with past practice;

(h) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP;

(i) prior to the date of this Agreement, any (i) grant of any material severance or termination pay to (or material amendment to any existing arrangement with) any director or officer of the Company or any of its Subsidiaries, (ii) increase in the benefits payable under any existing severance or termination pay policies or employment or consultancy agreements to any director or officer of the Company or any of its Subsidiaries, (iii) entering into of any employment, consultancy, deferred compensation, severance, retirement or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any of its Subsidiaries, (iv) establishment, adoption or material amendment (except as required to comply with applicable law) of any material collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, equity compensation or other benefit plan or arrangement covering any director or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director or officer of the Company or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practices and other than in connection with the hiring, election or promotion of new directors, officers or employees;

(j) any material labor dispute, other than routine individual grievances, or to the Knowledge of the Company, any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns or work stoppages, or, to the Knowledge of the Company threats thereof, by or with respect to such employees; or

(k) any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for Tax refunds filed, any material closing agreement entered into, any Tax claim, audit or assessment settled, or any material right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

Section 4.12. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute,

determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that is reasonably likely to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Balance Sheet or in the notes thereto or in the Company 10-K or any Company SEC Document filed subsequent to the filing of the Company 10-K but prior to the date hereof (the “Current SEC Documents”); and

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is, and since January 1, 2002 has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or been given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14. Litigation. There is no action, suit, investigation or proceeding (a) pending against, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective properties or any Company Employees Plan or Company International Plan or (b) to the Knowledge of the Company, pending or threatened against any present or former officer, director or employee of the Company or any of its Subsidiaries in respect of which action the Company or any of its Subsidiaries has indemnification obligations arising under applicable charter provisions, bylaw provisions or indemnification agreements, in each case, before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15. Finders’ Fees. Except for SG Cowen & Co., LLC and Banc of America Securities LLC, copies of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who would be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Agreements.

Section 4.16. Taxes.

(a) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (including any permitted extensions of time) in accordance with all applicable laws, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects, except for any errors or omissions that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All Taxes shown as due on the Tax Returns filed by, or on behalf of, the Company or any of its Subsidiaries have been timely paid. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended 1999 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax, except for any claims, audits, actions, suits, proceedings or investigations that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries, except for any Liens that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) “Tax” means (i) any tax, governmental fee or other like assessment or charge in the nature of a tax (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) any liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.17. Personnel Matters. (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. Copies of each material Company Employee Plan and any material amendments thereto have been furnished to Parent, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, prospectuses or summary plan descriptions relating thereto and the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection therewith have been furnished to Parent.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c) Neither the Company nor of its Subsidiaries nor any of their respective any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any “multiemployer plan”, as defined in Section 3(37) of ERISA.

(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued. The Company has furnished to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries, except as required to comply with applicable law.

(f) Section 4.17(f) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company International Plan. Copies of each material Company International Plan and any material amendments thereto have been furnished to Parent, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto and regulatory filings or similar documents that have been prepared therewith have been furnished to Parent. Each Company International Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to qualified plans where such Company International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities.

(g) Except as set forth in Section 4.17(g) of the Company Disclosure Schedule, no Company Employee Plan or Company International Plan provides for, as a result of the transactions contemplated by this Agreement (whether alone or in connection with other events), any payment of any material amount of money or other property to or the acceleration of or provision of any other material rights or benefits to any present or former employee or director of the Company or any of its Subsidiaries, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Section 280G of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. No labor strike, slowdown or stoppage is actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(i) Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law.

Section 4.18. Environmental Matters. (a) With such exceptions as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiaries, no complaint has been filed, no penalty has been assessed against the Company, and, to the Knowledge of the Company, no investigation, action, claim, suit, proceeding or review is pending or is threatened against the Company or any of its Subsidiaries by any governmental authority relating to or arising out of any Environmental Law; and

(ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent prior to the date hereof.

(c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(d) For purposes of this Section 4.18, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.19. Intellectual Property. (a) Section 4.19(a)-1 of the Company Disclosure Schedule contains a true and complete list of each of the registrations and applications for registration of Intellectual Property Rights included in the Owned Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as whole. Section 4.19(a)-2 of the Company Disclosure Schedule contains a true and complete list of all agreements (including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for personal computer software that are generally available on nondiscriminatory pricing terms and have an acquisition cost of $100,000 or less) to which the Company or any of its Subsidiaries is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property Rights that are used or held for use by the Company or any of its Subsidiaries and that are material to the Company and its Subsidiaries, taken as whole (each, a “License Agreement”).

(b) To the Knowledge of the Company, the Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the business of the Company and its Subsidiaries as currently conducted. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish in any material respect any Owned Intellectual Property Rights or Licensed Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any Subsidiary of the Company has given to any Person an indemnity in connection with any Intellectual Property Right, other than indemnities that, individually or in the aggregate, are not reasonably likely to result in a material liability to the Company or any of its Subsidiaries.

(d) Except as would not be reasonably likely to have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. The Company and the Subsidiaries of the Company are in compliance with, and are not in breach of any term of any of the License Agreements and, to the Knowledge of the Company, all other parties to such License Agreements are in compliance with, and have not breached any term of, such License Agreements, except for any failure to comply or breach that is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary of the Company in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole, or (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any of its Subsidiaries conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party.

(e) None of the registered Owned Intellectual Property Rights and registered Licensed Intellectual Property Rights material to the Company and its Subsidiaries, taken as a whole, has been adjudged by a court or administrative body of competent jurisdiction invalid or unenforceable in whole or part, and, to the Knowledge of the Company, all such registered Owned Intellectual Property Rights and registered Licensed Intellectual Property Rights are valid and enforceable.

(f) The Company or a Subsidiary of the Company holds all right, title and interest in and to all Owned Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole, and all right, title and interest in licenses to all Licensed Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole, in each case, free and clear of any

Lien. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending, except any failure to duly record that is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or a Subsidiary of the Company has taken commercially reasonable actions to maintain and protect the registered Owned Intellectual Property Rights and the registered Licensed Intellectual Property Rights (to the extent the Company has the right to take such actions with respect to such Licensed Intellectual Property) that are material to the Company and its Subsidiaries, taken as a whole, including payment of applicable maintenance fees and filing of applicable statements of use.

(g) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Rights or Licensed Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole, in a manner that would be reasonably likely to have a Company Material Adverse Effect. The Company or a Subsidiary of the Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights, except any failure to take such steps that is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) To the Knowledge of the Company, none of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole, are subject to a pending opposition or cancellation procedure. To the Knowledge of the Company, none of the patents and patent applications included in the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole, is the subject of an interference, protest, public use proceeding, opposition, revocation proceeding, third party reexamination request or compulsory licensing arrangement.

(i) To the Knowledge of the Company, the Company or a Subsidiary of the Company owns or has the right to use all Intellectual Property Rights necessary to use the HT 1080 cell line obtained from the American Type Culture Collection in the manufacture of the products sold by the Company or a Subsidiary of the Company.

Section 4.20. Regulatory Matters. (a) With only such exceptions as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, all manufacturing, processing, distribution, labeling, storage, testing, specifications, sale or marketing of products performed by or on behalf of the Company or any of its Subsidiaries are in compliance with all applicable laws, rules, regulations, or orders administered or issued by any governmental or supranational regulatory authority, including the Food and Drug Administration (“FDA”), the Drug Enforcement Agency, or any counterpart regulatory authorities in the European Union.

(b) With only such exceptions as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, all pre-clinical and clinical investigations conducted or sponsored by the Company or any of its Subsidiaries are being conducted in compliance with all applicable laws, rules, and regulations, administered or issued by the FDA or any counterpart regulatory authorities in the European Union, including: the FDA’s standards for conducting non clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations; investigational new drug requirements; the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314, and 320 of the Code of Federal Regulations (including informed consent and institutional review boards designed to ensure the protection of rights and welfare of human subjects); federal and state laws, rules and regulations restricting the use and disclosure of individually identifiable health information; and, as applicable, the International Conference on Harmonisation

(ICH) GCP consolidated Guideline (E6). Neither the Company nor any of its Subsidiaries has received any written information from the FDA, or, to the extent applicable, counterpart regulators in the European Union, which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, or, to the extent applicable, counterpart regulators in the European Union.

(c) Neither the Company nor any of its Subsidiaries has received any oral or written communication (including any warning letter, untitled letter, Form 483s or similar notices) from the FDA or any counterpart regulatory authorities in the European Union, and to the Company’s Knowledge there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that the Company or any of its Subsidiaries is not currently in compliance with any and all applicable laws, regulations or orders implemented by the FDA, the Drug Enforcement Agency, any counterpart regulatory authorities in the European Union or any other country, with only such exceptions as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending voluntary or involuntary market withdrawals, field corrective actions (including recalls), destruction orders, seizures or other regulatory enforcement actions related to any product that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has received any correspondence from the FDA, or a counterpart regulatory authority in the European Union, regarding, and, to the Company’s Knowledge, there is no pending or threatened action or proceeding against, the Company or any of its Subsidiaries or any of its employees regarding any debarment action or investigation undertaken pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. Sections 335(a), (b) and (c)), or any similar regulation of the FDA or any similar regulation of any counterpart regulatory authority in the European Union, except for any action or proceeding that is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the Company’s Knowledge, no data generated by the Company or any of its Subsidiaries with respect to its products that has been provided to its customers or otherwise made public is the subject of any regulatory or other action, either pending or threatened, by the FDA or any other comparable governmental authority relating to the truthfulness or scientific adequacy of such data.

(f) Neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened, investigation by (i) the FDA pursuant to its Fraud, Untrue, Material Facts, Bribery, and Illegal Gratuities Final Policy, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)) or the Civil False Claims Act (31 U.S.C. Section 3729 et seq.) or (iii) any equivalent statute or policy of or in any country in the European Union, and to the Knowledge of the Company, there is no basis therefor.

(g) The Company has, prior to the execution of this Agreement, made available to Parent copies of any and all documents in its or any of its Subsidiaries’ possession that are material to assessing the Company’s or any of its Subsidiaries’ compliance with the Federal Food, Drug and Cosmetic Act or the International Standards Organization and their respective implementing regulations or any other similar regulations in any applicable jurisdiction.

Section 4.21. Material Contracts. (a) All of the material contracts (the “Material Contracts”) of the Company and its Subsidiaries that are required to be described in the Company SEC Documents (or to be filed as exhibits thereto) are so described in the Company SEC Documents (or filed as exhibits thereto) and are in full force and effect. Neither the Company nor any of its Subsidiaries is a party to or bound by any contract (a “Product Contract”) that relates to the research, development, distribution, supply, license, co-promotion or manufacturing of any Key Product which, if terminated or not renewed, is reasonably likely to have a material adverse effect on any Key Product. Each Product Contract set forth in Section 4.21(a) of the Company Disclosure Schedule is in full force and effect. True and complete copies of all Material Contracts and Product

Contracts have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract or Product Contract, except for such breaches and defaults as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. “Key Product” means any of Replagal, Iduronate-2-Sulfatase for Hunter syndrome and Gene-Activated Glucocerebrosidase for Gaucher disease.

(b) Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to Parent or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries), in each case under this Section 4.21(b) other than any territorial restriction contained in a license or distribution agreement disclosed to Parent pursuant to Section 4.19 or entered into after the date of this Agreement in the ordinary course of business in compliance with the terms of this Agreement, which restriction is applicable solely to the product licensed or distributed under such agreement.

Section 4.22. Opinion of Financial Advisors. The Company has received the opinions of SG Cowen & Co., LLC and Banc of America Securities LLC, financial advisors to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

Section 4.23. Antitakeover Statutes and Rights Agreement. (a) Assuming that the representation in Section 5.08 is true and correct, the Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from Section 203 of the Delaware Law, and, accordingly, such Section does not apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

(b) The Company has taken all action necessary to render the rights issued pursuant to the terms of the Company’s Rights Agreement dated December 31, 2000 between the Company and Equiserve Trust Company, N.A., inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

Section 4.24. Hunter Data. As of the date of this Agreement, the Company has furnished all material information, results and analyses of which it has Knowledge relating to the effect of the Company’s Iduronate-2-Sulfatase product (“I2S”) on patients with Hunter syndrome (the “Hunter Data”) to Parent. As of the date of this Agreement, the Company has no Knowledge as to the likely results of the AIM Study.

Section 4.25. Dynepo License. The license agreement provided to Parent prior to the date of this Agreement (and attached as Section 4.25 of the Company Disclosure Schedules) is the license agreement (with names and commercial payment terms redacted) negotiated by the Company at arms’-length with a bona fide Third Party with respect to the manufacture, distribution and sale of Dynepo outside of North America.

ARTICLE 5
Representations and Warranties of Parent
      Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is duly incorporated, duly organized, validly existing and, in the case of Merger Subsidiary only, in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of the organizational documents of Parent and the certificate of incorporation and bylaws of Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of each Transaction Agreement to which it is a party and the consummation by Parent and Merger Subsidiary of the transactions contemplated thereby are within the corporate powers of Parent and Merger Subsidiary and, except for the required approval of Parent’s shareholders and the adoption of this Agreement by the sole stockholder of Merger Subsidiary, which in the case of Merger Subsidiary will be obtained promptly after the execution and delivery of this Agreement, in connection with the consummation of the transactions contemplated thereby, have been duly authorized by all necessary company action on the part of Parent and Merger Subsidiary. The only vote of the holders of any of Parent’s share capital necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements is the affirmative vote on a show of hands of a simple majority of the holders of ordinary shares of Parent present in person at a duly convened general meeting of Parent, or the affirmative vote on a poll of a simple majority of the votes attached to the issued ordinary shares of Parent voted in person or by proxy at such a general meeting in favor of the Merger. For the avoidance of doubt, no vote of the holders of any of Parent’s share capital is necessary in connection with the entry into and performance by Parent of the Dynepo License Agreement. Each Transaction Agreement to which it is a party constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws of general application relating to or affecting creditors’ rights and (ii) for the limitations imposed by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of each Transaction Agreement to which it is a party and the consummation by Parent and Merger Subsidiary of the transactions contemplated thereby require no action by Parent or Merger Subsidiary by or in respect of, or filing by Parent or Merger Subsidiary with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and any applicable competition, antitrust or similar law of any jurisdiction outside the United States, (iii) compliance with any applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country (including any approvals contemplated by Section 7.01) and (v) any actions or filings the failure of which to take is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, as of the date of this Agreement, there is no material issue with regard to the transactions contemplated by the Transaction Agreements under the

HSR Act or any applicable competition, antitrust or similar law of any jurisdiction outside the United States.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of each Transaction Agreement to which it is a party and the consummation by Parent and Merger Subsidiary of the transactions contemplated thereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the organizational documents of Parent or the certificate of incorporation or bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree applicable to Parent or Merger Subsidiary, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any material benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, other instrument, license, franchise, permit, certificate, approval or other similar authorization to which Parent or any of its Subsidiaries is a party or by which any of their respective assets are bound or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for such contraventions, conflicts, violations or breaches, failures to obtain any such consent or take any other action, defaults, terminations, cancellations, accelerations, losses or Liens that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. (a) The shareholder circular to be prepared by Parent and delivered to its shareholders in connection with the Merger (the “Parent Shareholder Circular”) will, at the time it is first mailed to shareholders of Parent, be in accordance with facts and will not omit anything likely to affect the import of the information contained in such Parent Shareholder Circular. As of the time of the shareholder vote with respect to the approval of the Merger, Parent shall have duly provided its shareholders, to the extent that Parent is obligated to do so, with all notices as to changes in relevant facts or circumstances since the delivery of the Parent Shareholder Circular that are necessary in order for such shareholders to duly vote upon the resolutions relating to the Merger at such time. The representations and warranties contained in this Section 5.05(a) will not apply to statements or omissions included in the Parent Shareholder Circular or any supplemental notification based upon information furnished to Parent by the Company specifically for use therein.

(b) None of the information provided or to be provided by Parent specifically for use in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06. Finders’ Fees. Except for Goldman Sachs International and Parent’s other financial advisors, whose fees, in each case, will be paid by Parent, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission in connection with the transactions contemplated by the Transaction Agreements.

Section 5.07. Financing. Parent will have at the Effective Time sufficient funds available to enable it to pay the Merger Consideration and consummate the transactions contemplated hereby.

Section 5.08. Interested Stockholder. None of Parent, Merger Subsidiary or any of their “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the Delaware Law.

ARTICLE 6
Covenants of the Company
      The Company agrees that:

Section 6.01. Conduct of the Company. Except as set forth in Section 6.01 of the Company Disclosure Schedule or as otherwise specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall conduct their business in all material respects in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or as specifically contemplated by this Agreement or with the prior written consent of Parent:

(a) the Company shall not adopt or propose any change to its certificate of incorporation or bylaws;

(b) the Company shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

(c) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material Subsidiary or material amount of assets, securities or property (other than (i) pursuant to existing contracts or commitments, (ii) sales of inventory in the ordinary course of business consistent with past practices and (iii) dispositions to wholly-owned domestic Subsidiaries of the Company);

(d) the Company shall not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (other than the forfeiture or repurchase of restricted Shares granted under a Company Stock Plan);

(e) the Company shall not, and shall not permit any of its Subsidiaries to, amend any material term of any outstanding security of the Company or any of its Subsidiaries;

(f) the Company shall not, and shall not permit any of its Subsidiaries to, create or incur any Lien on any material asset (other than any immaterial Lien incurred in the ordinary course of business);

(g) the Company shall not, and shall not permit any of its Subsidiaries to, incur, assume or guarantee of any indebtedness for borrowed money (other than indebtedness owed to the Company or one of its wholly-owned Subsidiaries);

(h) the Company shall not, and shall not permit any of its Subsidiaries to, make any loan, advance or capital contributions to or investment in any Person (other than (i) investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices and (ii) advances to employees for business travel expenses consistent with past practices and in no event in excess of $10,000 per advance);

(i) the Company shall not, and shall not permit any of its Subsidiaries to, make any change in any method of accounting or accounting principles or practice, except for any such change required by reason of a change in GAAP;

(j) the Company shall not, and shall not permit any of its Subsidiaries to, enter into or amend in any material respect any material contract, agreement or arrangement (other than (i) contracts entered into in the ordinary course of business consistent with past practices providing for payments not in excess of $100,000 per contract and (ii) clinical, supply and manufacturing contracts entered into in the ordinary course of business consistent with past practices providing for payments by the Company or any of its Subsidiaries not in excess of $200,000 per contract);

(k) the Company shall not make any new equity compensation awards (other than (x) any award of Company Stock Options that is made pursuant to an offer of employment that has been made prior to the date hereof, whether or not accepted as of the date hereof, and (y) any award of Company Stock Options that is made pursuant to an offer of employment that is made on or after the date hereof in the ordinary course of business consistent with past practice (any Company Stock Option described in clause (y), a “Specified Stock Option”)) or re-price (or effectively re-price through an option exchange or otherwise) any currently outstanding Company Stock Options, and shall not, and shall not permit any of its Subsidiaries to, enter into or amend any existing, employment, consultancy, deferred compensation, severance, retirement or other similar agreement with any director or employee, unless such agreement or amendment is (i) in the ordinary course consistent with past practice, (ii) in accordance with the approved 2005 business plan of the Company and its Subsidiaries or (iii) required to comply with applicable law (including amendments to non-qualified deferred compensation plans to the extent necessary to comply with Section 409A of the Code) or the terms of any Employee Plan as in effect on the date hereof;

(l) the Company shall not, and shall not permit any of its Subsidiaries to, (A) make or change any material election or method of accounting relating to Taxes, (B) file any amended Tax Return or claim for refund relating to material Taxes, (C) enter into any agreement with, or request a written ruling from, any Taxing Authority relating to material Taxes, or (D) compromise or settle any audit, appeal, suit, other proceeding relating to a material Tax liability or claim for refund;

(m) the Company shall not, and shall not permit any of its Subsidiaries to waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration; and

(n) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Section 6.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following the clearance of the Company Proxy Statement by the SEC for the purpose of obtaining the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the preceding sentence shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing, if the Company properly exercises its right to terminate this Agreement pursuant to and in accordance with Section 10.01(d), the Company’s obligations pursuant to the first sentence of this Section 6.02 shall terminate. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend adoption of this Agreement by the Company’s stockholders and shall not (i) recommend the approval or adoption of any Acquisition Proposal, (ii) determine that this Agreement or the Merger is no longer advisable, (iii) withdraw or modify in any manner adverse to Parent or Merger Subsidiary the recommendation of this Agreement, the Merger or any of the other transactions contemplated hereby, (iv) recommend that the stockholders of the Company reject this Agreement, the Merger or any of the other transactions contemplated hereby or (v) resolve, agree or propose publicly to take any such actions (each such action being referred to as an “Adverse Recommendation Change”). In connection with the Company Stockholder Meeting, the Company shall (i) promptly prepare and file with the SEC, shall use its reasonable best efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as reasonably practicable the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting, (ii) use its reasonable best efforts to obtain the

Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

Section 6.03. No Solicitation; Other Offers. (a) Except as permitted by Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to knowingly facilitate, or otherwise cooperate in any way with, any Third Party that has made, or has informed the Company of any intention to make, or has publicly announced an intention to make, an Acquisition Proposal, (iii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (iv) enter into any agreement with respect to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.03(b)).

(b) Notwithstanding the foregoing, the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made an Acquisition Proposal that the Board of Directors of the Company has determined in good faith (after consultation with a financial advisor of nationally recognized reputation) constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and/or (ii) furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement dated October 13, 2004 between Parent and the Company (the “Confidentiality Agreement”) (it being understood that such confidentiality agreement shall not be required to contain a standstill provision). Notwithstanding anything to the contrary in this Agreement, prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company shall be permitted to make an Adverse Recommendation Change if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel to the Company, that it must take such action to comply with its fiduciary duties under applicable law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal or otherwise making disclosure required by applicable law.

(c) The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or has informed the Company of any intention to make, or has publicly announced an intention to make, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent informed, on a current basis, of the status and details of any such Acquisition Proposal or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (provided that for the purpose of this definition, each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”) on terms that the Board of Directors of the Company determines in good faith after consulting with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and the likelihood and timing of consummation, are more favorable to the Company’s stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to applicable law, the Company shall (i) give Parent, its counsel, financial advisors, auditors, potential financing sources and other authorized representatives reasonable access during normal business hours with reasonable notice to the offices, properties, employees, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors, potential financing sources and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries; provided that Parent shall not be entitled to any data from the AIM Study prior to the time at which any member of the senior management of the Company is informed of such data. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder. All information exchanged pursuant to Section 6.04 shall be provided pursuant to the terms of, and be subject to, the Confidentiality Agreement.

Section 6.05. Voting of Shares of Parent Capital Stock. The Company shall cause the votes attaching to the ordinary shares of Parent beneficially owned by it or any of its Subsidiaries to be cast in favor of approval of the Merger at the Parent Shareholder Meeting.

Section 6.06. Notices of Certain Events. The Company shall promptly notify Parent of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any material notice or other communication from any governmental or regulatory authority or agency in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13, 4.14, 4.17 or 4.18, as the case may be, or that relate to the consummation of the transactions contemplated by the Transaction Agreements.
ARTICLE 7
Covenants of Parent
      Parent agrees that:

Section 7.01. Shareholder Meeting. Parent shall cause a general meeting of its shareholders (the “Parent Shareholder Meeting”) to be duly called and held at substantially the same time as the

Company Stockholder Meeting for the purpose of voting on the approval of the Merger in accordance with the applicable requirements of the Listing Rules of the UK Listing Authority. Notwithstanding the foregoing, if Parent makes a Change in Parent Recommendation, Parent’s obligations pursuant to the first sentence of this Section 7.01 shall terminate. The Board of Directors of Parent shall recommend approval of the Merger by Parent’s shareholders and include such recommendation in the Parent Shareholder Circular and shall not (a) fail to make, withdraw or modify in a manner adverse to the Company such recommendation, (b) recommend that the shareholders of Parent reject the Merger or (c) resolve, agree or publicly propose to take any such actions (each such action being referred to as a “Change in Parent Recommendation”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the Parent Shareholder Meeting, the Board of Directors of Parent may if the Board of Directors of Parent determines in good faith, after consultation with outside counsel to Parent, that it must do so to comply with its fiduciary duties under applicable law, make a Change in Parent Recommendation. In connection with such meeting, Parent shall (i) within a time frame consistent with holding the Parent Shareholder Meeting at substantially the same time as the Company Stockholder Meeting, prepare and then file with the UK Listing Authority a draft copy of, shall use its reasonable best efforts to have approved by the UK Listing Authority and shall thereafter mail to its shareholders, the Parent Shareholder Circular, (ii) use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the Merger and (iii) otherwise comply with all legal requirements applicable to such meeting.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Voting of Shares. Parent shall vote all Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) The Surviving Corporation shall, and Parent shall and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b) For six years after the Effective Time, the Surviving Corporation shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided that, in satisfying its obligation under this Section 7.04(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 250% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement, which amount the Company has disclosed to Parent prior to the date hereof; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(d) The rights of each Indemnified Person under this Section 7.04 shall be in addition to, and not in limitation of, any rights to indemnification and exculpation of personal liability that such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are expressly intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives.

Section 7.05. Employee Matters. (a) During the period from the Effective Time through the first anniversary thereof, Parent shall, and shall cause its Subsidiaries to, provide to each individual employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (a “Continuing Employee”) compensation and benefits that are no less favorable in the aggregate than those provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time. Without limiting the generality of the foregoing, Parent shall continue and maintain the Company’s 2005 Management Bonus Plan on behalf of Continuing Employees in accordance with its terms and conditions in effect as of the date hereof and shall pay any amounts due thereunder in respect of the 2005 performance year in accordance with such terms, and for the 2006 performance year and subsequent performance years, Continuing Employees shall participate in the bonus plans of Parent as in effect from time to time. For the avoidance of doubt, nothing in this Agreement shall constitute an express or implied promise of continued employment for any period or at all and will not interfere in any way with an employer’s right to dismiss a Continuing Employee from employment at any time, with or without cause.

(b) The service of each Continuing Employee with the Company or its Subsidiaries (or any predecessor employer) prior to the Effective Time shall be treated as service with Parent and its Subsidiaries for all purposes under each Employee Plan, International Plan or similar plan, program or arrangement in which such Continuing Employee is eligible to participate after the Effective Time (“Continuing Employee Plans”), except as otherwise limited or prohibited by applicable law, statute, ordinance, rule or regulation or the terms of such plan (provided that no such term shall apply to Continuing Employees differently than other similarly situated employees of Parent).

(c) Following the Effective Time, for purposes of each Continuing Employee Plan that provides employee welfare benefits, Parent shall, and shall cause its Subsidiaries to, (i) waive any pre-existing condition, exclusion, actively-at-work requirement, waiting period or similar limitation and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred by each Continuing Employee prior to the Effective Time.

(d) Parent shall, and shall cause its Subsidiaries to, honor each Company Employee Plan and Company International Plan in accordance with its terms and all obligations thereunder that have accrued as of the Effective Time, including obligations with respect to vacation, severance agreements as set forth in Section 7.05(d) of the Company Disclosure Schedule, sick leave and paid time off. For the avoidance of doubt, nothing in this Agreement is intended to prevent Parent from amending, suspending or terminating any such Company Employee Plan or Company International Plan in accordance with its terms, or causing a Subsidiary of Parent to effect such an amendment, suspension or termination.

(e) Without limiting the generality of Section 7.05(a), Parent and the Company, as applicable, shall provide to the employees of the Company and its Subsidiaries the retention, severance and other benefits set forth in Schedule 7.05(e) to this Agreement. Prior to the Effective Time, Parent and the Company shall cooperate in good faith (i) to prepare the plans, programs and other documents necessary or appropriate to provide such benefits; provided that the Company shall not make any general communication regarding such plans, programs, documents or benefits to the employees of the Company and its Subsidiaries without obtaining the prior approval of Parent (such approval not to be unreasonably withheld or delayed) and (ii) to prepare any reports or other filings with the SEC required to disclose any such benefits within any applicable SEC deadlines.

Section 7.06. Conduct of Parent. Between the date of this Agreement and the Effective Time, neither Parent nor any of its Affiliates shall acquire, or agree to acquire, whether in the open market or otherwise, any rights in any equity securities of the Company other than pursuant to the Merger. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with the terms hereof, except as consented to in writing by the Company, none of Parent or any of its Subsidiaries shall make any material acquisition that is reasonably likely to (a) materially impair Parent’s ability to consummate the transactions contemplated by the Transaction Agreements or (b) cause a material delay of the Merger.
ARTICLE 8
Covenants of Parent and the Company
      The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Transaction Agreements, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Transaction Agreements. Parent and the Company shall, from the date hereof until the End Date, use their reasonable best efforts to resist the entry of, or to have vacated or terminated, any judgment, injunction, order or decree that would restrain, prevent or delay the Effective Time.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filings of Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated by the Transaction Agreements as promptly as practicable and in any event within 15 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Parent Shareholder Circular, (ii) in determining whether any action by or in respect of, or filing with, any governmental authority is required in connection with the consummation of the transactions contemplated by the Transaction Agreements and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Parent Shareholder Circular and seeking to obtain in a timely manner any consents and approvals required in connection with the consummation of the transactions contemplated by the Transaction Agreements.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Employee Communications. Parent and the Company shall cooperate in good faith to permit, subject to applicable law, Parent to send or make available written notices and other communication materials to the employees of the Company or any Subsidiary thereof; provided that Parent shall consult with the Company (and consider in good faith the advice of the Company), and shall obtain the prior approval of the Company (such approval not to be unreasonably withheld or delayed).

Section 8.06. Amendments to Dynepo License Agreement. The Company and Parent will discuss in good faith until May 20, 2005 any modifications to the Dynepo License Agreement reasonably requested in writing by either party; provided that in the event that such modifications are not mutually agreed by such date, the Dynepo License Agreement as executed on the date of this Agreement will remain in effect on its original terms, subject to the conditions to its effectiveness set forth in Section 11.04(e) below.
ARTICLE 9
Conditions to the Merger
      Section 9.01.     Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company shall have obtained the Company Stockholder Approval;

(b) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a governmental authority of competent jurisdiction shall prohibit the consummation of the Merger;

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(d) the Merger shall have been approved by the shareholders of Parent in accordance with the requirements of the Listing Rules of the UK Listing Authority.
      Section 9.02.     Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement (other than those set forth in clause (iii) below), disregarding all materiality and Company Material Adverse Effect qualifications contained therein, shall be true and correct on and as of the Closing Date, other than representations and warranties that by their terms address matters only as of another specified time, which, disregarding all materiality and Company Material Adverse Effect qualifications contained therein, shall be true and correct only as of such time, in each case, with only such exceptions as have not had, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) the representations and warranties of the Company set forth in Sections 4.01, 4.02, 4.05 and 4.23, disregarding all materiality and Company Material Adverse Effect qualifications contained therein, shall be true and correct in all material respects on and as of the Closing Date, other than representations and warranties that by their terms address matters only as of another specified time, which, disregarding all materiality and Company Material Adverse Effect qualifications contained therein, shall be true and correct in all material respects only as of such time, and (iv) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect; and

(b) there shall not be pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, of a jurisdiction in which a material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, is located (i) challenging or seeking to make illegal or to restrain or prohibit the consummation of the Merger or (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its respective Subsidiaries) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole.

(c) the holders of not more than 15% of the Shares shall have demanded appraisal of their shares in accordance with Delaware Law.

      Section 9.03.     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following further conditions: (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Effective Time, (b) the representations and warranties of Parent contained in this Agreement (other than those set forth in clause (c) below), disregarding all materiality and Parent Material Adverse Effect qualifications contained therein, shall be true and correct on and as of the Closing Date, other than representations and warranties that by their terms address matters only as of another specified time, which, disregarding all materiality and Parent Material Adverse Effect qualifications contained therein, shall be true and correct only as of such time, in each case, with only such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, (c) the representations and warranties of Parent set forth in Sections 5.01 and 5.02, disregarding all materiality and Parent Material Adverse Effect qualifications contained therein, shall be true and correct in all material respects on and as of the Closing Date, other than representations and warranties that by their terms address matters only as of another specified time, which, disregarding all materiality and Parent Material Adverse Effect qualifications contained therein, shall be true and correct in all material respects only as of such time and (d) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.
ARTICLE 10
Termination
      Section 10.01.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval and/or any approval of this Agreement by the shareholders of Parent):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before December 31, 2005 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) (A) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company, Parent or Merger Subsidiary from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting (or any adjournment thereof); or

(iv) the Merger shall not have been approved in accordance with the requirements of the Listing Rules of the UK Listing Authority by Parent’s shareholders at the Parent Shareholder Meeting (or any adjournment thereof);

(c) by Parent, if the Board of Directors of the Company shall have made an Adverse Recommendation Change or shall have failed to call and hold the Company Stockholder Meeting in accordance with Section 6.02;

(d) by the Company prior to the receipt of the Company Stockholder Approval; provided that (i) the Company notifies Parent, in writing at least 48 hours falling within two Business Days prior to such termination, of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal (a “Competing Proposal”), attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (ii) Parent does not make, within 48 hours falling within two Business Days of receipt of such written notification, a binding written offer (a “New Offer”) to amend the terms of this Agreement to include terms that are at least as favorable to the stockholders of the Company as such Competing Proposal, it being understood that the Company shall not enter into any such binding agreement during such 48-hour period; and provided further that the Company shall have paid any amounts due pursuant to Section 11.04 in accordance with its terms. If Parent shall have made a New Offer as contemplated by the foregoing clause (ii), then the Company may not terminate this Agreement pursuant to this Section 10.01(d) unless the Board of Directors of the Company shall have determined in good faith, after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of such Competing Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and the likelihood and timing of consummation, that the terms of such Competing Proposal are more favorable than the terms of such New Offer;

(e) by Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and as a result of such breach such condition is incapable of being satisfied by the End Date or the Company shall have willfully and materially breached any of its obligations under Section 6.02 or Section 6.03;

(f) by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03 not to be satisfied, and as a result of such breach such condition is incapable of being satisfied by the End Date; or

(g) by the Company, if the Board of Directors of Parent shall have made a Change in Parent Recommendation or shall have failed to call and hold the Parent Shareholder Meeting in accordance with Section 7.01.
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.
      Section 10.02.     Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto;

provided that, if such termination shall result from the willful failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01 and, in addition, Section 8.01 (to the extent relating to the License Agreement) and Section 11.12 (to the extent provided in Section 11.04) shall survive any Qualifying Termination.
ARTICLE 11
Miscellaneous
      Section 11.01.     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Subsidiary, to:

Shire Pharmaceuticals Group plc
Hampshire International Business Park
Chineham Basingstoke
Hampshire RG24 8EP
United Kingdom
Attention: Tatjana May, General Counsel
Facsimile No.: +44 (0) 12 5689 4710
      with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: John J. McCarthy, Jr.
Leonard Kreynin
Facsimile No.: (212) 450-3800
      if to the Company, to:

Transkaryotic Therapies, Inc.
700 Main Street
Cambridge, MA 02139
Attention: Tamara Jones
Facsimile No.: (617) 613-4402
      with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: David E. Redlick
Facsimile No.: (617) 526-5000

and

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, N.Y. 10019-7475
Attention: Faiza Saeed
Facsimile No.: (212) 474-3700

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
      Section 11.02.     Survival of Representations and Warranties. The representations, warranties, covenants and other agreements contained herein and in any certificate or other writing delivered pursuant hereto, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall not survive the Effective Time. This Section 11.02 shall not, however, limit any covenant or agreement set forth in Section 7.04 of this Agreement, which by its terms contemplates performance after the Effective Time.
      Section 11.03.     Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.
      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
      Section 11.04.     Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
      (b) If a Company Payment Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if pursuant to (x) below, simultaneously with the occurrence of such Company Payment Event or, if pursuant to (y) below, within two Business Days following such Company Payment Event, a fee of $52,000,000; provided that if the Company Payment Event occurred solely as a result of a transfer, sale, lease, license or other transaction involving a material portion of the assets licensed under the Dynepo License Agreement being deemed an “Acquisition Proposal” pursuant to clause (z) of the definition of “Company Payment Event,” then the fee shall be reduced to $16,000,000.
      A “Company Payment Event” shall be deemed to have occurred if (x) this Agreement shall have been terminated pursuant to Section 10.01(c) or Section 10.01(d), (y) within 12 months of the termination of this Agreement pursuant to Section 10.01(b)(i), the Company shall have entered into a definitive written agreement with respect to, recommended to its stockholders or consummated, an Acquisition Proposal if prior to such termination there shall have been made an Acquisition Proposal (provided that solely for purposes of this clause (y), the term “Acquisition Proposal” shall have the meaning set forth in Section 1.01(a), except that all references to “20%” shall be deemed references to “45%”) or (z) within 12 months of the termination of this Agreement pursuant to Section 10.01(b)(iii), the Company shall have entered into a definitive written agreement with respect to, recommended to its stockholders or consummated, an Acquisition Proposal if prior to the Company Stockholder Meeting there shall have been made an Acquisition Proposal (provided that solely for purposes of this clause (z), the term “Acquisition Proposal” shall have the meaning set forth in Section 1.01(a), except that all references to “20%” shall be deemed references to “33a%,” and it is understood that, for the purposes of this clause (z), any transfer, sale, lease, license or other transaction involving a material portion of the assets licensed under the Dynepo License Agreement shall be deemed an “Acquisition Proposal”).
      (c) If a Parent Payment Event occurs, Parent shall pay the Company (by wire transfer of immediately available funds) within two Business Days following such Parent Payment Event, a fee of $40,000,000. A “Parent Payment Event” shall be deemed to have occurred if this Agreement shall have been terminated by either Parent or the Company pursuant to Section 10.01(b)(iv) or by the Company pursuant to Section 10.01(g).
      (d) If a Company Payment Event occurs, the Company shall reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after such termination, for 100% of their documented out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) up to $4,000,000 actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby, including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions.
      (e) If this Agreement is terminated pursuant to Section 10.01 in a Qualifying Termination, the Dynepo License Agreement shall become effective immediately thereafter and the payment described in Section 6.1 of the Dynepo License Agreement shall be immediately due and shall be payable (by wire transfer of immediately available funds) no later than two Business Days after such Qualifying Termination. For the avoidance of doubt, any disputes as to the effectiveness of the Dynepo License Agreement or the payment described in Section 6.1 of the Dynepo License Agreement shall be governed by Sections 11.07, 11.08 and 11.12 of this Agreement.
      (f) Each party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, it would not enter into this Agreement. Accordingly, if any party fails promptly to pay any amount due to the other party pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by such other party in connection with a legal action to enforce this Agreement that results in a judgment against such Party for such amount.
      Section 11.05.     Binding Effect; Benefit; No Third Party Beneficiaries; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
      (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to another wholly owned Subsidiary of Parent the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder. Any purported assignment without such consent shall be void.
      Section 11.06.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
      Section 11.07.     Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Court of Chancery in New Castle County in the State of Delaware, and each of the parties hereby irrevocably submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

      Section 11.08.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
      Section 11.09.     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
      Section 11.10.     Entire Agreement. This Agreement, the Confidentiality Agreement and the License Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
      Section 11.11.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
      Section 11.12.     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or the Court of Chancery in New Castle County in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRANSKARYOTIC THERAPIES, INC.

By:	/s/ David D. Pendergast

Name: David D. Pendergast
Title: President and Chief Executive Officer

SHIRE PHARMACEUTICALS GROUP PLC

By:	/s/ Matthew Emmens

Name: Matthew Emmens
Title: Chief Executive Officer

SPARTA ACQUISITION CORPORATION

By:	/s/ Matthew Emmens

Name: Matthew Emmens
Title: Chief Executive Officer

ANNEX B
EXCLUSIVE LICENSE AGREEMENT
      THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”), effective as of the Effective Date (as defined below) is between Transkaryotic Therapies, Inc., a corporation organized under the laws of the State of Delaware with its principal offices at 700 Main Street, Cambridge, Massachusetts 02139 (“TKT”), and Shire Pharmaceutical Group plc, a public limited company incorporated under the laws of England and Wales (“Shire”). TKT and Shire may be referred to herein individually as a “Party” or collectively as the “Parties”.
RECITALS
      WHEREAS, TKT and Aventis (as defined below) have entered into the Aventis Agreement (as defined below) related to GA-EPO (as defined below); and
      WHEREAS, pursuant to the Aventis Agreement, TKT enjoys certain rights and interests in and to GA-EPO (as defined below) in the Territory (as defined below), including the rights to a Registration Approval (as defined below) for GA-EPO in the European Union; and
      WHEREAS, Shire is engaged in the business of manufacturing, marketing and selling pharmaceutical products; and
      WHEREAS, certain additional manufacturing work, and related regulatory filings and approvals, are required prior to the commercialization of GA-EPO in the European Union; and
      WHEREAS, Shire has knowledge, experience and expertise in obtaining and maintaining registration approvals and price and reimbursement approvals in the Territory, making therapeutic drugs for use in the Territory, and commercializing therapeutic drugs in the Territory; and
      WHEREAS, TKT desires to appoint Shire to commercialize GA-EPO in the Territory, and Shire desires to accept such appointment, subject to the terms and conditions hereof;
      WHEREAS, TKT and Shire are concurrently entering into an Agreement and Plan of Merger dated April 21, 2005 among Transkaryotic Therapies, Inc., Shire Group PLC and Shire Acquisition Corporation;
      WHEREAS, this Agreement will not become effective and neither party shall have any obligations hereunder until and unless this Agreement becomes effective as set forth under Section 11.04 (e) of the Merger Agreement; and
      WHEREAS, this Agreement shall terminate and have no force or effect upon the earlier of (i) the Effective Time (as defined in Section 2.01 of the Merger Agreement) and (ii) termination of the Merger Agreement (except pursuant to Section 11.04(e) of the Merger Agreement);
      NOW, THEREFORE, in consideration of the foregoing and the mutual terms, conditions and agreements set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be mutually bound hereby, TKT and Shire hereby agree as follows:

1.	DEFINITIONS
      As used in this Agreement, the singular includes the plural and the plural includes the singular, wherever so required by fact or context. Titles used in the Sections hereof are only for convenience and will not be regarded as part of this Agreement. “Schedule” means any schedule to this Agreement, each of them being made a part hereof. As used in this Agreement, and unless otherwise provided, the following terms have the meanings specified below. Certain other capitalized terms are defined elsewhere in this Agreement.
      “1974 Convention” has the meaning set forth in Section 13.3 hereof.

      “Additional Indication” means any indication other than the Initial Indication.
      “Adverse Drug Experience” means any “adverse experience” as defined or contemplated by 21 C.F.R. 312.32 or 314.80 or which may be considered adverse events as defined by the EMEA or other applicable Regulatory Authorities.
      “Affiliate(s)” means with respect to a Party, any corporation, firm, partnership or other entity, which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Party to this Agreement; provided, however, that for purposes of this Agreement, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus & Co., Warburg Pincus LLC, their various sister entities, and the companies under their control (other than TKT and entities controlled by TKT) will not be considered Affiliates of TKT. An entity will be deemed to control another entity if it (a) owns, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such entity.
      “Agreement” has the meaning set forth in the preamble.
      “Auditor” has the meaning set forth in Section 6.7(a) hereof.
      “Aventis” means Aventis Pharmaceuticals Inc., a subsidiary of Sanofi-Aventis. The Parties understand and agree that, if the context so permits, the term “Aventis” may also encompass such other licensee of TKT with respect to exclusive rights to GA-EPO outside the Territory to the extent that, after the Effective Date of this Agreement, Aventis or TKT terminates Aventis’s exclusive rights to GA-EPO outside the Territory and TKT licenses such rights to such other licensee (and provided that any such substitution will not adversely impact any of Shire’s rights or obligations under this Agreement).
      “Aventis Agreement” means the Amended and Restated License Agreement dated March 26, 2004, between TKT and Aventis.
      “Aventis Determination Date” has the meaning set forth in Section 2.6(a) hereof.
      “Aventis Negative Determination” has the meaning set forth in Section 2.6(a) hereof.
      “Aventis Oncology Data” means the data generated by Aventis in conducting clinical trials of GA-EPO for oncology-related Additional Indications.
      “Aventis Positive Notification” has the meaning set forth in Section 2.6(a) hereof.
      “Aventis Technology” means all inventions, trade secrets, trademarks (all such trademarks, including without limitation the trademark “Dynepo”, in the Territory are set forth together with their registration information on Exhibit F hereto to the extent that such information is in the possession of TKT as of the Effective Date; provided that TKT will update Exhibit F from time to time to the extent it becomes aware of new information after the Effective Date), copyrights, know-how, data, regulatory submissions and other intellectual property of any kind (including the patents and patent applications set forth on Exhibit C, and any proprietary biological materials, compounds or reagents in the Territory), which are owned or controlled by, or licensed (with the right to sublicense) to, Aventis as of March 26, 2004, relating to or necessary or useful for the manufacture, use, distribution, or sale of GA-EPO, including but not limited to any patents or patent applications licensed from Third Parties; provided, however, that the Marburg Technology will not be considered Aventis Technology. All Aventis Technology that has been licensed to Aventis by a Third Party is set forth on Exhibit D hereto, along with any costs, expenses, fees or royalties payable thereunder. For purposes of clarification, Aventis Technology will not include intellectual property developed by Third Parties related to testing procedures or methodologies utilized in the development and manufacture of GA-EPO, including but not limited to those procedures or methodologies developed by contractors or consultants of Aventis. Aventis Technology will include the Aventis Oncology Data upon delivery of the Aventis Oncology Data from Aventis to TKT.

      “cGMP” means the regulatory requirements for current good manufacturing practices promulgated from time to time by (as applicable) the European Commission, the EMEA or other applicable Regulatory Authorities.
      “Chemical Comparability” means that the Drug Substance manufactured in Lonza’s 2000L facility in Slough, United Kingdom (“Slough Drug Substance”) is chemically, physically and biologically comparable to drug substance of GA-EPO used as a reference standard from the 2000L scale Drug Substance manufactured in Lonza’s facility in Portsmouth, New Hampshire, United States, or if insufficient drug substance of GA-EPO used as a reference standard is available, suitably acceptable 2000L scale Drug Substance which is described in the MAA as of the Effective Date (“Portsmouth Drug Substance”). For purposes of this Agreement, Slough Drug Substance shall be considered to have Chemical Comparability to the Portsmouth Drug Substance if it meets the criteria for comparability set forth in Exhibit E hereto or such other criteria upon which the Parties mutually agree should be included in Exhibit E, or, in the event that the Slough Drug Substance does not meet the criteria for chemical comparability set forth in Exhibit E hereto, the Slough Drug Substance will nonetheless be deemed to meet the criteria for chemical comparability if the Parties so agree.
      “CMC” has the meaning set forth in Section 2.6(c) hereof.
      “CMC Meeting” has the meaning set forth in Section 2.6(c) hereof.
      “Commercially Reasonable Efforts” means those efforts and resources of TKT comparable to those used generally within the pharmaceutical industry for any compound or product with similar market, commercialization or profitability potential in such country at a similar stage in its product life cycle, based on conditions prevailing at the time such efforts are undertaken.
      “Coordinating Committee” has the meaning set forth in Section 2.4(a) hereof.
      “CRM Meeting” has the meaning set forth in Section 2.5(b) hereof.
      “Determination Notice” has the meaning set forth in Section 2.5(a) hereof.
      “Drug Substance” means biologically active GA-EPO conforming to the Specifications or Specifications as defined in the Lonza Agreement, as the context requires, in a form appropriate for formulation and dispensing into dosage units.
      “Effective Date” means the date upon which this Agreement becomes effective in accordance with Section 11.04(e) of the Merger Agreement.
      “EMEA” means the European Medicines Agency or any successor agency with responsibilities comparable to the European Medicines Agency.
      “EPO” means GA-EPO and Second Generation Products.
      “Final U.S. Determination” has the meaning set forth in Section 5.2 hereof.
      “Finished Product” means the Drug Substance after it has undergone filtration (including sterilizing filtration), filling and finishing activities in accordance with cGMP, and in a condition suitable for human use, whether the presentation is in vial or syringe form, or such other presentation as may be agreed by the Parties.
      “First Commercial Sale” of GA-EPO means, on a country-by-country basis, the first sale by Shire or its Affiliates, sublicensees or distributors for use or consumption by the general public of GA-EPO, in any country in the Territory, after Registration Approval has been granted by the Regulatory Authority of such country. “First Commercial Sale” will not include sales of GA-EPO to an Affiliate, sublicensee or distributor unless the Affiliate, sublicensee or distributor is the end user of such GA-EPO, or the distribution of GA-EPO samples during the promotion thereof.

      “GA-EPO” means the gene-activated pharmaceutical composition of erythropoietin, in any dosage form, formulation or combination, for the Initial Indication or any Additional Indication, as described more fully in Exhibit A hereto, and will not include any Second Generation Product.
      “Initial Indication” means the treatment of anaemia in patients with chronic renal failure.
      “Inventions” has the meaning set forth in Section 9.1(a) hereof.
      “Liabilities” means any and all debts, duties, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including, without limitation, those arising under any law, contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission, regardless of whether such debt, duty, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, duty, liability or obligation is immediately due and payable.
      “Lonza” means Lonza Biologics plc.
      “Lonza Agreement” means the Services Agreement dated July 23, 2004 between TKT and Lonza.
      “Lonza Technology” means the Cell Line, Process, and Product as defined in the Lonza Agreement, including but not limited to the complete manufacturing and production specifications for GA-EPO.
      “Losses” has the meaning set forth in Section 10.1 hereof.
      “MAA” means the Marketing Authorization for GA-EPO that has been filed through the centralized procedure for the European Union and approved by the European Commission.
      “Merger Agreement” means the Agreement and Plan of Merger dated April [     ], 2005 among TKT, Shire and Shire Acquisition Corp.
      “Manufacturing Know-How” means all know-how, trade secrets, inventions, discoveries, improvements, methods, processes, data and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon during the Term of this Agreement relating to or necessary or useful for the manufacture, production and packaging of GA-EPO, including but not limited to testing procedures and methodologies used in the manufacture and development of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology or Aventis Technology.
      “Marburg Technology” means all inventions, trade secrets, know-how, data and other intellectual property of any kind which is owned, controlled by or licensed to Aventis (with the right to sublicense) as of March 26, 2004 relating to the use of perfusion technology to process a serum free adapted version of a GA-EPO producing cell line; provided, however, that the Marburg Technology will not be considered “Manufacturing Know-How” owned by Aventis.
      “Material Activities” means (a) the successful transfer of the MAA to Shire from Aventis or TKT, as the case may be, (b) the transfer of Aventis Oncology Data to Shire and (c) the establishment of Chemical Comparability.
      “Net Sales” shall have the meaning set forth in the Aventis Agreement, but with respect to sales by Shire and Shire’s Affiliates and sublicensees rather than with respect to TKT and its Affiliates and sublicensees.
      “Party” and “Parties” has the meaning set forth in the preamble.
      “Phase IV Clinical Study” means a human clinical study initiated in a country in the Territory for an approved indication after receipt of Registration Approval for such indication in such country.
      “Price” means the price, where required, set by any Pricing and Reimbursement Authority from time to time at which GA-EPO may be sold in the relevant country.

      “Price and Reimbursement Approvals” means the approvals of the price and the reimbursement category (where relevant) for GA-EPO as established from time to time by the relevant Pricing and Reimbursement Authority in the applicable country in the Territory. Price and Reimbursement Approvals will not include Registration Approval.
      “Pricing and Reimbursement Authority” means the applicable authority of any country in the Territory with responsibility for setting the Price and/or Reimbursement for GA-EPO in such country.
      “Qualified Person” means the person referred to in article 48 of Directive 2001/83/ EC or in Article 13(2) of Directive 2001/20/ EC.
      “Registration Approval” means the approval of GA-EPO issued by the European Commission or any other Regulatory Authority in the Territory that is required for the commercial sale of GA-EPO in the applicable country in the Territory, including any required approvals by Regulatory Authorities of facilities to manufacture GA-EPO. Registration Approval will not include Price and Reimbursement Approval.
      “Regulatory Authority” means the applicable regulatory authority of any country or countries in the Territory with responsibility for approving or registering GA-EPO for sale in such country.
      “Reimbursement” means the reimbursement category established for GA-EPO from time to time by any Pricing and Reimbursement Authority in the applicable country in the Territory.
      “Royalty Report” has the meaning set forth in Section 6.2 (c) hereof.
      “Sanofi-Aventis” means the entity formed through the merger of Sanofi SA and Aventis SA.
      “Second Generation Product” means any erythropoietin product or service that is: (a) any derivative, modification, mutant, fragment or peptide analog of erythropoietin or (b) any other therapy involving the administration of erythropoietin such as gene or cell therapy processes or cell therapy products, carrier systems, fusion proteins, polymers and peptides. For purposes of clarity, the definition of Second Generation Product does not include any small molecule. For the purpose of clarity, the definition of Second Generation Product includes versions of GA-EPO that are long acting.
      “Senior Executives” will have the meaning set forth in Section 13.9(a) hereof.
      “Serious Adverse Drug Experience” means any “Adverse Drug Experience” that is fatal or life threatening, is permanently disabling, requires in-patient hospitalization, or is a congenital anomaly, cancer or overdose, or any other event which would constitute a “serious adverse drug experience” pursuant to the terms of 21 C.F.R 312.32 or 314.80 or may be considered medically serious events as defined by the EMEA or other applicable Regulatory Authorities.
      “Shire” has the meaning set forth in the preamble.
      “Specifications” means the specifications, manufacturing processes and procedures and analytical assays and test methods for Drug Substance or Finished Product, as the case may be, approved by the European Commission, the EMEA or other applicable Regulatory Authority from time to time. It is understood and agreed that with respect to any Drug Substance sold to Shire by TKT, “Specifications” will mean specifications as defined in the Lonza Agreement.
      “Supplementary Protection Certificate” means the supplementary protection certificate for medicinal products and their equivalents provided under Control Regulation (EEC) No. 1768/92 of June 18, 1992.
      “Term” means the period beginning at the Effective Date and ending when this Agreement expires in accordance with Article 12 hereof.
      “Territory” means all of the countries of the world, excluding the United States of America (and its territories and possession, including without limitation, Puerto Rico); provided however, that Canada will not be included in the Territory until such time that TKT has obtained the consent of Aventis for such inclusion.
      “Third Party” means any person other than a Party to this Agreement or its Affiliates.

      “TKT” has the meaning set forth in the preamble.
      “TKT Excluded Field” means products or services that: (i) have the biological function in humans of erythropoetin, (ii) have the same biological target as erythropoetin, and/or (iii) are directed to stimulating in a mammal the production of platelets and/or red blood cells.
      “TKT Intellectual Property” means the TKT Patent Rights, the TKT Technology and the Trademarks.
      “TKT Patent Rights” means all present and future patents, patent applications, patent extensions, certificates of invention, or applications for certificates of invention, together with any divisions, continuations or continuations-in-part thereof, which are owned or controlled by TKT relating to or necessary or useful for the development, manufacture, use, distribution, sale or other commercialization of EPO; provided, however, that TKT Patent Rights will not include Aventis Technology.
      “TKT Technology” means all present and future inventions, trade secrets, copyrights, know-how, data, regulatory submissions and other intellectual property of any kind (including any proprietary biological materials, compounds or reagents but not including TKT Patent Rights) which are owned or controlled by, or licensed (with the right to sublicense) to, TKT relating to or necessary or useful for the manufacture, use, distribution, sale or other commercialization of EPO, including but not limited to any patents or patent applications licensed from Third Parties; provided, however, that TKT Technology will not include Aventis Technology.
      “TKT’s Knowledge” means the actual knowledge, without undertaking any additional investigation for purposes of entering into this Agreement, of the following employees of TKT: (a) David Pendergast, Chief Executive Officer, (b) Gregory Perry, Chief Financial Officer, (c) John Conley, Vice President of Business Development and Dynepo Program Executive, (d) Tamara Joseph, Vice President, Legal, and General Counsel, (e) Kerry Flynn, Vice President, Intellectual Property and Chief Intellectual Property Counsel and (f) Philip Chase, Chief Corporate Counsel.
      “Trademarks” means the trademarks, service marks, trade names, trade dress and logos used on or in connection with the identification or marketing of GA-EPO owned or controlled by or licensed (with the right to sublicense) to TKT, as listed in Exhibit B hereto (as the same may be amended and supplemented from time to time); provided, however, that Trademarks will not include Aventis Technology.
      “Trademark Infringement” has the meaning set forth in Section 8.1(d) hereof.
      “U.S. Amgen Patent Litigation” will have the meaning set forth in Section 5.2 hereof.
      “Vetter Agreement” means an agreement to be entered into after the date of this Agreement between Vetter Pharma-Fertigung GmbH & Co. KG, and TKT with regard to the manufacture of GA-EPO.

2.	DEVELOPMENT, APPROVAL AND REIMBURSEMENT OF PRODUCT
      2.1.     TKT’s Responsibilities.
      (a) At TKT’s cost, TKT will undertake all activities necessary to transfer to Shire all documentation, information, regulatory, price and reimbursement applications and approvals, and know-how, including without limitation any Registration Approvals, related to EPO necessary for Shire to exercise its rights under this Agreement, in each case, as promptly as practicable after the Effective Date. In furtherance of the foregoing, TKT will, at TKT’s expense:

(i) notify Aventis, within five (5) days of the Effective Date, that Aventis will be required, upon Shire’s request, to effectuate the transfer of all right, title, interest, possession and control of any application for regulatory authorization and regulatory authorization for GA-EPO in the Territory, including without limitation the MAA, and use Commercially Reasonable Efforts to cause Aventis to, within thirty (30) days of Shire’s request, prepare and submit an MAA license transfer application to the EMEA requesting transfer of the MAA from Aventis to Shire, or at Shire’s request, to TKT;

provided, however, that in the event the MAA is transferred from Aventis to TKT, then TKT will transfer such MAA to Shire as promptly as practicable after transfer of the MAA from Aventis. Notwithstanding the foregoing, for the avoidance of doubt, Shire will have final decision-making authority with respect to plans, actions and filings for the MAA transfer and all regulatory submissions related thereto, regardless of whether the MAA is transferred directly to Shire or to TKT followed by transfer to Shire. except that if the MAA is transferred from Aventis to TKT in response to a request by Shire, then TKT shall promptly transfer the MAA to Shire and Shire shall cooperate fully with TKT to facilitate the transfer;

(ii) use Commercially Reasonable Efforts to cause Aventis to provide TKT with copies of all submissions related to GA-EPO to any Regulatory Authorities which have been made prior to March 26, 2004, and to provide copies of such submissions to Shire, including but not limited to a copy of the MAA;

(iii) TKT will provide (to the extent in TKT’s possession), and will use Commercially Reasonable Efforts to cause Aventis to provide, Shire with copies of all submissions related to GA-EPO to Regulatory Authorities in any country outside the Territory and the results of all clinical trials conducted by, or under the supervision of, Aventis and any results, reports or publications of any local investigator initiated studies in the Territory with respect to GA-EPO (clinical or preclinical) available to Aventis. In addition, TKT will use Commercially Reasonable Efforts to cause Aventis to provide TKT with updated information on status and plans including timing for completion of the study reports with respect to the study related to the risk of tumor progression and thromboembolic events in cancer patients, and a list of clinical investigators who have been associated with the development of GA-EPO for both renal and oncology clinical development and will provide the foregoing to Shire upon TKT’s receipt from Aventis;

(iv) use Commercially Reasonable Efforts to cause Aventis to provide to TKT all documentation related to GA-EPO available to Aventis which is reasonably required or useful for regulatory submissions by Shire, and to provide such documentation that is in TKT’s possession or that TKT receives to Shire. Without limiting the generality of the foregoing, to the extent reasonably required or useful to Shire, TKT will use Commercially Reasonable Efforts to cause Aventis to provide TKT with pre-clinical data and reports, clinical data and reports (including but not limited to the Aventis Oncology Data), regulatory filings (including but not limited to the MAA), manufacturing data and reports, and any other information or documentation related to GA-EPO which Shire may reasonably request and which is in the possession of Aventis, and to provide Shire with copies of such pre-clinical data and reports, clinical data and reports (including but not limited to the Aventis Oncology Data), regulatory filings (including but not limited to the MAA), manufacturing data and reports, and any other information or documentation; provided, however, that Aventis will have the right to redact any documents provided to TKT to remove information not related to GA-EPO; and provided, further, that Shire will have the right to reference such documentation in its regulatory filings in the Territory but ownership of all such documentation (and any data contained in such documentation) so conveyed will remain vested in Aventis. In addition, TKT will use Commercially Reasonable Efforts to cause Aventis to provide TKT with copies of all submissions to Regulatory Authorities outside the Territory and the results of all clinical trials conducted by, or under the supervision of, TKT or Aventis with respect to GA-EPO, and to provide such copies of submissions and results of clinical trials provided by Aventis to TKT or otherwise in TKT’s possession to Shire. For purposes of clarity, Shire shall not be required to pay any additional consideration to TKT or Aventis for the transfers contemplated by this Section 2.1(a)(iv), including with respect to the transfer of the Aventis Oncology Data;

(v) use Commercially Reasonable Efforts to facilitate direct communication and transfer of information and documentation related to GA-EPO between Shire and Aventis, including but not limited to the identification of personnel at Aventis appropriate to effectuate such transfer, and to cause Aventis to jointly participate with Shire in discussions and meetings with the EMEA, and any other relevant Regulatory Authorities in the Territory in order to agree to a plan for the transfer to Shire of the MAA;

(vi) use Commercially Reasonable Efforts to otherwise enforce TKT’s rights under the Aventis Agreement in order to provide Shire with the information, documentation and rights reasonably required for Shire to exercise its rights under this Agreement;

(vii) use Commercially Reasonable Efforts to complete the Material Activities;

(viii) use Commercially Reasonable Efforts to establish Chemical Comparability of Drug Substance manufactured by Lonza in its UK facility;

(ix) transfer to Shire the pharmacovigilance database previously transferred to TKT by Aventis with respect to GA-EPO;

(x) use Commercially Reasonable Efforts to cause Aventis to (A) enter into a safety data exchange agreement to allow both Shire and Aventis to fulfill regulatory reporting requirements with respect to GA-EPO with the applicable Regulatory Authorities, (B) work with Shire to agree upon a benefit risk management plan, and (C) agree with Shire to allow Shire to hold the global safety database and manage global signal detection on behalf of Shire and Aventis; and

(xi) use Commercially Reasonable Efforts to cause Aventis to continue to fulfill its obligations as the holder of the MAA until the transfer thereof to Shire with respect to regulatory matters related to GA-EPO that are on-going as of the Effective Date, including but not limited to making regulatory submissions relating to the risk of tumor progression and thromboembolic events in cancer patients, maintaining responsibility for quality and pharmacovigilance matters and discharging responsibilities as the sponsor of clinical trials in the Territory (including handling responsibilities associated with the Clinical Trial Directive (01 May 2004) where implemented.

      (b) TKT will use Commercially Reasonable Efforts to complete, at TKT’s cost, any additional required technical transfer of the manufacturing processes for GA-EPO to Lonza’s facility in Slough, UK and Vetter, as promptly as practicable.
      (c) TKT will use Commercially Reasonable Efforts to provide Shire with reasonable assistance related to Shire’s activities with respect to GA-EPO in the Territory, at Shire’s cost and upon reasonable request to TKT, to the extent that TKT has the expertise required to provide such assistance, and upon reasonable terms to be agreed upon in good faith by the Parties. TKT will use sound and professional principles and practices in the performance of such assistance in accordance with normally accepted industry standards, and the performance will reflect TKT’s best professional knowledge, skill and judgment. TKT will take direction from Shire with respect to the performance of such assistance.
      (d) Notwithstanding the foregoing, in the event that TKT is unable to meet the obligations set forth in this Section 2.1 due to any scientific, medical, legal, or regulatory issue outside of TKT’s control, then failure of TKT to complete the foregoing obligations will not be considered a breach of this Agreement.
      2.2.     Development Activities. Shire will be responsible for the development of EPO that Shire may in its sole discretion propose to initiate and execute in the Territory, including registration and non-registration trials (including Phase IV Clinical Studies and other post-approval studies).
      2.3.     TKT Excluded Field. TKT agrees that for the Term of this Agreement, TKT and its Affiliates will not engage, directly or indirectly, in any activity involving the making using, developing, licensing, manufacturing, selling, importing or exporting any product or processes in the TKT Excluded Field for marketing and sales in the Territory.
      2.4.     Coordination with TKT.
      (a) Coordinating Committee. Promptly after the Effective Date, to the extent requested by Shire, the Parties will establish a committee consisting of personnel from TKT and Shire with expertise in pre-clinical and clinical development, regulatory affairs, clinical safety and pharmacovigilance, reimbursement, sales, marketing, intellectual property, process development, and manufacturing (the “Coordinating Committee”). The Coordinating Committee will be an advisory, not a decision-making, body; each Party will retain final decision-making authority for the activities for which it is responsible hereunder. The Coordinating Committee will coordinate between the Parties on issues related to pre-clinical and clinical development, regulatory affairs, reimbursement, sales, marketing, intellectual property, process development, and manufacturing in relation to GA-EPO for which coordination between the Parties is necessary or desirable. In particular, the Coordinating Committee will discuss matters appropriate to the transition of GA-EPO from Aventis or TKT to Shire and matters relating to the transition of manufacturing responsibilities from TKT’s licensees and sublicensees to Shire. For the avoidance of doubt, Shire or its Affiliates will be solely responsible for all Price and Reimbursement Approval proceedings with respect to GA-EPO in the Territory, and Shire will have complete discretion in setting pricing for GA-EPO in the Territory.
      2.5.     Coordination with Aventis.
      (a) Aventis Notification Date. For purposes of information, according to the Aventis Agreement, promptly, but in no event more than ninety (90) days following a Final U.S. Determination (the “Aventis Determination Date”), Aventis is required to notify TKT in writing (a “Determination Notice”) of its intention to either (i) continue development and commercialization of GA-EPO in the United States (an “Aventis Positive Notification”), or (ii) terminate the Aventis Agreement (an “Aventis Negative Determination”). The failure of Aventis to deliver a Determination Notice to TKT within such ninety (90) day period will be deemed an Aventis Positive Notification.
      (b) Clinical, Regulatory and Marketing Activities. To the extent requested by Aventis or Shire, representatives of TKT, Shire (and its sublicensees) and Aventis (and its sublicensees) will meet from time to time as may be determined between such parties, but in no event less frequently than annually, at a place mutually agreed to by such parties (each, a “CRM Meeting”). At each CRM Meeting each party referenced in the first sentence hereof will review the clinical, regulatory and marketing activities undertaken by each other such party or its Affiliates or sublicensees since the previous CRM Meeting and will present its clinical, regulatory and marketing plans for GA-EPO for the ensuing year. Each such party will consider in good faith the clinical, regulatory and marketing plans of such other parties for GA-EPO for the ensuing year; provided, however, that no such party will be required to take any action to modify its clinical, regulatory or marketing plans based upon the plans of such other parties. In no event will TKT, Aventis and Shire discuss the pricing of GA-EPO, rebates, discounts or other related matters. Notwithstanding the foregoing, no CRM Meeting will be held prior to an Aventis Positive Notification.
      (c) Chemistry, Manufacturing and Controls Activities. To the extent requested by Aventis orShire, representatives of TKT (and its Affiliates and sublicensees), Shire (and its Affiliates and sublicensees), Aventis (and its Affiliates and sublicensees) and any Third Party manufacturer of GA-EPO being utilized by a Party) will meet from time to time as may be determined between such parties, but in no event less frequently than annually, at a place mutually agreed to by such parties (each, a “CMC Meeting”). At each CMC Meeting, such parties will review the chemistry, manufacturing and controls (“CMC”) activities of Shire, TKT and Aventis (and their respective Affiliates and sublicensees) since the previous CMC Meeting, each of Shire, TKT and Aventis will present its CMC plans for GA-EPO for the ensuing quarter, and such parties will discuss any proposed material changes to the Specifications of GA-EPO, the manufacturing specifications or the quality control processes related to the manufacture and release of GA-EPO. Each of Shire, Aventis and TKT will consider in good faith the CMC plans of other such parties for GA-EPO for the ensuing year; provided, however, that no such party will be required to take any action to modify its CMC plans based upon the CMC plans of any other such party. Notwithstanding the foregoing, the Parties anticipate that no CMC Meeting will take place prior to an Aventis Positive Notification.
      (d) Regulatory Matters.

(i) Adverse Event Reporting. Shire and TKT will each: (A) notify the other of each Serious Adverse Drug Experience with respect to GA-EPO within forty-eight (48) hours of the time such

Serious Adverse Drug Experience becomes known to such Party or an Affiliate of such Party; and (B) notify the other of each Adverse Drug Experience with respect to GA-EPO within two (2) business days of the time such Adverse Drug Experience becomes known to such Party or an Affiliate of such Party. Shire agrees to use good faith efforts to coordinate with Aventis for purposes of adverse event reporting.

(ii) Shire Communication with Regulatory Authorities. Shire will not, without the prior written consent of TKT, or unless required by applicable law, correspond or communicate with the FDA or with any other Regulatory Authority outside the Territory regarding GA-EPO. Furthermore, Shire will, immediately upon receipt of any communication from the FDA or from any other Regulatory Authority outside the Territory regarding GA-EPO, forward a copy or description (if not in writing) of such communication to TKT, and respond to all inquiries of TKT relating thereto. If Shire is advised by its legal counsel that it must communicate with the FDA or with any other Regulatory Authority outside the Territory regarding GA-EPO, then Shire will so advise TKT immediately and, unless applicable law prohibits, provide TKT in advance with a copy or description of any proposed communication with the FDA or any other Regulatory Authority outside the Territory regarding GA-EPO and comply with any and all reasonable direction of TKT concerning any meeting or written or oral communication with the FDA or any other Regulatory Authority outside the Territory regarding GA-EPO.

(iii) TKT and Aventis Communication with Regulatory Authorities and Pricing and Reimbursement Authorities. Except as contemplated by Section 2.1, TKT will not, and will use Commercially Reasonable Efforts to ensure that Aventis does not, without the prior written consent of Shire, or unless required by applicable law, correspond or communicate with the European Commission, any Regulatory Authority or Pricing and Reimbursement Authorities in the Territory regarding GA-EPO. Furthermore, TKT will, and will use Commercially Reasonable Efforts to ensure that Aventis does, immediately upon receipt of any communication from the European Commission, any Regulatory Authority or Pricing and Reimbursement Authority in the Territory regarding GA-EPO, forward a copy or description (if not in writing) of such communication to Shire, and respond to all inquiries of Shire relating thereto. If TKT or Aventis is advised by its legal counsel that it must communicate with the European Commission, any Regulatory Authority or Pricing and Reimbursement Authority in the Territory regarding GA-EPO, then TKT will so advise Shire as promptly as practicable and, unless applicable law prohibits, TKT will provide, and will use Commercially Reasonable Efforts to ensure that Aventis provides, Shire in advance with a copy or description of any proposed communication with the European Commission, such Regulatory Authority or Pricing and Reimbursement Authority in the Territory regarding GA-EPO and TKT will comply, and will use Commercially Reasonable Efforts to ensure that Aventis complies, with any and all reasonable direction of Shire concerning any meeting or written or oral communication with the European Commission, such Regulatory Authority or Pricing and Reimbursement Authority in the Territory regarding GA-EPO.

(iv) Reference of Shire Documents. To the extent and only to the extent required of a TKT sublicensee under the Aventis Agreement, Shire will provide to TKT all documentation available to Shire which is reasonably required or useful for regulatory submissions by Aventis under the terms of the Aventis Agreement. Without limiting the generality of the foregoing, to the extent reasonably required or useful to TKT or Aventis, Shire will provide TKT with pre-clinical data and reports, clinical data and reports, regulatory filings, manufacturing data and reports, and any other information or documentation related to GA-EPO which TKT may reasonably request and which is in the possession of Shire. Shire will have the right to redact any documents provided to TKT to remove information not related to GA-EPO. TKT and Aventis will have the right to reference such documentation in their regulatory filings outside the Territory.

      (e) Other Regulatory Communications. Shire agrees to keep TKT informed of key communications with Regulatory Authorities in the Territory that are likely to affect the regulatory environment outside the Territory, including but not limited to post-marketing safety issues with respect to GA-EPO. TKT agrees to keep Shire informed, and to use Commercially Reasonable Efforts to cause Aventis to keep Shire informed, of key communications with Regulatory Authorities outside the Territory relating to GA-EPO that are likely to affect the regulatory environment in the Territory, including but not limited to post-marketing safety issues with respect to GA-EPO.
      (f) Shire’s reporting obligations under this Section 2 shall extend to, and not extend beyond, the reporting requirements to TKT and/or Aventis required to comply with the Aventis Agreement.

3.	MANUFACTURE AND SUPPLY OF PRODUCT
      3.1.     Manufacture of EPO. Subject to Section 3.4 hereof, Shire will be responsible for all aspects of manufacture, distribution, quality control and release of all GA-EPO sold in the Territory and will bear the costs thereof.
      3.2.     Shire Responsibility. Subject to Section 3.4, Shire will be responsible for all clinical, regulatory, manufacturing, marketing and CMC activities related to the development, manufacture, distribution or sale of EPO in the Territory.
      3.3.     Third Party Manufacturers. Shire will be permitted to contract with one or more Third Parties to perform the manufacturing activities described herein in accordance with the terms hereof.
      3.4.     Lonza Agreement. TKT will continue to perform its obligations under the Lonza Agreement until the assignment of the Lonza Agreement to Shire as contemplated by the next sentence, and will use Commercially Reasonable Efforts to maintain satisfactory relationships with Lonza and any Third Parties having business relationships with TKT or Lonza relating to the manufacture and production of GA-EPO in the Territory. TKT will use Commercially Reasonable Efforts to obtain consent from Lonza to assign, and will (upon receipt of consent from Lonza) assign to Shire, TKT’s rights and obligations under the Lonza Agreement, and Shire will accept such assignment of the Lonza Agreement; provided, however, that the assignment of the Lonza Agreement to Shire will be subject to the retention by TKT of (a) Liabilities arising under the Lonza Agreement prior to assignment thereof to Shire, and (b) Liabilities arising under Section 2.5 of the Lonza Agreement, whether such Liabilities arise before or after the assignment of the Lonza Agreement to Shire. TKT will be responsible for performing its obligations and exercising its rights under the Lonza Agreement in order to obtain orders of Drug Substance placed with Lonza under the Lonza Agreement as of the Effective Date; provided, however, that TKT will not be required to place any additional orders of Drug Substance with Lonza under the Lonza Agreement after the Effective Date. TKT shall take any action necessary or desirable (including any action reasonably requested by Shire) to enforce its rights under the Lonza Agreement in order to allow Shire to perform its obligations and exercise its rights under this Agreement, including without limitation, enforcing all of its available remedies against Lonza in the event that any batch of Drug Substance is discovered to have failed to meet Specifications.
      3.5.     Interim Supply. Notwithstanding Sections 3.4 hereof, Shire may order Drug Substance from TKT prior to the assignment of the Lonza Agreement to Shire in accordance with Section 3.4 hereof. Such orders will be pursuant to a purchase order setting forth certain terms and conditions of the supply, and such supply will be subject to the following principles:

(a) TKT will use Commercially Reasonable Efforts to cause Lonza to give Shire the right to audit Lonza’s facility at Slough, UK, and to give Shire access to Lonza’s facility at Slough, UK to perform such audits;

(b) TKT will promptly inform, and will use Commercially Reasonable Efforts to cause Lonza to promptly inform, Shire of any audit or inspection conducted by a Regulatory Authority in relation to Drug Substance, and shall consult with Shire before making any formal responses to questions or concerns raised by such Regulatory Authority;

(c) TKT will use Commercially Reasonable Efforts to prevent changes to Lonza’s facility at Slough, UK or changes to the process for manufacture of Drug Substance from taking place without prior written consent from Shire, such consent not to be unreasonably withheld. TKT will promptly notify Shire of any material deviation from the manufacturing process or Specifications for Drug Substance (as defined in the Lonza Agreement) that are known to TKT; and

(d) TKT or its licensee or sublicensee will have appropriate agreements in place with RCC Ltd. for the performance potency assays related to Drug Substance, to ensure testing in compliance with cGMP and Specifications (as defined in the Lonza Agreement) and shall provide Shire testing results in an agreed form, such agreement not to be unreasonably withheld.

      3.6.     Vetter Supply. Shire will use commercially reasonable efforts to obtain Finished Product from Vetter as soon as possible following the Effective Date. TKT will provide technology transfer support to Vetter, at TKT’s cost, in accordance with Section 2.1(b) hereof. In the event that TKT enters into an Agreement with Vetter that relates to the subject matter of this Agreement (“the Vetter Agreement”), TKT will assign the Vetter Agreement to Shire, which assignment Shire will, provided that such agreement includes terms reasonably acceptable to Shire, accept.

4.	SALES AND DISTRIBUTION OF PRODUCT
      4.1.     Shire Suspension of Distribution. Shire will notify TKT promptly if it becomes aware of a problem with the quality or safety of GA-EPO distributed in the Territory, or of a directive from the EMEA or any other applicable Regulatory Authority related to GA-EPO distributed in the Territory. Shire will determine whether to suspend sales and distribution of GA-EPO in the Territory. If Shire determines to suspend sales and distribution of GA-EPO in the Territory, Shire will inform TKT of such decision as promptly as practicable, and in any event, within twenty four (24) hours and sufficiently prior to public notice of such decision to allow TKT to determine how to comply with its own disclosure requirements. After any such suspension, Shire will in its reasonable discretion determine whether and when to resume sales and distribution of GA-EPO; provided, however, that no such suspension will be deemed to be a material breach by Shire hereunder.
      4.2.     Aventis or TKT Suspension of Distribution. TKT will notify Shire promptly if it becomes aware of a problem with the quality or safety of GA-EPO distributed outside the Territory, or of a directive from the FDA or any other applicable Regulatory Authority related to GA-EPO distributed outside the Territory. TKT or its licensee outside the Territory, as applicable, will determine whether to suspend sales and distribution of GA-EPO outside the Territory. If TKT or its licensee determines to suspend sales and distribution of GA-EPO outside the Territory, TKT will inform Shire of such decision as promptly as practicable, and in any event, within twenty four (24) hours and sufficiently prior to public notice of such decision to allow Shire to determine how to comply with its own disclosure requirements. After any such suspension, TKT or its licensee will in its reasonable discretion determine whether and when to resume sales and distribution of GA-EPO, provided that no such suspension of sales and distribution shall be deemed a material breach of TKT hereunder.
      4.3.     Product Recall in the Territory. Shire will notify, and will cause its licensee in the Territory to notify, TKT of any recalls required by the European Commission, the EMEA or other applicable Regulatory Authority with respect to GA-EPO in the Territory as promptly as practicable, and in any event, to the extent possible, within twenty four (24) hours and sufficiently prior to public notice of such recall to allow TKT to determine how to comply with its own disclosure requirements. Shire will handle all such product recall issues in accordance with Shire processes and in conformance with Regulatory Authority requirements. Upon such a recall, Shire will determine if such recall is applicable to any GA-EPO lot in distribution in the Territory (i.e., the recall event is (a) traceable to a Drug Substance batch involved in the manufacture of the Finished Product lot or to the finishing of the Finished Product, or (b) due to a fundamental issue with the manufacture of any and all formulated Drug Substance lots) and promptly notify its affected customers in the Territory using a letter containing appropriate instructions as to whether the customer should return or dispose of the affected GA-EPO. Shire will be responsible for any expenses incurred associated with the mailing, shipping and administrative expenses in connection with such a recall as well as the cost of replacement GA-EPO for Shire and its customers.

      4.4     Product Recall outside the Territory. TKT will notify, and will cause its licensee outside the Territory to notify Shire of any recalls required by the applicable Regulatory Authority with respect to GA-EPO outside the Territory as promptly as practicable, and in any event, to the extent possible, within twenty four (24) hours and sufficiently prior to public notice of such recall to allow Shire to determine how to comply with its own disclosure requirements. TKT or its licensee will handle all such product recall issues in accordance with the processes of TKT or its sublicensees and in conformance with Regulatory Authority requirements. Upon such a recall, TKT or its licensee, as the case may be, will determine if such recall is applicable to any GA-EPO lot in distribution outside the Territory (i.e., the recall event is (a) traceable to a Drug Substance batch involved in the manufacture of the Finished Product lot or to the finishing of the Finished Product, or (b) due to a fundamental issue with the manufacture of any and all formulated Drug Substance lots) and promptly notify its affected customers outside the Territory using a letter containing appropriate instructions as to whether the customer should return or dispose of the affected GA-EPO. TKT or its licensee, as the case may be, will be responsible for any expenses incurred associated with the mailing, shipping and administrative expenses in connection with such a recall as well as the cost of replacement GA-EPO for TKT or its licensee and its or their customers.
      4.5.     Records. Shire will maintain for the longer of (a) two (2) years after the termination or expiration of this Agreement and (b) such period as required by law, the systems and records and such other information as will reasonably be required to effect a recall of GA-EPO in the Territory, and will make such information available to TKT, at its request, in the event of such a recall. Furthermore, each Party will cooperate with the other Party in investigating any GA-EPO failure which results in the need for a recall in the Territory.

5.	SCOPE OF LICENSE AND DISTRIBUTION
      5.1.     Grant of License Rights by TKT to Shire.
      (a) Exclusive EPO License. Subject to payment to TKT under Section 6.1, TKT hereby grants to Shire an exclusive, irrevocable (subject to the Aventis Agreement) right and license under the Aventis Technology (to the extent that the Aventis Technology is sublicensable by TKT), the TKT Technology and the TKT Patent Rights to (1) (i) develop, import, make and have made GA-EPO throughout the world (subject to Section 5.2 hereof) for distribution and sale in the Territory and (ii) register, market, have marketed, offer for sale, sell, have sold, distribute, have distributed and otherwise commercialize GA-EPO in the Territory; and (2) subject to the Aventis Agreement, (i) develop, import, make and have made Second Generation Products throughout the world (subject to Section 5.2 hereof) for distribution and sale in the Territory and (ii) register, market, have marketed, offer for sale, sell, have sold, distribute, have distributed and otherwise commercialize Second Generation Products in the Territory.
      (b) Sublicenses of GA-EPO and Second Generation Products. Shire will have the right to grant sublicenses under the Aventis Technology (to the extent that TKT is able to grant such right to sublicense the Aventis Technology), the TKT Technology and the TKT Patent Rights license granted by TKT to Shire under Section 5.1(a) hereof; provided that such sublicenses are consistent with the rights and obligations defined in this Agreement. Shire will have no right to license or sublicense any right to market, have marketed, offer for sale, sell, have sold, distribute, have distributed or otherwise commercialize GA-EPO or Second Generation Products outside the Territory. Upon TKT’s request, Shire will provide a copy of such sublicenses to TKT.
      (c) Exclusive Manufacturing Know-How License. Subject to payment to TKT under Section 6.1, TKT hereby grants to Shire an exclusive, irrevocable (subject to the Aventis Agreement) and royalty-free right and license under Manufacturing Know-How (other than the Marburg Technology) owned or controlled by, or licensed (with the right to sublicense) to, TKT to make and have made (subject to Section 5.2 hereof) (1) GA-EPO throughout the world for distribution and sale in the Territory, and (2) subject to and to the extent permitted under any existing TKT third party agreements, including the Aventis Agreement, Second Generation Products throughout the world for distribution and sale in the Territory.

      (d) Sublicenses of Manufacturing Know-How. Shire will have the right to grant sublicenses under the Manufacturing Know-How license granted by TKT to Shire under Section 5.1(c) hereof. Upon TKT’s request, Shire will provide a copy of such sublicenses to TKT.
      (e) Trademarks. Subject to payment to TKT under Section 6.1, TKT hereby grants to Shire an exclusive and irrevocable royalty-free right and license under Trademarks for use in connection with the packaging, marketing, promotion, distribution, sale and offering for sale of GA-EPO in the Territory.
      5.2.     Right to Manufacture and Conduct Clinical Studies. Each Party acknowledges and agrees that Aventis and TKT have responded to certain patent infringement actions brought by Amgen, Inc. and Kirin-Amgen, Inc. in the United States (the “U.S. Amgen Patent Litigation”). Shire and TKT, as the case may be, will not, and TKT will use Commercially Reasonable Efforts to cause Aventis not to, research, develop, import, make or have made GA-EPO in the United States until there has been a final determination of the U.S. Amgen Patent Litigation (whether as a result of the exhaustion of all appeals or a settlement between the parties thereto) (a “Final U.S. Determination”) which would legally permit the research, development, importation or manufacture of GA-EPO in the United States. Shire will not conduct any clinical study in any country outside the Territory without TKT having obtained the prior written consent of Aventis, which consent, in accordance with the Aventis Agreement, will not be unreasonably withheld, conditioned or delayed. Pursuant to Section 3.2.5(b) of the Aventis Agreement, Aventis does not have the right to conduct any clinical study in any country in the Territory without the prior written consent of TKT, which consent will not be granted without the prior written consent of Shire, which consent will not be unreasonably withheld, conditioned or delayed.
      5.3.     Reservation of TKT Rights. Notwithstanding the license grants set forth above, TKT at all times reserves the right under the Aventis Technology, the TKT Patent Rights, TKT Technology, and Manufacturing Know-How owned either exclusively by TKT or Aventis, or jointly by TKT and Aventis (a) to make and have made GA-EPO throughout the world (subject to Section 5.2 hereof) for distribution and sale outside the Territory; to develop, use and import GA-EPO throughout the world solely for non-clinical research purposes (subject to Section 5.2 hereof); and market, have marketed, offer for sale, sell, have sold, distribute, have distributed and otherwise commercialize GA-EPO outside the Territory, and (b) to make, have made, use, sublicense, distribute for sale and sell products other than GA-EPO and other than Second Generation Products throughout the world.

6.	TERMS OF PAYMENT
      In consideration for the grant of the licenses set forth in Section 5.1 hereof and the other performances of TKT required under this Agreement, Shire will make the following payment set forth in this Article 6.1 if and only if the Effective Date occurs pursuant to the provisions of Section 11.04(e) of the Merger.
      6.1.     Payment. On the Effective Date, Shire agrees to pay to TKT a fee of U.S. FOUR HUNDRED FIFTY (U.S. $450) million dollars in full consideration for the rights and licenses it acquires under this Agreement (the “License Fee”), payable as follows: (a) Eighty Six (US $86) million dollars of the License Fee will be paid directly to Aventis to satisfy TKT’s obligations under Section 7.2.3 of the Aventis Agreement; and (b) the remaining Three Hundred and Sixty Four ($364) million dollars will be paid directly to TKT. For the avoidance of doubt, no further payment whatsoever shall be owed by Shire to TKT under this Agreement, except as set forth in Section 6.5 hereof.
      Also for the avoidance of doubt, TKT will be responsible for any capital expenditures by Lonza incurred prior to the date of assignment of the Lonza Agreement, and TKT will be responsible for any future invoices from Lonza to the extent that they relate to the technical transfer of the GA-EPO manufacturing processes.
      6.2     Royalty Report. On a quarterly basis, within sixty (60) days after the end of each calendar quarter following the First Commercial Sale, Shire will provide TKT with a written report showing (on a country-by-country basis and in local currency, except where otherwise noted) the Net Sales of all GA-

EPO sold by Shire or its Affiliates, its distributors and its permitted sublicensees, during the reporting period (the “Royalty Report”). The Royalty Report will include information that is consistent with the reporting obligations required for sublicensees under the Aventis Agreement.
      6.3.     Currency. The amounts due hereunder will be expressed in United States dollars. All payments owed under this Agreement will be made by wire transfer to a bank account designated by TKT, unless otherwise specified in writing by TKT.
      6.4     Audits. During the Term and for a period of two (2) years thereafter, Shire will keep complete and accurate records in sufficient detail to permit TKT to confirm the completeness and accuracy of the information presented in each Royalty Report. Shire will permit an independent, certified public accountant selected by TKT and reasonably acceptable to Shire, which acceptance will not be unreasonably withheld (the “Auditor”) to audit or inspect those records of Shire that relate to Net Sales for the sole purpose of verifying Net Sales. Such inspection will be conducted during Shire’s normal business hours, no more than once in any twelve (12) month period and upon at least thirty (30) days prior written notice by TKT to Shire. The Auditor will execute a written confidentiality agreement with Shire and will disclose to TKT only the amount and accuracy of the Royalty Report. The Auditor will send a copy of the report to Shire at the same time it is sent to TKT and nothing contained herein shall prevent TKT from sharing such report with Aventis. The Royalty Report and any other financial or other proprietary Shire information shall be the Confidential Information of Shire.
      6.5.     Aventis. Shire will pay all amounts due to Third Parties in connection with the exercise of Shire’s rights hereunder, including payments due to Aventis under the Aventis Agreement, such as royalties, arising from Shire’s exercise of its rights under this Agreement, regardless of when incurred and regardless of whether they relate to periods prior to or after the Effective Date; provided, however, that except as set forth in Section 6.1 of this Agreement, Shire shall not be obligated to make any payments to Aventis arising under Section 7.2.3 of the Aventis Agreement.

7.	REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS.
      7.1.     Representations and Warranties of TKT. TKT hereby represents and warrants to Shire that, except as set forth on Schedule 7.1, as of the date of the Merger Agreement; provided, however, that any ongoing obligations contained in this Section 7.1 shall remain in force until completed:

(a) TKT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of TKT. This Agreement has been duly executed and delivered by TKT and constitutes the valid, binding and enforceable obligation of TKT, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity.

(b) TKT is not subject to, or bound by, any provision of:

(i) its articles or certificates of incorporation or by-laws;

(ii) to TKT’s Knowledge, any material mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, contract, agreement or restriction to which TKT is a party other than the Aventis Agreement; or

(iii) to TKT’s Knowledge, any material judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any person required for, the execution, delivery and performance by TKT of this Agreement and the obligations contained herein, including without limitation, the grant to Shire of the licenses described in Article 5 hereof.

(c) To TKT’s Knowledge, TKT possesses the exclusive right, title and interest in and to the TKT Technology owned by TKT and the TKT Patent Rights in the Territory and that it has the full legal right and power to: (i) enter into the obligations set forth in this Agreement; and (ii) grant the rights and licenses set forth in Sections 5.1(a) through (d) hereof.

(d) To TKT’s Knowledge, (i) there are no encumbrances, liens or other claims affecting the TKT Technology, Manufacturing Know-How or the TKT Patent Rights with respect to GA-EPO in the Territory and (ii) such TKT Technology, Manufacturing Know-How and TKT Patent Rights with respect to GA-EPO in the Territory are valid, enforceable and free from infringement, and that there are no pending or threatened actions, suits or proceedings relating thereto.

(e) To TKT’s Knowledge, there are no legal obstacles, including no valid and enforceable patent rights or other proprietary rights of Third Parties, which will prevent Shire from exercising its rights or performing its obligations under this Agreement or which will be infringed by the exercise of Shire’s rights and the performance of Shire’s obligations under this Agreement.

(f) In the Territory, to TKT’s Knowledge, there is no Third Party infringing any of the TKT Patent Rights, Manufacturing Know-How or Aventis Technology or misappropriating TKT Technology, Manufacturing Know-How or Aventis Technology in derogation of the rights granted to Shire in this Agreement with respect to GA-EPO.

(g) There is no opposition or litigation pending for which TKT has been served or, to TKT’s Knowledge, any litigation pending for which TKT has not been served or communication which threatens opposition or litigation action in the Territory, or other litigation before any patent and trademark office, court, or any other governmental entity in the Territory in regard to the TKT Patent Rights, Manufacturing Know-How or TKT Technology with respect to GA-EPO.

(h) TKT has taken reasonable measures to protect the confidentiality of the TKT Technology and Manufacturing Know-How. On occasions where TKT has granted access to Third Parties with respect to the TKT Technology or to other confidential information concerning GA-EPO, such access has been granted pursuant to an enforceable confidentiality agreement containing restrictions on the use of such information.

(i) To TKT’s Knowledge, TKT is not in material breach or default of the Aventis Agreement and no event has occurred which with notice or lapse of time would constitute a material breach or default thereof by TKT. To TKT’s Knowledge, Aventis is not in breach of the Aventis Agreement.

(j) To TKT’s Knowledge, TKT has disclosed to or provided Shire with access to all material information pertaining to the existence of any material side effect, material toxicity effect, material carcinogenicity effect, material adverse effect or any instances of material deleterious physical effects or reactions resulting from, or alleged to result from, GA-EPO.

(k) TKT has paid all payments that are referenced in Schedule 3 of the Lonza Agreement to the extent such payments have become due and payable as of the Effective Date, in the amount of L3,919,713.

(l) The Marburg Technology is not required to commercialize GA EPO as set forth in the MAA.

(m) Except as set forth in the Aventis Agreement, as of the Effective Date, TKT has not granted, and will not grant during the term of this Agreement, any right, license or interest in or to the TKT Intellectual Property or Manufacturing Know-How that is in conflict with the rights or licenses granted to Shire under this Agreement.

(n) To TKT’s Knowledge, Shire is the exclusive sublicensee of the Aventis Technology with respect to the manufacture of GA-EPO for distribution and sale in the Territory, and Shire is the exclusive sublicensee of the Aventis Technology with respect to the sale of GA-EPO in the Territory, as contemplated under this Agreement.

(o) To TKT’s Knowledge, TKT is not in material breach or default of the Lonza Agreement and no event has occurred which with notice or lapse of time would constitute a material breach or default thereof by TKT. To TKT’s Knowledge, Lonza is not in breach of the Lonza Agreement.

(p) TKT will transfer the TKT Technology, the TKT Patent Rights, the Aventis Technology and the Lonza Technology existing as of the Effective Date that is in TKT’s possession to Shire within six (6) months of the Effective Date. For the avoidance of doubt, TKT will provide Shire within such six (6) month period all information existing as of the Effective Date and in TKT’s possession and all materials, documentation, data, applications, authorizations, reports, filings, and the like which are in TKT’s possession and are necessary or useful for the regulatory submissions of Shire. TKT agrees to use Commercially Reasonable Efforts to obtain any such information and materials, documentation, data, applications, authorizations, reports, filings, and the like in the possession of Aventis or Lonza within the above time frame and will provide Shire with the opportunity to step in and enforce Aventis, Lonza and other third party obligations to provide such information and data on TKT’s behalf. TKT will continue to make prompt transfers of updates and improvements to the foregoing to Shire throughout the Term of this Agreement.
      7.2.     Representations and Warranties of Shire. Shire hereby represents and warrants to TKT that, as of the date of the Merger Agreement:

(a) Shire is a corporation duly incorporated, validly existing and in good standing under the laws of the United Kingdom with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Shire. This Agreement has been duly executed and delivered by Shire and constitutes the valid, binding and enforceable obligation of Shire, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity.

(b) Shire is not subject to, or bound by, any provision of:

(i) its articles or certificates of incorporation or by-laws;

(ii) to Shire’s actual knowledge, any material mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, contract, agreement or restriction to which Shire is a party; or

(iii) to Shire’s actual knowledge, any material judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any person required for, the execution, delivery and performance by Shire of this Agreement and the obligations contained herein.

(c) Shire has read the Aventis Agreement and a redacted version of the Lonza Agreement.
      7.3.     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR, ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, IN RESPECT OF GA-EPO, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.
      7.4.     Aventis Agreement. Subject to Shire’s compliance with payment of Aventis royalties under Section 6.5 and provision of information under Section 2.5(f), TKT covenants and agrees that it will use Commercially Reasonable Efforts to: (a) perform its material obligations and responsibilities under the Aventis Agreement; (b) avoid taking any action or omitting to take any action that could constitute a material breach of its obligations under the Aventis Agreement; (c) promptly notify Shire if it receives a notice of default under the Aventis Agreement that could trigger termination of the Aventis Agreement or the licenses to Aventis Technology granted to TKT thereunder; and (d) take any action necessary or desirable (including any action reasonably requested by Shire) to enforce its rights under the Aventis Agreement in order to allow Shire to perform its obligations and exercise its rights under this Agreement. Furthermore, TKT covenants and agrees that it will use Commercially Reasonable Efforts to remedy any material breach of the Aventis Agreement by TKT within ninety (90) days after notice of default thereof from Aventis; provided, however, that TKT will not be deemed to have breached this covenant unless and until Aventis actually terminates the Aventis Agreement in accordance with Section 12.4.1 thereof as a result of such breach; provided, further, however, that if such breach is a result of any action or inaction of Shire, including without limitation, any failure of Shire to provide TKT with information required to be supplied by TKT to Aventis under the Aventis Agreement, and TKT has notified Shire within fifteen (15) days of receiving notice of such breach, then TKT shall not be deemed to be in breach of this Agreement.
      7.5     Lonza Agreement. TKT covenants and agrees that it will use Commercially Reasonable Efforts to: (a) perform its material obligations and responsibilities under the Lonza Agreement; (b) avoid taking any action or omitting to take any action that could constitute a material breach of its obligations under the Lonza Agreement; (c) promptly notify Shire if it receives a notice of default under the Lonza Agreement that could trigger termination of the Lonza Agreement or the licenses to Lonza technology granted to TKT thereunder; and (d) take any action necessary or desirable (including any action reasonably requested by Shire) to enforce its rights under the Lonza Agreement in order to allow Shire to perform its obligations and exercise its rights under this Agreement. Furthermore, TKT covenants and agrees that it will use Commercially Reasonable Efforts to remedy any material breach of the Lonza Agreement by TKT within ninety (90) days after notice of default thereof from Lonza; provided, however, that TKT will not be deemed to have breached this covenant unless and until Lonza actually terminates the Lonza Agreement in accordance with Section 8.5.1 thereof as a result of such breach; provided, further, however, that if such breach is a result of any action or inaction of Shire, including without limitation, any failure of Shire to provide TKT with information required to be supplied by TKT to Lonza under the Lonza Agreement, and TKT has notified Shire within fifteen (15) days of receiving notice of such breach, then TKT shall not be deemed to be in breach of this Agreement.
      7.6.     GA-EPO Quality. TKT covenants that it will use Commercially Reasonable Efforts to ensure that the Drug Substance, Finished Product, raw materials related to the manufacture of Drug Substance and Finished Product, and GA-EPO in the process of being manufactured, obtained by Shire from TKT will, to the extent applicable (i) meet all Specifications (as defined in the Lonza Agreement); (ii) be manufactured in compliance with cGMP and other applicable laws; (iii) be manufactured and packaged in a diligent, efficient and skillful manner; (iv) meet all applicable purity and release standards; (v) have an assumed shelf-life of at least eighteen (18) months remaining upon delivery to Shire, unless otherwise agreed in writing with Shire (for purposes of clarity, the Parties acknowledge that the EMEA has not approved the manufacture of Slough Drug Substance as of the Effective Date, and therefore, there is no regulatory shelf-life for the Slough Drug Substance; however, the Parties have agreed to assume for purposes of this calculation, that the Drug Substance sold to Shire hereunder will have the same shelf-life as if it was Portsmouth Drug Substance); (vi) for each batch of Drug Substance supplied, TKT will provide Shire with a certificate of analysis and a certificate of conformance or an appropriate combination of both; and (vii) where Shire determines that a batch of Drug Substance is to be subsequently used in Finished Product for commercial sale or clinical trials, TKT shall provide, on Shire’s request, any other batch documentation or information reasonably necessary for the Qualified Person at Shire responsible for batch release to make the determination of suitability for commercial sale or use in clinical trials. For the avoidance of doubt, TKT’s covenant under this Section 7.65 applies only to the one-time sale by TKT to Shire of Drug Substance and Finished Product.
      7.7.     Aventis Technology. TKT will use Commercially Reasonable Efforts to facilitate discussions between Aventis and Shire as promptly as practicable after the Effective Date with the purpose of allowing Shire to negotiate directly with Aventis with respect to: (a) a license to the Aventis Technology in the event of termination of the Aventis Agreement in accordance with Section 12.4.1 of the Aventis

Agreement; (b) a direct transfer from Aventis to Shire of all documentation, information, regulatory and reimbursement applications and approvals, and know-how, including without limitation any Registration Approvals, related to GA-EPO; (c) coordination of adverse event reporting; and (d) any other matter related to GA-EPO for which coordination between Shire and Aventis is necessary or desirable; provided, however, that the outcome of such negotiations will in no way affect the terms of this Agreement and that any information delivered by Aventis to Shire shall be considered TKT’s information for purposes of Article 11 of this Agreement.
      7.8.     Compliance with Laws. Shire covenants that it will conduct the activities contemplated under this Agreement in compliance in all material respects with all applicable laws.
      7.9.     Delivery of GA-EPO Outside the Territory. Shire covenants that Shire will not, and will use Commercially Reasonable Efforts to ensure that GA-EPO distributed or sold pursuant to the licenses granted under Article 5 hereof is not, distributed or delivered outside the Territory.
      7.10.     Intended Third Party Beneficiary. The Parties intend that Shire will be deemed an “intended third party beneficiary” of the Aventis Agreement and the Lonza Agreement, and that to the extent permitted by law, and to the extent consistent with the Aventis Agreement and Lonza Agreement respectively, TKT shall provide Shire with the right to step in and enforce all of TKT’s rights and perform TKT’s obligations under such agreements. It is the intent of this transaction that TKT is licensing, assigning, conveying, or granting all rights to Shire consistent with TKT’s agreements to permit Shire to develop, register, make, use, sell, offer to sell, import, export, as soon as practicable, GA-EPO in the Territory. TKT will take such reasonable steps, including the execution of documents, and provide such cooperation, as is necessary to effect the intent of this transaction.
      7.11.     Survival. The representations and warranties in Sections 7.1 and 7.2 shall survive after the date of the Merger Agreement solely for purposes of Section 10 and shall terminate at the close of business eighteen months following the date of the Merger Agreement provided, however, that any ongoing obligations contained in Section 7.1 shall remain in force until completed.

8.	TRADEMARKS
      8.1.     Trademarks.
      (a) Use of Shire Trademarks. Nothing contained herein shall prevent Shire from using its own trademarks in connection with the packaging, marketing, promotion, distribution, sale and offering for sale of GA-EPO in the Territory, nor shall anything contained herein require Shire to use the trademark “Dynepo”.
      (b) Use of Dynepo Trademark. In the event that Shire determines to market GA-EPO using the trademark “Dynepo”, Shire shall so notify TKT and TKT shall use Commercially Reasonable Efforts to cause Aventis to negotiate a royalty-free trademark license with Shire regarding the use of the “Dynepo” trademark in connection with the packaging, marketing, promotion, distribution, sale and offering for sale of GA-EPO in the Territory. Notwithstanding the foregoing, it is understood that Shire has an exclusive sublicense to the trademark “Dynepo” in accordance with the terms of Section 5.1 hereof.
      (c) Trademark Maintenance. Subject to any agreement to the contrary between Aventis and TKT, TKT will be responsible for registering and maintaining Trademarks at its own expense, and Aventis will be responsible for registering and maintaining trademarks contained within Aventis Technology.
      (d) Infringement. Shire will notify TKT promptly upon learning of any actual, alleged or threatened infringement of any Trademark, or any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, or any such claims brought by a Third Party regarding GA-EPO (hereinafter “Trademark Infringement”). Upon learning of any Trademark Infringement, the Parties will confer as to the best response to such Trademark Infringement. In the event that the Trademark dispute is with respect Shire’s marketing of GA-EPO, in the absence of any other agreement between the Parties or subject to any other agreement between TKT and Aventis, Shire will have the sole right, in its own discretion, and at its own expense, to bring or defend an action to address such Trademark Infringement, in which case Shire will retain any damages recovered from any Third Party. In the event that the Trademark dispute is regarding anything other than Shire’s use of the Trademark in its packaging, marketing, promotion, distribution, sale and offering for sale of GA-EPO in the Territory, in the absence of any other agreement between the Parties or subject to any other agreement between TKT and Aventis, TKT will have the sole right, in its own discretion, and at its own expense, to bring or defend an action to address such Trademark Infringement, in which case TKT will retain any damages recovered from any Third Party.
      (e) Trademark Usage. Shire will not use any Trademarks or any trademarks of Aventis in a way that would be confusing or otherwise adversely affect their value. Shire shall provide TKT with copies of any materials containing Trademarks prior to using or disseminating such materials in Argentina, Australia, Brazil, France, Germany, Israel, Italy, New Zealand, Spain, Taiwan, the United Kingdom and Japan and provide TKT an opportunity to provide comments on the proper use of such Trademarks within ten (10) days of receipt of such materials from Shire. If Shire does not receive comments from TKT within such ten (10) day period, then Shire will be free to use or disseminate such materials without further input from TKT.

9.	PATENTS
      9.1.     Ownership.
      (a) Ownership of Discoveries and Improvements. All right, title and interest in all writings, inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon (collectively, the “Inventions”) that are discovered, made or conceived solely by employees of TKT or others acting on behalf of TKT shall be owned by TKT. In addition, TKT shall retain ownership of all TKT Intellectual Property and Shire shall have no rights other than those granted herein with respect to the TKT Intellectual Property and the Aventis Technology. All right, title and interest in all inventions that are discovered, made or conceived solely by employees of Shire or others acting on behalf of Shire shall be owned by Shire. All right, title and interest in all Inventions that are discovered, made or conceived jointly by employees of TKT and Shire or others acting on their behalf shall be jointly owned by Shire and TKT. Each Party shall promptly disclose to the other Party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such Party.
      (b) Cooperation of Employees. To the extent permitted by applicable law, each Party represents and agrees that its employees and consultants performing under this Agreement shall be obligated under a binding written agreement to assign to such Party, or as such Party shall direct, all Inventions made or conceived by such employee or consultant. In the case of non-employees working for other companies or institutions on behalf of TKT or Shire, TKT or Shire, as applicable, shall use Commercially Reasonable Efforts to obtain the right to license all Inventions made by such non-employees on behalf of TKT or Shire with the right to sublicense. TKT and Shire agree to undertake to enforce such agreements with employees or others or such rights pertaining to non-employees (including, where appropriate, by legal action) considering, among other things, the commercial value of such Inventions.
      9.2.     Filing, Prosecution and Maintenance of TKT Patent Rights and TKT Technology.
      (a) Filing, Prosecution and Maintenance. TKT shall be responsible for the filing, prosecution (including defense of oppositions) and maintenance of all patent applications and patents which make up the TKT Patent Rights and such other registrations related to the TKT Technology. For so long as any of the license grants set forth in Section 5.1 remain in effect, TKT agrees to use Commercially Reasonable Efforts to file and prosecute patent applications and maintain the TKT Patent Rights in such countries in the Territory in which Shire intends in good faith to file for Regulatory Approvals and to commercialize GA-EPO. TKT shall consult with Shire and keep Shire fully informed of important issues relating to the preparation, filing, prosecution and maintenance of such patent applications and patents in the Territory, including patent strategy with respect to both existing and future patent applications, patents and Patent

Term Extensions (as defined in Section 9.4), and shall furnish to Shire copies of documents relevant to such preparation, filing, prosecution or maintenance sufficiently prior to filing such document or making any payment due thereunder to allow for review and comment by Shire, and TKT shall seriously consider all such comments.
      If TKT elects not to continue to seek or maintain any patent or patent application which makes up the TKT Patent Rights in any country in the Territory, Shire shall have the right, at its option, but in the name of TKT and at Shire’s expense, to file, prosecute (including defense of oppositions) and maintain such TKT Patent Rights; provided, however, that the rights of the Parties with respect to any such TKT Patent Rights shall in all other respects be as described in this Agreement. TKT will advise Shire of all decisions taken with respect to any such election in a timely manner in order to allow Shire to protect its rights under this Section 9.2(a).
      (b) Patent Filing Costs. TKT shall bear all costs associated with filing, prosecuting (including defense of oppositions) and maintaining patent applications and patents covering the TKT Patent Rights in all countries in the Territory, except as otherwise provided in Section 9.2(a).
      (c) Aventis Technology. TKT will use Commercially Reasonable Efforts to cause Aventis to negotiate an agreement with Shire regarding Shire’s right to assume, at its option, responsibility for certain matters relating to the Aventis Technology, including the filing, prosecution and maintenance of any patents contained in the Aventis Technology upon Aventis’s abandonment thereof.
      9.3.     Cooperation. Each Party shall make available to the other Party or its authorized attorneys, agents, representatives, employees, subcontractors or consultants to the extent reasonably necessary or appropriate to enable the appropriate Party to file, prosecute (including the defense of oppositions) and maintain patent applications and resulting patents with respect to Inventions owned by a Party and for periods of time reasonably sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each Party shall sign or cause to have signed all documents relating to said patent applications or patents reasonably requested by the other Party at no charge to the other Party. Notwithstanding the foregoing, Shire shall not be precluded from contesting the validity or enforceability of the TKT Patent Rights or TKT Technology; provided, however, that TKT shall have the right to terminate this Agreement in any country in the Territory in which Shire contests the validity or enforceability of the TKT Patent Rights or TKT Technology.
      9.4.     Patent Term Restoration. The Parties shall cooperate with each other in obtaining patent term restoration or extension, Supplemental Protection Certificates, regulatory extensions or exclusivity, or their equivalents (the foregoing collectively referred to as “Patent Term Extensions”), in the Territory where applicable to TKT Patent Rights, including providing copies of relevant regulatory submissions and correspondence and executing requisite documentation. TKT shall have the first right to make any elections in any country in the Territory regarding Patent Term Extensions with respect to TKT Patent Rights, and shall consult with Shire regarding TKT’s strategy to maximize market exclusivity with respect to GA-EPO. If TKT decides not to obtain Patent Term Extensions in any country in the Territory with respect to TKT Patent Rights, Shire shall, at its sole cost and expense, have the right to obtain any such Patent Term Extensions in such country.
      9.5.     No Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, pending patent applications, products, or biological materials of the other Party, including items owned, controlled or developed by the other Party, or transferred by the other Party to said Party, at any time pursuant to this Agreement. It is understood and agreed that this Agreement does not grant Shire any license or other right in the TKT Patent Rights for uses other than the development, production, manufacture, use, distribution for sale and sale of GA-EPO covered by the TKT Patent Rights or which uses the TKT Technology in the Territory, as set forth in Article 5 (except as provided in Section 2.4).
      9.6.     Enforcement of TKT Patent Rights, TKT Technology and Aventis Technology.

      (a)     Infringement, Misappropriation or Misuse. Each Party shall give notice to the other Party of any (i) infringement of TKT Patent Rights or Aventis Technology in the Territory relating to GA-EPO or Second Generation Products; (ii) misappropriation or misuse of TKT Technology or Aventis Technology in the Territory relating to GA-EPO or Second Generation Products, or (iii) patent validity actions or any declaratory judgment actions related to the TKT Patent Rights, the TKT Technology or the Aventis Technology, promptly after such event in (i), (ii) or (iii) comes to such Party’s attention. TKT and Shire shall thereafter consult and cooperate fully to determine a course of action, including but not limited to commencement of legal action by either or both TKT and Shire to terminate any infringement, misappropriation or misuse, subject to and in accordance with Sections 9.6(b) — (f).
      (b)     Shire’s First Right to Act.

(1) Shire, upon notice to TKT, shall have the right, at Shire’s discretion, to initiate and prosecute and control legal action related to any of the events described in Section 9.6(a)(i) — (iii) above, at Shire’s expense and in the name of Shire, and as appropriate, in the name of TKT. For any such action, in the event that Shire has the right pursuant hereto to initiate or prosecute such action or to control the defense of such action, but is not legally permitted to do so solely in its own name, or to the extent otherwise reasonably requested by Shire, TKT will join such action or defense voluntarily, and at Shire’s expense, will execute all documents necessary for Shire to initiate litigation to prosecute and maintain such action or for Shire to control such defense of such action. At TKT’s own option and expense, TKT shall have the right to join such action.

(2) Notwithstanding Section 9 (b)(1), Shire’s first right to initiate and prosecute legal actions and to control the proceedings is subject to the following TKT Right to Control when the proceedings involve issues that TKT believes reasonably relate to a Validity Determination (as defined herein). The TKT Right to Control consists of the following:

(i) The parties will appoint an arbitrator who is a senior litigation partner from a well established intellectual property law firm with at least ten years of relevant experience. The arbitrator will be selected by the parties, and the parties will agree upon an appropriate arbitration mechanism and procedure, including some agreed upon standards by which the arbitrator should resolve any conflict of interest between the parties, prior to the initiation of an infringement action (or at an earlier mutually agreed to time).

(ii) In the event that Shire initiates an infringement action involving TKT Patent Rights, Shire will keep TKT fully informed of the proceedings, including the litigation strategy, and will consult with TKT prior to taking any material actions in the litigation that would result in a final determination on the rights of TKT.

(iii) TKT shall have the right to challenge, before the arbitrator, any proposed decision by Shire during the litigation proceeding that involves a validity determination of the gene activation technology claimed in the TKT Patents (a “Validity Determination”) that TKT reasonably believes will have a materially adverse effect on the validity of such patent rights covering its gene activation technology (an “Adverse Validity Determination”). If the arbitrator finds that Shire’s proposed action would be reasonably likely to result in an Adverse Validity Determination, then TKT shall have the right to control the litigation strategy with respect to the Validity Determination solely to the extent necessary to avoid an Adverse Validity Determination. Each decision involving a Validity Determination will be subject to the same arbitration challenge mechanism and each such dispute will be decided separately by the arbitrator.

(iv) The arbitrator shall, at the conclusion of the arbitration proceedings, make findings that include a determination of the appropriate scope, if any, of TKT’s right to control and appropriate guidelines for managing any conflicts of interest of the parties in the litigation. This decision shall take into account the relative impact of expected outcomes on the interests of each of the parties, shall reflect the fact in certain respects that the financial terms of Shire’s license hereunder are those of an asset purchase rather than a license, and shall be reasonably tailored to the magnitude of the expected harm that might be suffered by each party. In the event of conflict of interest between the parties on litigation strategy that has an impact both on Validity Determination and on other issues involved in the litigation that would impact Shire’s interests, the arbitrator will have the right to determine which party’s interest should prevail with respect to the issue in dispute, taking into account the relative impact of expected outcomes on the interests of each party.

(v) If and when TKT acquires the right to control any part of the litigation pursuant to this TKT Right to Control, TKT will keep Shire fully informed of its proposed actions, including the litigation strategy, will consult with Shire prior to taking any material actions in the litigation proceedings, and will ensure that Shire has reasonable opportunity to respond to TKT’s proposed actions prior to such actions being taken. The parties will provide reasonable cooperation to each other and coordinate on litigation strategy that reasonably protects their respective interests.

      (c)     TKT’s Second Right to Act.

(1) Shire shall promptly inform TKT if it elects not to exercise its first right as set forth in Section 9.6(b), and subject to the rights of Aventis, TKT shall thereafter have the second right, at TKT’s discretion, to initiate and prosecute and control legal action related to any of the events described in Section 9.6(a)(i) — (iii) above, at TKT’s expense and in the name of TKT, and if necessary, in the name of Shire. For any such action, in the event that TKT has the right pursuant hereto to initiate or prosecute such action or to control the defense of such action, but is not legally permitted to do so solely in its own name, Shire will join such action or defense voluntarily, and at TKT’s expense, will execute all documents necessary for TKT to initiate litigation to prosecute and maintain such action or for TKT to control such defense of such action. At Shire’s own option and expense, Shire shall have the right to join such action.

(2) Notwithstanding Section 9(d)(1), TKT’s right to initiate and prosecute legal actions and to control the proceedings is subject to the following Shire Right to Control when the proceedings involve issues that Shire believes reasonably relate to an EPO Determination (as defined herein). The Shire Right to Control consists of the following:

(i) The parties will appoint an arbitrator who is a senior litigation partner from a well established intellectual property law firm with at least ten years of relevant experience. The arbitrator will be selected by the parties, and the parties will agree upon an appropriate arbitration mechanism and procedure, including some agreed upon standards by which the arbitrator should resolve any conflict of interest between the parties, prior to the initiation of an infringement action (or at an earlier mutually agreed to time).

(ii) In the event that TKT initiates an infringement action involving TKT Patent Rights, TKT will keep Shire fully informed of the proceedings, including the litigation strategy, and will consult with Shire prior to taking any material actions in the litigation that would result in a final determination on the rights of Shire.

(iii) Shire shall have the right to challenge, before the arbitrator, any proposed decision by TKT during the litigation proceeding that relates to GA-EPO or Second Generation Products (an “EPO Determination”) that Shire reasonably believes will have a materially adverse effect on its development, manufacture, distribution, import, export and sale of EPO in the Territory (an “Adverse EPO Determination”). If the arbitrator finds that TKT’s proposed action would be reasonably likely to result in an Adverse EPO Determination, then TKT shall have the right to control the litigation strategy with respect to the EPO Determination solely to the extent necessary to avoid an Adverse EPO Determination. Each decision involving an EPO Determination will be subject to the same arbitration challenge mechanism and each such dispute will be decided separately by the arbitrator.

(iv) The arbitrator shall, at the conclusion of the arbitration proceedings, make findings that include a determination of the appropriate scope, if any, of TKT’s right to control and appropriate guidelines for managing any conflicts of interest of the parties in the litigation. This decision shall take into account the relative impact of expected outcomes on the interests of each of the parties, shall reflect the fact that the financial terms of Shire’s license hereunder are those of an asset purchase rather than a license, and shall be reasonably tailored to the magnitude of the expected harm that might be suffered by each party. In the event of conflict of interest between the parties on litigation strategy that has an impact both on the EPO Determination and on other issues involved in the litigation that would impact TKT’s interests, the arbitrator will have the right to determine which party’s interest should prevail with respect to the issue in dispute, taking into account the relative impact of expected outcomes on the interests of each party.

(v) If and when Shire acquires the right to control any part of the litigation pursuant to this Shire Right to Control, Shire will keep TKT fully informed of its proposed actions, including the litigation strategy, will consult with TKT prior to taking any material actions in the litigation proceedings, and will ensure that TKT has reasonable opportunity to respond to Shire’s proposed actions prior to such actions being taken. The parties will provide reasonable cooperation to each other and coordinate on litigation strategy that reasonably protects their respective interests.

      (d)     No Adverse Settlement Without Consent of the Other Party. Neither party will settle any suit involving the TKT Patent Rights, TKT Technology or Aventis Technology in a manner that would compromise the other party’s rights under this Agreement without such party’s consent.
      (e)     Cooperation. In any action, the Parties will cooperate fully and will provide each other with any information or assistance that either may reasonably request. The Parties shall keep each other informed of developments in such action or proceeding, including to the extent permissible by law and contracts, the status of any settlement negotiations and the terms of any offer related thereto.
      9.7.     Defense of Third Party Infringement Other than Declaratory Judgment Actions.
      (a)     Notice. If either Party or any of its Affiliates becomes aware of the potential for a claim of infringement, or is named as a defendant in a legal proceeding by a Third Party alleging infringement of a Third Party patent or other intellectual property right as a result of the development, manufacture, use, distribution for sale, sale, offer for sale, or importation of GA-EPO or a Second Generation Product in any country in the Territory, and to the extent such claim does not implicate rights included within the scope of Section 9.6, the Party first having such knowledge or notice of such Third Party claim shall promptly notify the other Party.
      (b)     Defendant’s Right to Control Its Own Defense.

(i) Each party shall have the sole right and responsibility to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceedings brought by a Third Party against such party based upon the development, manufacture, use, distribution for sale, sale, offer for sale, or importation of GA-EPO or Second Generation Products in the Territory. The party named as a defendant in any such action shall have control over its own defense at its own expense.

(ii) Parties will provide reasonable cooperation to each other and will keep each other reasonably informed of any legal proceedings. Each party shall, at its own option and expense, have the right to join such action at its own expense solely to the extent that such action implicates such party’s rights under this Agreement.

(iii) No Adverse Settlement By One Party Without the Other Party’s Consent. Neither party will take any actions or settle any suit involving the TKT Patent Rights or TKT Technology or Aventis Technology in a manner that would compromise or adversely impact any rights of the other party without obtaining the prior written consent of such party.

      9.8.     Sharing of Recovery. Any recovery obtained by either Party in connection with or as a result of any action contemplated by Section 9.6 or Section 9.7 whether by settlement or otherwise, shall be shared in order as follows (and any damages shall be borne as follows):

(i) the Party that prosecuted, or that controlled the defense of, the action shall recoup all of its costs and expenses incurred in connection with such action;

(ii) the other Party shall then, from funds remaining, recover its costs and expenses incurred in connection with such action to the extent that such costs and expenses are reasonably incurred to comply with such Party’s obligations under this section, or to the extent that such Party participates in the prosecution or defense of such action but not as a party thereto;

(iii) any amount remaining shall be retained by the party initiating the suit (or any amount owed as a result of such suit paid by such party).

10.	INDEMNIFICATION
      10.1.     Indemnification.
      (a)     Mutual Indemnification. Each Party will indemnify and hold the other Party and its Affiliates, and their respective directors, officers, employees and agents, harmless from and against all liabilities, penalties, costs, losses, damages and expenses (including reasonable attorneys fees and expenses) (“Losses”) to the extent incurred and arising out of or resulting from claims asserted by Third Parties relating to: (i) the negligence, recklessness or intentional acts or omissions of the indemnifying Party or its Affiliates, and their respective directors, officers, employees and agents with respect to this Agreement and the transactions contemplated hereby; and (ii) any breach of a representation, warranty, covenant or agreement, including any obligation of Shire to make payments under Section 6.5 hereof, of the indemnifying Party hereunder (except to the extent such Loss arose out of or resulted from the negligence, recklessness or intentional acts or omissions of the other Party or its Affiliates, and their respective directors, officers, employees and agents).
      (b)     Indemnification by Shire. To the extent not subject to Section 10.1(a) hereof, Shire will indemnify and hold TKT, its Affiliates, and their respective directors, officers, employees and agents (the “TKT Indemnitees”), harmless from and against all Losses to the extent incurred and arising out of or resulting from claims asserted by Third Parties relating to (i) the development, manufacture or commercialization of GA-EPO by Shire, its Affiliates, licensees, sublicensees or distributors after the Effective Date, regardless of whether such development, manufacture or commercialization is in the Territory (it being understood that Shire has no rights under this Agreement to commercialize GA-EPO or Second Generation Products outside the Territory); provided, however, that Shire shall not be liable to TKT with respect to manufacturing under this Section 10.1(b) prior to the date that any licensee or sublicensee of TKT, including Lonza, contracts directly with Shire and shall not be liable for any costs that TKT incurs pursuant to its right to control its own defense against a Third Party claim in Section 9.7, (ii) bodily injury, death or property damage attributable to Shire’s performance of its obligations under this Agreement, or the manufacture, distribution, sale or use of GA-EPO by Shire or its Affiliates in the Territory after the Effective Date, except to the extent such GA-EPO was provided to Shire by TKT, (iii) any negligent act or omission of Shire or its Affiliates, distributors, wholesalers, sublicensees or agents in the promotion, marketing, distribution and sale of GA-EPO, (iv) violations of any applicable law or regulation by Shire or its Affiliates or sublicensees (acting under an agreement with Shire) by virtue of which GA-EPO manufactured, distributed or sold will be alleged or determined to be not in compliance with any applicable law or regulation, or (v) any negligent act or omission of Shire or its Affiliates in connection with interactions and communications with governmental authorities.
      (c) Indemnification by TKT. To the extent not subject to Section 10.1(a) hereof, TKT will indemnify and hold Shire, its Affiliates, and their respective directors, officers, employees and agents and sublicensees (the “Shire Indemnitees”), harmless from and against all Losses to the extent incurred and arising out of or resulting from claims (including product liability claims in tort, contract, strict liability or any other theory of liability) asserted by Third Parties relating to: (i) the development, manufacture or commercialization of GA-EPO by TKT, its Affiliates, licensees, sublicensees or distributors (including Aventis and Lonza) prior to the Effective Date, regardless of whether such development, manufacture or commercialization is in the Territory, (ii) the development, manufacture or commercialization of GA-EPO by TKT, its Affiliates, licensees, sublicensees or distributors (including Aventis and Lonza) after the Effective Date, regardless of whether such development, manufacture or commercialization is in the Territory (it being understood that TKT has no rights under this Agreement to commercialize GA-EPO in the Territory after the Effective Date); provided, however, that TKT shall not be liable to Shire under this Section 10.1(c)(ii) for activities undertaken after the Effective Date by any licensee or sublicensee of TKT that contracts directly with Shire to the extent they perform for Shire (including the assignment of the Lonza Agreement as contemplated hereby), after such contract with Shire or assignment to Shire occurs and provided that TKT shall not be liable for any costs that Shire incurs pursuant to its right to control its own defense against a Third Party claim in Section 9.7, (iv) bodily injury, death or property damage attributable to the Drug Substance, Finished Product, raw materials related to the manufacture of Drug Substance and Finished Product, and GA-EPO in the process of being manufactured provided to Shire by TKT, due to a failure to meet Specifications (as defined in the Lonza Agreement) or other applicable requirements of Section 7.5, or (v) any use by either TKT or Aventis of any information provided to TKT by Shire under this Agreement for purposes of TKT’s fulfillment of its obligations to Aventis under the Aventis Agreement, in any manner inconsistent with the Aventis Agreement or this Agreement.
      10.2.     Defense of Claim. The Party seeking indemnification hereunder agrees to give the other Party (a) prompt written notice of the institution of any claims asserted or made, (b) to the extent the indemnifying party is so obligated, but subject to Section 9 hereof, the opportunity to defend, negotiate and settle such claims, and (c) reasonable assistance in the defense of such claims. Notwithstanding the above, neither party shall be liable for the costs incurred by the other party pursuant to the exercise of the other party’s rights under Section 9.7(a).
      10.3.     Settlements. Neither Party may settle a claim or action covered by this Article 10 hereof without the prior written consent of the other Party if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or contractual obligation. Any payment made by a Party to settle any such claim or action will be at its own cost and expense.
      10.4.     Insurance. Shire will, during the Term, maintain commercially reasonable amounts of insurance or self-insurance given the size, nature and scope of its business from a reputable insurance carrier to cover against liability risks, including product liability insurance for the benefit of TKT. Shire will provide TKT with evidence of such insurance or self-insurance upon request.
      10.5.     No Consequential Damages. IN NO EVENT WILL ANY PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE; PROVIDED THAT THIS LIMITATION WILL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES PURSUANT TO ARTICLE 10 HEREOF FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.

11.	CONFIDENTIALITY
      Each Party agrees and will undertake to keep any information regarding GA-EPO or otherwise received under this Agreement confidential and will refrain from disclosing it to any Third Party, unless (and to the extent) compelled to disclose by judicial or administrative process or, in the opinion of such Party’s counsel, by the requirements of applicable law or regulations (including Securities and Exchange Commission rules and regulations), in which case the Party seeking to disclose such information will give the other Party reasonable advance notice of such disclosure in order to permit the other Party to seek an appropriate protective order or to attempt to reach mutual agreement regarding the portions of such information that should be subject to a request for confidential treatment, and except to the extent that such information (a) is required to be disclosed by either Party in order to carry out its rights or obligations hereunder, (b) is in the public domain through no fault of the Party to which it is furnished, including through prior public disclosure made in accordance with this Article 11, (c) is independently developed by the Party to which it is furnished without use of, reference to, or reliance upon, the furnishing Party’s information, as evidenced by written documentation, or (d) is later lawfully acquired from other sources (without obligations of confidentiality) by the Party hereto to which it is furnished. Notwithstanding the foregoing, the Parties will issue a joint press release disclosing the existence and principal provisions of this Agreement, the text of which first will have been reviewed and approved by each Party (such approval not to be unreasonably withheld or delayed); provided, however, that such press release will not disclose any proprietary information of the other Party. Notwithstanding the foregoing, Shire recognizes and agrees that TKT will file this Agreement in connection with its securities filings in the United States and TKT acknowledges that Shire may also file this Agreement in connection with its own securities filings and related regulatory obligations. Each Party also agrees not to use any confidential information of the other Party obtained by it in connection with this Agreement for any purpose other than the to fulfill its obligations hereunder.
      Each Party will be permitted to share information described in this Article 11 with Affiliates, employees, agents, sublicensees and subcontractors; provided, however, that such Affiliates, employees, agents, sublicensees and subcontractors are required to keep such information confidential. Shire acknowledges and agrees that TKT is permitted to share information about GA-EPO and this Agreement, including information described in this Article 11, with Sanofi-Aventis, Aventis and Lonza; provided, however, that upon assignment of the Lonza Agreement to Shire, TKT will not make any further disclosures of any information described in this Article 11 to Lonza except to the extent required to complete TKT’s obligations under Section 2.2 hereof. Specifically, TKT is permitted to provide Sanofi-Aventis and Aventis with information required to be provided by TKT to them under the Aventis Agreement, including information related to the development, manufacture and sale of GA-EPO and any Second Generation Product, such as copies of regulatory filings and correspondence with Regulatory Authorities, manufacturing documentation (including batch records, protocols, and manufacturing processes), and pre-clinical and clinical information. TKT acknowledges and agrees that Shire is permitted to share information about GA-EPO and this Agreement, including information described in this Article 11, with Sanofi-Aventis, Aventis, Lonza and Vetter; provided, however, that Shire will not communicate with Sanofi-Aventis or Aventis prior to the Effective Date hereof. Furthermore, Shire and TKT may file such information publicly to the extent that such Party is required to do so in compliance with the rules and regulations promulgated by the United States Securities and Exchange Commission or equivalent foreign regulatory bodies.
      Notwithstanding the foregoing, TKT acknowledges and agrees that Shire may publish the results of any clinical studies conducted by Shire with respect to GA-EPO under this Agreement on Shire’s Clinical Trials Register and that such publication will not be a breach of the confidentiality obligations provided in this Article 11.

12.	TERM AND TERMINATION
      12.1.     Term. This Agreement will expire upon the later of (a) the last to expire of any patents included in the Aventis Technology, TKT Patents, TKT Technology, or Manufacturing Know How; or (b) and the existence of any Confidential Information still residing in the Aventis Technology, TKT Patents, TKT Technology, or Manufacturing Know How. Upon expiration of this Agreement, Shire will have a fully paid-up, royalty-free right and license under the Aventis Technology, TKT Patents, TKT Technology, or Manufacturing Know How to make, have made, use, sell, offer for sale, distribute and otherwise exploit EPO in the Territory. In addition, upon expiration of this Agreement, Shire will have the exclusive right to promote and sell GA-EPO under the Trademarks and any trademarks contained within Aventis Technology.
      Notwithstanding the preceding, this Agreement will have no force and effect upon the earlier of (i) the Effective Time (as defined in Section 2.01 of the Merger Agreement) and (ii) termination of the Merger Agreement (except pursuant to Section 11.04(e) of the Merger Agreement).

13.	MISCELLANEOUS
      13.1.     Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, and the Merger Agreement of April 21, 2005, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof. Except as otherwise provided expressly herein, no modification, amendment or supplement to the Merger Agreement, this Agreement or to such Exhibit or Schedule will be effective for any purpose unless in writing and signed by the Parties hereto.
      13.2.     Binding Effect; Assignment. This Agreement may not be assigned or otherwise transferred by TKT without the consent of Shire; provided, however, that TKT may, without such consent, assign its rights and obligations under this Agreement (a) in connection with a corporate reorganization, to any Affiliate, all or substantially all of the equity interest of which is owned and controlled by TKT or its direct or indirect parent corporation, or (b) in connection with a merger, consolidation or sale of substantially all of TKT’s assets to a Third Party; provided, however, that TKT’s rights and obligations under this Agreement will be assumed by its successor in interest in any such transaction and will not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence will be void. Shire may assign its rights herein, and this Agreement, without TKT’s consent, subject to the Aventis Agreement; provided, however, that no such assignment shall relieve Shire of any of its obligations hereunder.
      13.3.     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law provisions thereof. To the extent it may be applicable, the Parties intend that the United Nations Convention on the International Sale of Goods, the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”) and the Protocol amending the 1974 Convention, done at Vienna on April 11, 1980, will not apply.
      13.4.     No Waiver; Remedies. No failure on the part of either Party hereto to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof; nor will any single or partial exercise of any such right preclude any other future exercise thereof or the exercise of any other right. The remedies herein are cumulative and not exclusive of any remedies provided by law.
      13.5.     Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, peril of the sea, acts of war (whether war is declared or not), locusts, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.
      13.6.     Notices. All notices, reports and communications permitted or required by this Agreement will be in writing, will be in English and will be deemed given when delivered personally or transmitted by facsimile (and telephonically confirmed), four (4) business days after being mailed by registered or certified mail with postage prepaid and returned receipt requested, or when received, if sent by commercial overnight courier with fees prepaid (if available; otherwise, by the next best class of service available), to the Parties at the following addresses:
      To Shire: Shire Pharmaceutical Group plc.

To TKT:	Transkaryotic Therapies, Inc. 700 Main Street Cambridge, Massachusetts 02139 Attention: President and Chief Executive Officer With a copy to: Legal Department Phone: 617-349-0200 Fax: 617-349-0550
      13.7.     Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, to the extent that the purpose of this Agreement is not materially altered, or affecting the validity or enforceability of such provision in any other jurisdiction.
      13.8.     Relationship of Parties. Shire will act as an independent contractor with respect hereto. Nothing in this Agreement will constitute or be deemed to constitute either Party as the legal representative or agent of the other, nor will either Party have the right or authority to assume, create, or incur any liability or any obligation of any kind, expressed or implied, in the name or on behalf of the other Party. The Parties do not intend, by entering into this Agreement, to enter into a partnership arrangement as described in the Internal Revenue Code of 1986, as amended, and applicable regulations.
      13.9.     Dispute Resolution.
      (a) Except as otherwise expressly provided in the Merger Agreement, any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by any Party of its obligations hereunder, whether before or after termination of this Agreement, that is not resolved by the Parties within thirty (30) days after notice of such dispute is given by one Party to the other in writing will be referred to the Chief Executive Officers of TKT and Shire or their designees who are authorized to settle such disputes on behalf of their respective companies (the “Senior Executives”). The Senior Executives will meet for negotiations within thirty (30) days after the end of such 30-day period referred to above, at a time and place mutually acceptable to both Senior Executives. If the Dispute has not been resolved within thirty (30) days after the end of the original 30-day period referred to above (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, such dispute will be finally resolved as provided in Section 13.9(b) hereof.
      (b) Except as otherwise expressly provided in the Merger Agreement, Shire and TKT agree that any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by any Party of its obligations hereunder, whether before or after termination of this Agreement (other than a dispute described in Section 6.7 hereof), that is not resolved by the Parties pursuant to 13.9(a) hereof, will be resolved by the state and federal courts of the State of Delaware. TKT and Shire each hereby irrevocably submit to the jurisdiction of such courts with a venue in Wilmington or as close to Wilmington as possible under applicable law; provided, however, that each Party will have the right to institute judicial proceedings against the other or any Party acting on the other’s behalf in any jurisdiction in order to enforce the instituting Party’s rights hereunder through reformation of contract, specific performance, injunction or any other form of injunctive relief. TKT and Shire hereby irrevocably waive any right to a jury trial and any objection relating to the venue of any dispute, action, or proceeding relating to this Agreement in the State of Delaware, including any claim that the State of Delaware is not a convenient forum.
      (c) In the event that TKT and Aventis become involved in a dispute related to the Aventis Agreement, Shire will provide TKT in a timely manner with such information and support as TKT may reasonably request in order to allow TKT to adequately represent itself during such dispute, such support to be at TKT’s cost.
      13.10.     Language. This Agreement is executed in the English language. A translation of this Agreement may be provided for understanding; provided, however, that in the event of any discrepancy or contradiction between this original English version and any translation hereof, this original English version will prevail.
      13.11.     Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations. Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder; provided, however, that Shire and TKT will remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

      13.12.     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will constitute one and the same agreement.
      13.13.     Expenses. Each Party will pay its own expenses except as specifically provided herein.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers under seal as of the date first above written.

TRANSKARYOTIC THERAPIES, INC	SHIRE PHARMACEUTICAL GROUP PLC

By: /s/ David Pendergast	By: /s/ Mathew Emmens

Name: David Pendergast Title: President and CEO	Name: Matthew Emmens Title: Chief Executive Officer

ANNEX C
VOTING AGREEMENT
      This VOTING AGREEMENT (this “Agreement”), dated as of April 21, 2005, is among Shire Pharmaceuticals Group plc, a public limited company incorporated under the laws of England and Wales (“Parent”), Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (“WPEP”), Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands Commanditaire Vennootschap (“WPNEP I”), Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands Commanditaire Vennootschap (“WPNEP III” and together with WPNEP I, collectively the “Netherlands Entities”), and Warburg Pincus & Co., a New York general partnership (“WP&Co.”, WPEP and each of the Netherlands Entities are each referred to herein as a “Stockholder” and collectively as the “Stockholders”).
      WHEREAS, in order to induce Parent to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Transkaryotic Therapies, Inc., a Delaware corporation (the “Company”), and Sparta Acquisition Corporation, a Delaware corporation, Parent has requested the Stockholders, and the Stockholders have agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company that the Stockholders beneficially own (the “Shares”).
      NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
Grant of Proxy; Voting Agreement
      Section 1.01.     Voting Agreement. Each Stockholder hereby agrees to vote all Shares that Stockholder is entitled to vote at the time of any vote or action by written consent to adopt the Merger Agreement and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Each Stockholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would prevent or delay the consummation of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.
      Section 1.02.     Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01. The proxy granted by each Stockholder pursuant to this ARTICLE 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms.
ARTICLE 2
Representations and Warranties of the Stockholders
      Each Stockholder represents and warrants to Parent that:
      Section 2.01.     Authorization. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers of Stockholder and have been duly authorized by all necessary action. This Agreement constitutes a valid and binding agreement of Stockholder.
      Section 2.02.     Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the partnership or limited partnership agreement of Stockholder, as applicable, (ii) assuming the filing of such reports as may be required under Sections 13(d) and 16 of the Securities Exchange Act of 1934, as amended (which reports each Stockholder agrees and covenants will be filed within the periods required by, and otherwise in compliance with, applicable law), violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or (iv) result in the imposition of any Lien on any asset of Stockholder.
      Section 2.03.     Ownership of Shares. Stockholder is the record and beneficial owner of the Shares set forth under its name on the signature page hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.
      Section 2.04.     Total Shares. Except for the Shares set forth on the signature page hereto, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.
      Section 2.05.     Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.
ARTICLE 3
Representations and Warranties of Parent
      Parent represents and warrants to the Stockholders that:
      Section 3.01.     Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.
ARTICLE 4
Covenants of the Stockholders
      Each Stockholder hereby covenants and agrees that:
      Section 4.01.     No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement. Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.
      Section 4.02.     Other Offers. Subject to Section 5.12 herein, each Stockholder and its affiliates shall not, and shall use their reasonable best efforts to cause their officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that may be considering making, or has made, an Acquisition Proposal or has agreed to endorse an Acquisition Proposal. Subject to Section 5.12 herein, Stockholder will promptly notify Parent after receipt of an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that has made, or to Stockholder’s knowledge is intending to make, an Acquisition Proposal and will keep Parent informed, on a current basis, of the status and details of any such Acquisition Proposal or request.
      Section 4.03.     Appraisal Rights. Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.
ARTICLE 5
Miscellaneous
      Section 5.01.     Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person.
      Section 5.02.     Further Assurances. Parent and the Stockholders will each execute and deliver, or cause to be executed and delivered, all further documents and instruments reasonably requested by Parent or the Stockholders, as applicable, and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.
      Section 5.03.     Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall automatically terminate on the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement.
      Section 5.04.     Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
      Section 5.05.     Successors and Assigns; Obligations of Stockholders. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.
      Section 5.06.     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.
      Section 5.07.     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
      Section 5.08.     Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
      Section 5.09.     Specific Performance. The parties hereto agree that Parent would suffer irreparable damage in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.
      Section 5.10.     Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.
      Section 5.11.     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent, as set forth in the Merger Agreement, and if to the Stockholders, to:

Warburg, Pincus Equity Partners, L.P.
Warburg, Pincus Netherlands Equity Partners I, C.V.
Warburg, Pincus Netherlands Equity Partners III, C.V.
Warburg Pincus & Co.
466 Lexington Avenue
New York, NY 10017
Attention: Jonathan S. Leff
Facsimile No.: (212) 878-9361

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Steven J. Gartner, Esq.
Facsimile No.: (212) 728-8111
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
      Section 5.12.     Stockholder Capacity. Each Stockholder signs this Agreement solely in its capacity as the beneficial owner of the Shares set forth under its name on the signature page hereto, and nothing in this Agreement, including, without limitation, Section 4.02, shall prevent or in any way limit any officers, directors, employees or other agents of each Stockholder from taking any action in his or her capacity as a director or officer of the Company, including, without limitation, those actions permitted by Section 6.03 of the Merger Agreement.
      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SHIRE PHARMACEUTICALS GROUP PLC

By:	/s/ Matthew Emmens

Name: Matthew Emmens
Title: Chief Executive Officer

WARBURG, PINCUS EQUITY PARTNERS, L.P.

By:	Warburg Pincus Partners LLC,

its General Partner

By: Warburg Pincus & Co.,
its Managing Member

By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Partner

Number and Class of Shares Owned:

4,999,729 shares of common stock

WARBURG PINCUS & CO.

By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Partner

Number and Class of Shares Owned:

38,667 shares of common stock

WARBURG, PINCUS NETHERLANDS
EQUITY PARTNERS I, C.V.

By:	Warburg Pincus Partners LLC,

its General Partner

By:	Warburg Pincus & Co.,

its Managing Member

By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Partner

Number and Class of Shares Owned:

Shares of common stock included in 4,999,729 shares indicated above as owned by Warburg, Pincus Equity Partners, L.P.

WARBURG, PINCUS NETHERLANDS
EQUITY PARTNERS III, C.V.

By:	Warburg Pincus Partners LLC,

its General Partner

By: Warburg Pincus & Co.,
its Managing Member

By:	/s/ Scott A. Arenare

Name: Scott A. Arenare
Title: Partner

Number and Class of Shares Owned:

Shares of common stock included in 4,999,729 shares indicated above as owned by Warburg, Pincus Equity Partners, L.P.

ANNEX D
April 21, 2005
Board of Directors
Transkaryotic Therapies, Inc.
700 Main Street
Cambridge, MA 02139
Ladies and Gentlemen:
      You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Transkaryotic Therapies, Inc. (the “Company”) of the Consideration (as defined below) to be received by the stockholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of April 21, 2005 (the “Agreement”), among the Company, a Delaware corporation, Shire Pharmaceuticals Group plc, a public limited company incorporated under the laws of England and Wales (“Parent”), and Sparta Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).
      As more specifically set forth in the Agreement, and subject to the terms and conditions set forth in the Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Transaction”) with and into the Company in accordance with Delaware law whereupon the Company shall be the surviving corporation and a wholly owned subsidiary of Parent. At the Effective Time, each share of common stock, $0.01 par value, of the Company (“Share”) shall be converted into the right to receive $37.00 in cash, without interest (the “Consideration”).
      SG Cowen & Co., LLC (“SG Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
      We are acting as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of December 13, 2004, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and have received fees for the rendering of such services.
      In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated April 21, 2005;

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to SG Cowen by the Company management;
SG Cowen & Co., LLC
1221 Avenue of the Americas
New York NY 10020
tel 1 212 278 4000

•	certain publicly available financial and other information for Parent;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Company Forecasts”), prepared by the management of the Company;

•	First Call estimates (“First Call Estimates”) and financial projections in Wall Street analyst reports (“Wall Street Projections”) for the Company;

•	discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

•	the reported price and trading histories of the shares of the common stock of the Company as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

•	based on the forecasts/projections, the cash flows generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.
      In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and such projections, and the First Call Estimates and Wall Street Projections utilized in our analyses, provide a reasonable basis for our opinion.
      We have not made or obtained any independent evaluations, valuations, or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. With respect to all legal matters relating to the Company, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Transaction have included the rendering of an opinion from a financial point of view with respect to the Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.
      For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

      It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction.
      Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration in the Transaction is fair, from a financial point of view, to the stockholders of the Company.
Very truly yours,

ANNEX E

Banc Of America Securities LLC
9 West 57th Street
New York, NY 10019
April 21, 2005
Board of Directors
Transkaryotic Therapies, Inc.
700 Main Street
Cambridge, Massachusetts 02139
Members of the Board of Directors:
      You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Transkaryotic Therapies, Inc. (the “Company”) of the consideration proposed to be received by such holders in connection with the proposed Merger (as defined below). Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among the Company, Shire Pharmaceuticals Group plc (the “Purchaser”) and Sparta Acquisition Corporation, a wholly owned subsidiary of the Purchaser (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), and each share of Company Common Stock will be converted into the right to receive $37.00 in cash. The terms and conditions of the Merger are more fully set out in the Merger Agreement. Concurrently with the execution of the Merger Agreement, the Company and the Purchaser propose to enter into an Exclusive License Agreement (the “License Agreement”), which will become effective only upon the termination of the Merger Agreement under certain circumstances, and pursuant to which the Company would grant to the Purchaser an exclusive license (the “License”) with respect to the manufacturing, distribution and sale outside of North America of the drug referred to as “Dynepo” for $450 million in cash (payable upon the effectiveness of the License). The terms and conditions of the License are more fully set out in the License Agreement.
      For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company;

(iii)	reviewed certain financial forecasts relating to the Company prepared by the management of the Company;

(iv)	discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

(v)	reviewed the reported prices and trading activity for the Company Common Stock;

(vi)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies we deemed relevant;

(vii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

Board of Directors
Transkaryotic Therapies, Inc.
April 21, 2005

(viii)	reviewed the April 21, 2005 draft of the Merger Agreement (the “Draft Merger Agreement”) and the April 21, 2005 draft of the License Agreement (the “Draft License Agreement”), including the amount of consideration to be paid by the Purchaser for the License; and

(ix)	performed such other analyses and considered such other factors as we have deemed appropriate.
      We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts and other financial and operating data, we have assumed, at your direction, that they have been reasonably prepared on bases reflecting the best currently available estimates and good fair judgments of the management of the Company as to the future financial performance of the Company. However, for purposes of our analyses, the financial forecasts were adjusted to reflect more conservative assumptions than those made by management of the Company regarding, among other things, the probability that certain pharmaceutical products being developed by the Company will be approved for marketing and sale. We have discussed the adjusted forecasts with the management of the Company, and they have agreed with the appropriateness of the use of such adjusted forecasts as well as the forecasts prepared by the management of the Company in performing our analyses.
      We have not made any independent valuation or appraisal of the assets or liabilities of the Company or any of its products, nor have we been furnished with any such appraisals. We have assumed that the final executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement reviewed by us, and that the Merger will be consummated as provided in the Draft Merger Agreement, with full satisfaction of all covenants and conditions set forth in the Draft Merger Agreement and without any material waivers thereof. We also have assumed that the final executed License Agreement will not differ in any material respect from the Draft License Agreement reviewed by us.
      We were not requested to and did not provide advice concerning, and no opinion is expressed as to, the structure of, the specific amount of the consideration of, the Company’s underlying business decision to proceed with or effect, or any other aspects of, the transactions contemplated by the Merger Agreement or the License Agreement, or to provide services other than the delivery of this opinion. We also were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Merger Agreement, the License Agreement or the transactions contemplated thereby. Consequently, we have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the respective parties to the Merger Agreement and the License Agreement and the transactions contemplated thereby, and no opinion is expressed as to whether any alternative transaction might produce consideration (i) for the Company’s stockholders in an amount in excess of that contemplated in the Merger or (ii) for the Company in an amount in excess of that contemplated with respect to the License.
      We have acted as a financial advisor to the Board of Directors of the Company solely to render this opinion and will receive a fee in connection with this opinion. We or our affiliates have provided and in the future may provide financial advisory and financing services to Warburg Pincus LLC, an affiliate of the Company (“Warburg Pincus”), and certain affiliates of Warburg Pincus and have received or in the future may receive fees for the rendering of these services. Bank of America, N.A., an affiliate of ours, serves as agent bank and is a lender under the senior credit facilities of certain affiliates of Warburg Pincus and has received fees for the rendering of such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or loans of the company and the Purchaser for

Board of Directors
Transkaryotic Therapies, Inc.
April 21, 2005

our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.
      It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting held in connection with the Merger.
      Based upon and subject to the foregoing, including the various assumptions and limitation set forth herein, we are of the opinion on the date hereof that the consideration to be received by the holders of Company Common Stock in the proposed Merger is fair from a financial point of view to such holders.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

ANNEX F
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262.     Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

PROXY

TRANSKARYOTIC THERAPIES, INC.

THIS PROXY IS SOLICITED
BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 27, 2005, AT 9:00 a.m., LOCAL TIME

By signing on the reverse side, the undersigned hereby appoints David D. Pendergast and Gregory D. Perry, and each of them acting individually, as proxies for the undersigned, with full power of substitution, to represent and vote as designated hereon all shares of common stock, par value $0.01 per share, of Transkaryotic Therapies, Inc. (the “Company”) which the undersigned stockholder would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on July 27, 2005, at 9:00 a.m., local time, and at any adjournment or postponement thereof, with respect to the matters set forth on the reverse side hereof.

You can revoke your proxy at any time before it is voted at the Special Meeting. You can do this in three ways. First, you can send a written, dated notice to the Secretary of the Company at 700 Main Street, Cambridge, Massachusetts 02139, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card with a later date. Third, you can attend the Special Meeting and vote in person.

If the undersigned holds any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

The undersigned acknowledges receipt from Transkaryotic Therapies, Inc. prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and a proxy statement dated June 27, 2005.

PLEASE ACT PROMPTLY

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION IN THE ENVELOPE PROVIDED.	DO YOU HAVE ANY COMMENTS?

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

TRANSKARYOTIC THERAPIES, INC.
700 Main Street
Cambridge, Massachusetts 02139
YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

Please detach along perforated line and mail in the envelope provided.
☒ Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger dated as of April 21, 2005, among Transkaryotic Therapies, Inc., Shire Pharmaceuticals Group plc and Sparta Acquisition Corp., a wholly owned subsidiary of Shire (the “Merger Agreement”).	☐	☐	☐

2.	To grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

WHEN THIS PROXY CARD IS PROPERLY EXECUTED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE SPECIAL MEETING AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED ABOVE AND, IN THE DISCRETION OF ANY OF THE PERSONS APPOINTED AS PROXIES, AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

Mark box at right if you plan to attend the Special Meeting.	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

NOTE: Please date and sign this proxy exactly as name appears hereon. When shares are held as joint-tenants, both should sign. When signing as attorney, administrator, trustee, guardian, or other fiduciary, please give full title as such. When signing on behalf of a corporation, please sign in the full corporate name by an authorized officer. When signing on behalf of a partnership, please sign in the full partnership name by an authorized person.

Signature of Stockholder	Signature of Stockholder

Date:	Date: